Exhibit 2.1

Dated October 11, 2022

BUSINESS COMBINATION AGREEMENT

by and among

Horizon Acquisition Corporation II,

OTH Merger Sub 1, LLC

Flexjet, Inc.,

Flexjet Sub, LLC

and

Epic Aero, Inc.

Table of Contents

(i)

(ii)

(iii)

Page

Section 11.15	Severability	89
Section 11.16	Jurisdiction; Waiver of Jury Trial	89
Section 11.17	Conflicts and Privilege	90
Section 11.18	Other Remedies; Specific Enforcement	91

(iv)

Schedules

Schedule 1.1	Pre-Closing Reorganization
Schedule 1.2	Certain Payments
Schedule 6.11	Required Actions

Exhibits

Exhibit A	Form of Second Amended and Restated Flexjet Charter
Exhibit B	Form of Second Amended and Restated Flexjet Bylaws
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Form of Stockholders Agreement
Exhibit E	Form of Incentive Equity Plan
Exhibit F	Form of Flexjet New Warrant Agreement
Exhibit G	Form of Warrant Assumption Agreement

(v)

BUSINESS COMBINATION AGREEMENT

PREAMBLE

THIS BUSINESS COMBINATION AGREEMENT, dated as of October 11, 2022 (this “Agreement”), is made and entered into by and among Horizon Acquisition Corporation II, a Cayman Islands exempted company (“SPAC”), OTH Merger Sub 1, LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of SPAC (“Merger Sub 1”), Flexjet, Inc., a Delaware corporation (“Flexjet”), Flexjet Sub, LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Flexjet (“Merger Sub 2”) and Epic Aero, Inc., a Delaware corporation (“Epic”). Each of SPAC, Merger Sub 1, Flexjet, Merger Sub 2 and Epic are referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, SPAC is a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, on the date hereof, Flexjet, Directional and Horizon II Sponsor, LLC, a Delaware limited liability company (“Sponsor”) will enter into that certain exchange agreement (the “Exchange Agreement”) whereby, effective on the Closing Date but prior to the Company Merger Effective Time and adoption of the Second Amended and Restated Flexjet Charter, Sponsor shall irrevocably tender to Flexjet 13,125,000 shares of Flexjet Class B Common Stock received in the SPAC Merger, being all of the issued and outstanding shares of Flexjet Class B Common Stock, for cancellation in exchange for (a) warrants to purchase 20,000,000 shares of Flexjet Class A Common Stock at an exercise price of $10.00 per share (the “Flexjet New Private $10.00 Warrants”) that will be subject to the Flexjet New Warrant Agreement, of which 10,000,000 Flexjet New Private $10.00 Warrants will be issued to Sponsor and 10,000,000 Flexjet New Private $10.00 Warrants will be issued to Directional, (b) warrants to purchase 20,000,000 shares of Flexjet Class A Common Stock at an exercise price of $15.00 per share (the “Flexjet New Private $15.00 Warrants”) that will be subject to the Flexjet New Warrant Agreement, of which 10,000,000 Flexjet New Private $15.00 Warrants will be issued to Sponsor and 10,000,000 Flexjet New Private $15.00 Warrants will be issued to Directional, and (c) 50,000 shares of Flexjet Class A Common Stock, of which 25,000 shares of Flexjet Class A Common Stock will be issued to Sponsor and 25,000 shares of Flexjet Class A Common Stock will be issued to Directional, as more particularly set forth in the Exchange Agreement (collectively, the “Sponsor Exchange”);

WHEREAS, on the date hereof, Flexjet and Eldridge will enter into a backstop letter agreement (the “Eldridge Back-Stop Letter Agreement”) pursuant to which, and on the terms and subject to the conditions of which, Sponsor shall agree to subscribe for and purchase up to 14,500,000 newly issued shares of Flexjet Common Stock at a purchase price of $10.00 per share of Flexjet Common Stock for an aggregate purchase price of up to $145,000,000 on the terms and subject to the conditions set forth therein (the “Eldridge Back-Stop Amount”), such purchase to be consummated substantially concurrently with the Closing (the “Eldridge Back-Stop”);

WHEREAS, following the date hereof and in connection with the transactions contemplated by this Agreement, the Parties shall use their commercially reasonable efforts to cause certain PIPE Investors to enter into Subscription Agreements with Flexjet pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors shall agree to subscribe for and purchase newly issued shares of Flexjet Common Stock, such purchases to be consummated substantially concurrently with the Closing (together with the Eldridge Back-Stop (if applicable), the “PIPE Investment”);

WHEREAS, as a condition and inducement to the Target Companies’ willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsor has executed and delivered to Epic and Flexjet the Support and Non-Redemption Agreement pursuant to which the Sponsor has agreed to, among other things, (a) vote to adopt and approve this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby and (b) not redeem any SPAC Common Stock or SPAC Warrants held by the Sponsor, in each case, pursuant to the terms and conditions of the Support and Non-Redemption Agreement;

WHEREAS, as a condition and inducement to SPAC’s and Merger Sub 1’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, each of Directional and certain other stockholders of Epic have executed and delivered to SPAC a Support Agreement (each, a “Company Support Agreement”) pursuant to which each such Person has agreed to, among other things, vote to adopt and approve this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby, in each case, pursuant to the terms and conditions of the Company Support Agreement;

WHEREAS, the board of directors of each of the Parties (other than Merger Sub 2) has (a) approved this Agreement and the documents contemplated hereby that such Party is or will be a party to and the transactions contemplated hereby and thereby, (b) declared it advisable for such Party to enter into this Agreement and the other documents contemplated hereby that such Party is or will be a party to, and (c) recommended the approval of this Agreement and the other documents contemplated hereby that such Party is or will be a party to by such Party’s stockholders;

WHEREAS, SPAC, as sole member of Merger Sub 1, has approved this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, and declared it advisable for Merger Sub 1 to enter into this Agreement and the other documents contemplated hereby;

WHEREAS, the managers of Merger Sub 2 have approved this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, and declared it advisable for Merger Sub 2 to enter into this Agreement and the other documents contemplated hereby;

WHEREAS, in furtherance of the Mergers and in accordance with the terms hereof, SPAC shall provide an opportunity to SPAC Shareholders to have their outstanding shares of SPAC Common Stock redeemed on the terms and subject to the conditions set forth in this Agreement and SPAC’s Organizational Documents in connection with obtaining the SPAC Shareholder Approval;

WHEREAS, prior to the SPAC Merger Effective Time, the consummation of the Pre-Closing Reorganization shall occur;

WHEREAS, one Business Day prior to the Company Merger Effective Time (which shall also be the calendar day immediately prior to the Closing Date) (and for the avoidance of doubt, prior to the consummation of (a) the PIPE Investment (including the Eldridge Back-Stop (if necessary)) and (b) the Sponsor Exchange, and following the Pre-Closing Reorganization) and on the terms and subject to the conditions set forth in this Agreement and in accordance with the relevant provisions of the Delaware General Corporation Law (the “DGCL”), the Delaware Limited Liability Company Act (the “DLLCA”) and the Cayman Islands Companies Act (the “Cayman Act”), subject to obtaining the SPAC Shareholder Approval, SPAC will merge with and into Merger Sub 2, the separate corporate existence of SPAC will cease and Merger Sub 2 will be the surviving limited liability company and a wholly-owned subsidiary of Flexjet (the “SPAC Merger”);

WHEREAS, immediately prior to the Company Merger Effective Time, subject to obtaining the SPAC Shareholder Approval, Flexjet shall file with the Secretary of State of the State of Delaware the Second Amended and Restated Flexjet Charter substantially in the form attached as Exhibit A hereto and adopt the Second Amended and Restated Flexjet Bylaws substantially in the form attached as Exhibit B hereto, in each case, with such changes as may be agreed in writing by SPAC, Flexjet, Epic and the Company at any time prior to the effectiveness of the Registration Statement;

WHEREAS, at the Company Merger Effective Time (and for the avoidance of doubt, following the Pre-Closing Reorganization, the SPAC Merger and the Sponsor Exchange and substantially simultaneously with the PIPE Investment), and on the terms and subject to the conditions set forth in this Agreement and in accordance with the relevant provisions of the DGCL, subject to obtaining the Target Company Securityholder Approval, Merger Sub 1 will merge with and into the Company (as defined in Section 1.1), the separate corporate existence of Merger Sub 1 will cease and the Company will be the surviving corporation and a direct, wholly-owned subsidiary of the SPAC Surviving Sub and an indirect, wholly-owned subsidiary of Flexjet (the “Company Merger”);

WHEREAS, (a) SPAC, Sponsor and certain other parties thereto entered into that certain Registration and Shareholder Rights Agreement, dated as of October 22, 2020 (the “Original RRA”), (b) SPAC, the Sponsor and certain of SPAC’s officers, director and director nominees entered into that certain letter agreement, dated as of October 19, 2020 (the “Initial Insider Letter”), and (c) SPAC and certain of SPAC’s directors entered into those certain letter agreements, dated as of November 18, 2020 and October 19, 2021 (each, an “Additional Insider Letter” and, together with the Initial Insider Letter, the “Insider Letters”);

WHEREAS, at the Closing, Sponsor, Flexjet, and certain other parties thereto shall enter into a registration rights agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit C, which shall be effective as of the Closing and, in connection with the execution of the Registration Rights Agreement, the parties to the Original RRA desire to terminate the Original RRA and replace it with the Registration Rights Agreement;

WHEREAS, at the Closing, Flexjet, the Sponsor, and certain other parties thereto shall enter into a Stockholders Agreement substantially in the form attached hereto as Exhibit D (the “Stockholders Agreement”), which shall be effective as of the Closing and, in connection with the execution of the Stockholders Agreement, the parties to the Insider Letters desire to terminate the lock-up provisions contained in Section 5 of the Insider Letters and replace them with the Stockholders Agreement; and

WHEREAS, each of the Parties intends that, for U.S. federal income tax purposes (and for purposes of any applicable state or local income tax that follows the U.S. federal income tax treatment), (a) the SPAC Merger qualifies as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code (the “SPAC Merger Intended Tax Treatment”), (b) the Sponsor Exchange qualifies as a “reorganization” within the meaning of Section 368(a)(1)(E) of the Code (the “Exchange Intended Tax Treatment”), (c) the Company Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code to which each of Flexjet, Merger Sub 1 and the Company are parties under Section 368(b) of the Code, and (d) the Company Merger, the Eldridge Back-Stop and the PIPE Investment, taken together, qualify as a transaction described in Section 351(a) of the Code and the Treasury Regulations promulgated thereunder (clauses (c) and (d), the “Company Merger Intended Tax Treatment” and, together with the Exchange Intended Tax Treatment and the SPAC Merger Intended Tax Treatment, the “Intended Tax Treatment”), and this Agreement is intended to constitute a “plan of reorganization” for purposes of Sections 354, 361 and the 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the Parties hereby agree as follows.

Article I
CERTAIN DEFINITIONS

Section 1.1      Definitions. As used herein, the following terms shall have the following meanings:

“Action” means any claim, complaint, action, suit, proceeding, audit, examination, assessment, arbitration, litigation, mediation or investigation, by or before any Governmental Authority.

“Additional Insider Letter” has the meaning specified in the Recitals hereto.

“Additional SEC Reports” has the meaning specified in Section 8.14.

“Additional SPAC SEC Filings” has the meaning specified in Section 5.6.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Aggregate Fully Diluted Company Common Shares” means, without duplication, (a) the aggregate number of shares of Company Common Stock that are (i) issued and outstanding immediately prior to the Company Merger Eﬀective Time, after giving effect to the Pre-Closing Reorganization, (ii) issuable upon or subject to the exercise or settlement of Company Options (whether or not then vested or exercisable), in each case, that are outstanding immediately prior to the Company Merger Eﬀective Time, (iii) issuable upon the conversion of all shares of Company Preferred Stock pursuant to the Company’s Organizational Documents, in each case that are issued and outstanding immediately prior to the Company Merger Eﬀective Time (and for the avoidance of doubt, after giving effect to the Pre-Closing Reorganization) and calculated on a treasury stock basis, or (iv) any other direct or indirect rights to acquire shares of Company Common Stock that are issued and outstanding immediately prior to the Company Merger Eﬀective Time, minus (b) the Treasury Shares outstanding immediately prior to the Company Merger Eﬀective Time, after giving effect to the Pre-Closing Reorganization, minus (c) a number of shares equal to the aggregate exercise price of the Company Options described in clause (a)(ii) above divided by the Per Share Merger Consideration; provided, that any Company Option with an exercise price equal to or greater than the Per Share Merger Consideration shall not be counted for purposes of determining the number of Aggregate Fully Diluted Company Common Shares.

“Aggregate Merger Consideration” means a number of shares of Flexjet Common Stock, equal to the quotient obtained by dividing (i)(A) the Base Purchase Price minus (B) the Secondary Proceeds, by (ii) $10.00.

“Agreement” has the meaning specified in the Preamble hereto.

“Agreement End Date” has the meaning specified in Section 10.1(e).

“Aircraft” has the meaning specified in Section 4.24(a).

“Alternative Proposal” means, with respect to the Target Companies, other than the Transactions and other than the acquisition or disposition of equipment or other tangible personal property in the ordinary course of business, any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding) relating to, in a single transaction or series of related transactions, a merger, consolidation, share exchange, business combination, sale of a material portion of the share capital or a material portion of the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the sale or disposition, of the Target Companies.

“Ancillary Agreements” means: (a) the Support and Non-Redemption Agreement; (b) the Confidentiality Agreement; (c) the Registration Rights Agreement; (d) the Stockholders Agreement; (e) the Exchange Agreement; (f) the Eldridge Back-Stop Letter Agreement; (g) the Subscription Agreements (including the Eldridge Back-Stop Subscription Agreement, if applicable); (h) the SPAC Convertible Notes; (i) the Company Support Agreements; (j) the Employee Agreements; and (k) each other agreement, document, instrument and certificate entered into in connection herewith or therewith, and any and all exhibits and schedules hereto or thereto.

“Anti-Corruption Laws” means all applicable Laws prohibiting corruption, fraud, bribery, money laundering, inaccurate books and records, and inadequate controls, including the Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act 2010, and applicable Laws of countries implementing the OECD Convention on Combating Bribery of Foreign Officials.

“Available SPAC Cash” has the meaning specified in Section 9.3(c).

“Aviation Authority” means any Governmental Authority that is vested with the control and supervision of, or has jurisdiction over, the registration, airworthiness, design, production, operation, or maintenance of any aircraft, the safety certification or regulation of air carriers, the offering or sale of air transportation, or other matters relating to civil aviation within the jurisdiction where the aircraft is operated or the air carrier has its safety certification, including the Federal Aviation Administration (“FAA”), the United States Department of Transportation (“DOT”), the Civil Aviation Authority of the United Kingdom (“CAA”), Transport Malta – Civil Aviation Directorate (“TM-CAD”), the Italian Civil Aviation Authority (“ENAC”) and the European Union Aviation Safety Agency (“EASA”).

“Base Purchase Price” means $2,406,049,000.

“Benefit Plan” means an “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, or any other plan, policy, program or agreement (including any employment, consulting, bonus, profit-sharing, compensation, pension, retirement, “401(k),” savings, fringe benefit, insurance, welfare, post-retirement health or welfare benefit, health, life tuition refund, service award, company car or car allowance, scholarship, housing or living allowances, relocation, disability, accident, sick pay, sick leave, accrued leave, vacation, holiday, termination, unemployment, executive compensation, commission, incentive or deferred compensation, employee loan, note or pledge agreement, equity or equity-based compensation, severance, retention, supplemental retirement, change in control or similar plan, policy, program or agreement) providing compensation or other benefits to any current or former director, officer, consultant, individual independent contractor, worker or employee, in each case whether or not (i) subject to the Laws of the United States, (ii) in writing, (iii) formal or informal, or (iv) funded, but excluding in each case any statutory plan, program or arrangement that is required to be maintained under applicable law or any Governmental Authority.

“Business Combination” has the meaning specified in Article 1 of SPAC’s Organizational Documents as in effect on the date hereof.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the Transactions), relating to a Business Combination.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Governmental Authorities in the Cayman Islands (for so long as SPAC remains domiciled in Cayman Islands) are authorized or required by Law to close.

“Cayman Act” has the meaning specified in the Preamble hereto.

“Cayman Registrar” means the Cayman Islands Registrar of Companies.

“Change in Recommendation” has the meaning specified in Section 8.2(b)(iii).

“Class I Directors” has the meaning specified in Section 8.6(c)(i).

“Class II Directors” has the meaning specified in Section 8.6(c)(ii).

“Class III Directors” has the meaning specified in Section 8.6(c)(iii).

“Closing” has the meaning specified in Section 2.5(a).

“Closing Date” has the meaning specified in Section 2.5(a).

“Code” means the United States Internal Revenue Code of 1986.

“Collective Bargaining Agreement” means any collective bargaining agreement or any other labor-related agreement or arrangement with any labor or trade union, employee representative body, works council or Labor Organization, in each case to which Epic is party or by which it is bound.

“Company” has the meaning specified on Schedule 1.1.

“Company Capital Stock” means the shares of the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company Cure Period” has the meaning specified in Section 10.1(f).

“Company Group” has the meaning specified in Section 11.17(b).

“Company Merger” has the meaning specified in the Recitals hereto.

“Company Merger Certificate” has the meaning specified in Section 2.2(b).

“Company Merger Effective Time” has the meaning specified in Section 2.2(b).

“Company Merger Intended Tax Treatment” has the meaning specified in the Recitals hereto.

“Company Option” means an option to purchase shares of Company Common Stock.

“Company Preferred Stock” means the shares of preferred stock, par value $0.001 per share, of the Company.

“Company Support Agreement” has the meaning specified in the Recitals.

“Company Transaction Expenses” means, as of any determination date, the aggregate amount of out-of-pocket fees, costs, expenses, commissions or other amounts incurred by or on behalf of, and that are paid or payable by, the Target Companies or any of their respective Subsidiaries (whether or not billed or accrued for) as a result of or in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Agreement, the performance of its covenants or agreements in this Agreement or any Ancillary Agreement or the consummation of the Transactions (including due diligence) or the Target Companies’ or any of their respective Subsidiaries’ pursuit of the Transactions, including: (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers; (b) any payments to stockholders of the Target Companies contemplated by this Agreement (including the Secondary Proceeds and such amounts as set forth in Schedule 1.2); and (c) any other reasonable and documented out-of-pocket fees and expenses as a result of or in connection with the negotiation, documentation and consummation of the Transactions.

“Confidentiality Agreement” means the Mutual Confidentiality Letter Agreement, dated August 4, 2022, by and between SPAC and Epic.

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders.

“COVID-19” means SARS-CoV-2 or COVID-19, which was declared a Public Health Emergency of International Concern by the World Health Organization on January 30, 2020, and any evolutions or mutations thereof (including any related strains or sequences), or any related or associated epidemics, pandemics, disease outbreaks or public health emergencies.

“COVID-19 Action” means an inaction or action by a Target Company, including the establishment of any policy, procedure or protocol in response to COVID-19 or any COVID-19 Measures, that is (i) consistent with the reasonable actions taken by such Target Company in response to COVID-19 prior to the date of this Agreement (but only to the extent in compliance with applicable Law), (ii) materially consistent with how a similarly situated business, in the industries or the locations in which the Target Companies and their Subsidiaries operate, would reasonably act or refrain from acting, or (iii) approved in advance, in writing, by SPAC.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down (including, the shutdown of air transport and cargo routes, shut down of foodservice or certain business activities), closure (including business and border closures), sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any industry group or Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act, Families First Act, the Payroll Tax Executive Order and IRS Notices 2020-22, 2020-65 and 2021-11.

“D&O Indemnified Parties” has the meaning specified in Section 8.7(a).

“Data Processor” means a natural or legal Person, public authority, agency or other body that Processes Personal Data on behalf of or at the direction of Epic or its Subsidiaries.

“Designated Courts” has the meaning specified in Section 11.16(a).

“DGCL” has the meaning specified in the Recitals hereto.

“Directional” means Directional Capital LLC.

“Disclosure Letter” means, as applicable, the Epic Disclosure Letter or SPAC Disclosure Letter.

“Dissenting Shares” has the meaning specified in Section 3.6.

“DLLCA” has the meaning specified in the Recitals hereto.

“Dollars” or “$” means lawful money of the United States.

“Eldridge” means Eldridge Industries, LLC or any applicable Affiliate thereof, as the context requires.

“Eldridge Back-Stop” has the meaning specified in the Recitals.

“Eldridge Back-Stop Amount” has the meaning specified in the Recitals.

“Eldridge Back-Stop Letter Agreement” has the meaning specified in the Recitals.

“Eldridge Back-Stop Subscription Agreement” means the subscription agreement to be entered into by and between Flexjet and Eldridge pursuant to the terms of, and on the conditions set forth in, the Eldridge Back-Stop Letter Agreement.

“Elected SPAC Convertible Note Amount” has the meaning specified in Section 3.1(e).

“Employee Agreements” means the written agreements entered into prior to the Closing, by and between Flexjet and each of the Key Employees, each in a form to be mutually agreed upon between SPAC, Flexjet and the respective Key Employee party thereto.

“Environmental Laws” means any and all applicable Laws relating to Hazardous Materials, pollution, or the protection or management of the environment or natural resources, or human health and safety (with respect to exposure to Hazardous Materials), including Laws relating to the handling, manufacturing, processing, disposal, recycling, remediation, monitoring, labeling, use, generation, transportation, disposal, Release or threatened Release of, or exposure to, Hazardous Materials.

“Epic” has the meaning specified in the Preamble hereto.

“Epic Aviation Permits” has the meaning specified in Section 4.11(d).

“Epic Benefit Plan” means a Benefit Plan that is sponsored, maintained or contributed to, or is required to be contributed to, by Epic or any of its Subsidiaries for the benefit of any current or former director, officer, consultant, individual independent contractor, worker or employee of Epic or his or her dependents or beneficiaries, or for which Epic or any of its Subsidiaries has liability, contingent or otherwise.

“Epic Capital Stock” means the shares of Epic Common Stock and Epic Preferred Stock.

“Epic Common Stock” means the shares of common stock, par value $0.001 per share, of Epic.

“Epic Data” means all confidential data, information, and data compilations contained in the IT Systems or any databases of Epic and its Subsidiaries, including Personal Data, that are used by, or necessary to the business of, Epic and its Subsidiaries.

“Epic Disclosure Letter” has the meaning specified in the introduction to Article IV.

“Epic Employee” means an employee of Epic or any of its Subsidiaries.

“Epic Financial Statements” means, collectively, the audited consolidated balance sheet and consolidated statements of operations, comprehensive income, statements of equity and cash flows of Epic and its Subsidiaries for the twelve-month period ended December 31, 2020; (ii) the audited consolidated balance sheet and consolidated statements of operations, comprehensive income, statements of equity and cash flows of Epic and its Subsidiaries for the twelve-month period ended December 31, 2021; and (iii) the unaudited consolidated balance sheets and statements of operations, comprehensive income, equity, and cash flows of Epic and its Subsidiaries as of and for the six month period ending June 30, 2022 (in the case of each of (i) through (iii), together with the notes, if any, relating thereto).

“Epic Fundamental Representations” means the representations and warranties made pursuant to the first and second sentences of Section 4.1 (Organization), the first, second and third sentences of Section 4.2 (Subsidiaries and Target Companies), Section 4.3 (Due Authorization), Section 4.4(a) (No Conflicts with Organizational Documents), Section 4.6 (Capitalization of Epic) and Section 4.26 (Brokers’ Fees).

“Epic Incentive Plan” means the Epic 2020 Stock Option Plan, as amended from time to time.

“Epic Lead Investor” means, collectively, Epic Preferred Holdings LLC, Epic Preferred Holdings II LLC, and Eldridge EA Holdings, LLC.

“Epic Material Adverse Effect” means, solely with respect to the Target Companies and their respective Subsidiaries, taken as a whole, any event, development, occurrence, state of facts, change, circumstance or effect (collectively, “Events”) that (A) has had, or would reasonably be expected to have, individually or in the aggregate with all other Events, a material adverse effect on the business, results of operations or financial condition of the Target Companies and their respective Subsidiaries, taken as a whole or (B) would reasonably be expected to prevent, materially delay or materially impede the ability of the Target Companies to consummate the Mergers or any of the other Transactions; provided, however, that in no event would any of the following, alone or in combination with other Events, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Epic Material Adverse Effect”: (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally; (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism; (iii) changes in conditions of the economic, business, financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country or changes in exchange rates for the currencies of any countries or changes in prices of any security or market index or commodity or any disruption of such markets; (iv) any change in applicable Laws, including the introduction of new Laws, or GAAP or any interpretation thereof, in each case, following the date of this Agreement; (v) the taking of any action expressly required or expressly permitted by this Agreement or actions expressly required or expressly permitted to not be taken pursuant to this Agreement; (vi) any natural or man-made disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions, tsunami, natural disaster, mudslides, wild fires or similar occurrences), epidemic, pandemic (including COVID-19), disease outbreak, public health emergency or change in climate or comparable events in the United States or any other country or region in the world, or any escalation or worsening of the foregoing; (vii) any acts of terrorism, acts of God or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions or comparable events in the United States or any other country or region in the world, or any escalation or worsening of the foregoing; (viii) any failure of any of the Target Companies or any of their respective Subsidiaries to meet any projections or forecasts (provided, that this clause (viii) shall not prevent a determination that any Event not otherwise excluded from this definition of Epic Material Adverse Effect, underlying such failure to meet projections or forecasts, has resulted in an Epic Material Adverse Effect); (ix) any Events generally applicable to the industries or markets in which any of the Target Companies or any of their respective Subsidiaries operate (including increases in the cost of products, supplies, materials or other goods purchased from third-party suppliers); (x) the execution or announcement of this Agreement and pendency or consummation of the Transactions, or any termination of, reduction in or similar adverse impact (in each case, to the extent attributable to such execution, announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of any Target Company or any Subsidiary of a Target Company; or (xi) any action or inaction taken by, or at the written request or with the written approval or consent of, SPAC or Merger Sub 1; or (xii) any Event that is (to the extent specifically disclosed) set forth on the Epic Disclosure Letter (provided that this clause (xii) shall not prevent a determination that any Event occurring, discovered, or that becomes known (including any worsening of any such Event disclosed in the Epic Disclosure Letter) after the date hereof in connection with any such Event disclosed in the Epic Disclosure Letter constitutes an Epic Material Adverse Effect); provided, further, that any Event referred to in clauses (i) through (iv), (vi), (vii) or (ix) above may be taken into account in determining if an Epic Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, results of operations or financial condition of the Target Companies and their Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Target Companies or their Subsidiaries operate, but only to the extent of such disproportionate effect on the Target Companies and their Subsidiaries, taken as a whole; and provided, further, that for the avoidance of doubt, a crash, inflight accident or malfunction or other similar operational event, in each case, involving any vehicle operated by any Target Company or any of its Affiliates will not be considered to constitute an Epic Material Adverse Effect solely by virtue of its occurrence, but that any such Event may be considered to constitute an Epic Material Adverse Effect if the Event actually results in a material adverse effect on the business, results of operations or financial condition of the Target Companies and their respective Subsidiaries, taken as a whole.

“Epic Option” means an option to purchase shares of Epic Common Stock granted under the Epic Incentive Plan.

“Epic Owned IP” means any Intellectual Property that is owned or purported to be owned, in whole or in part, by Epic or any of its Subsidiaries.

“Epic Preferred Stock” means the shares of preferred stock, par value $0.001 per share, of Epic.

“Epic Privacy Policies” means any published past or present data protection, data usage, and privacy policies of Epic or its Subsidiaries.

“Epic Registered Intellectual Property” has the meaning specified in Section 4.17(a).

“Epic Series D-1 Preferred Stock” has the meaning specified in Section 4.6(a).

“Epic Series D-2 Preferred Stock” has the meaning specified in Section 4.6(a).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Affiliate or business, whether or not incorporated, that together with the Company or Epic would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning specified in Section 3.3(a).

“Exchange Agreement” has the meaning specified in the Recitals.

“Exchange Intended Tax Treatment” has the meaning specified in the Recitals hereto.

“Exchange Ratio” means the quotient obtained by dividing (a) the number of shares constituting the Aggregate Merger Consideration, by (b) the number of Aggregate Fully Diluted Company Common Shares.

“Excluded Company Common Shares” has the meaning specified in Section 3.2(b)(i).

“Export Approvals” has the meaning specified in Section 4.23(a).

“First Amended and Restated Flexjet Bylaws” has the meaning specified in Section 2.7(a).

“First Amended and Restated Flexjet Charter” has the meaning specified in Section 2.7(a).

“Flexjet” has the meaning specified in the Preamble hereto.

“Flexjet Assumed Private $11.50 Warrant” means a warrant to purchase one share of Flexjet Common Stock with the same terms as the Horizon Private $11.50 Warrants (other than the fact that it is issued by Flexjet, is exercisable for Flexjet Common Stock and is subject to the Flexjet Assumed Warrant Agreement).

“Flexjet Assumed Public $11.50 Warrant” means a warrant to purchase one share of Flexjet Common Stock with the same terms as the SPAC $11.50 Public Warrants (other than the fact that it is issued by Flexjet, is exercisable for Flexjet Common Stock and is subject to the Flexjet Assumed Warrant Agreement).

“Flexjet Assumed Warrant Agreement” means that warrant agreement that will govern the Flexjet Assumed Private $11.50 Warrants and the Flexjet Assumed Public $11.50 Warrants from and after the Closing.

“Flexjet Class A Common Stock” means Class A common stock, par value $0.0001 per share, of Flexjet prior to the adoption of the Second Amended and Restated Flexjet Charter.

“Flexjet Class B Common Stock” means Class B common stock, par value $0.0001 per share, of Flexjet prior to the adoption of the Second Amended and Restated Flexjet Charter.

“Flexjet Common Stock” means, (a) prior to the adoption of the Second Amended and Restated Flexjet Charter, Flexjet Class A Common Stock and Flexjet Class B Common Stock, and (b) from and following the adoption of the Second Amended and Restated Flexjet Charter, common stock, par value $0.0001 of Flexjet.

“Flexjet New Private $10.00 Warrants” has the meaning specified in the Recitals.

“Flexjet New Private $15.00 Warrants” has the meaning specified in the Recitals.

“Flexjet New Warrant Agreement” means a warrant agreement in substantially the form attached hereto as Exhibit F.

“Flexjet Option” has the meaning specified in Section 3.4(a).

“Fraud” means, with respect to a Party to this Agreement, the actual and intentional common law fraud with respect to the making by such Party of the representations and warranties pursuant to Article IV or Article V (as applicable); provided, that (and without limiting any of the other elements for establishing such common law fraud, including, without limitation, reasonable or justifiable reliance by the other Party on such representations and warranties) such actual and intentional fraud of such Party shall only be deemed to exist if any of the individuals included on Section 1.1 of the Epic Disclosure Letter (in the case of the Target Companies) or Section 1.1 of the SPAC Disclosure Letter (in the case of SPAC or Merger Sub 1) had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by such Person pursuant to, in the case of the Target Companies, Article IV as qualified by the Epic Disclosure Letter and subject to Section 11.11, or, in the case of SPAC or Merger Sub 1, Article V as qualified by the SPAC Disclosure Letter and subject to Section 11.11, were actually breached when made, with the express intention that the other Party to this Agreement rely thereon to its detriment.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Government Official” means any (a) official or employee of a Governmental Authority, including elected officials, (b) private person acting on behalf of a Governmental Authority, even if only temporarily, (c) candidate for political office, (d) political party official, (e) official or employee of a state-owned entity, or (f) official, employee or representative of public international organizations, such as the World Bank or the United Nations.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign (a) government or governmental authority, (b) regulatory or administrative agency, (c) governmental commission, department, board, bureau, agency or instrumentality, or (d) court or tribunal.

“Governmental Order” means any order, judgment, injunction, temporary restraining order, decree, consent agreement, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any (a) pollutant, contaminant, chemical, (b) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (c) petroleum or any fraction or product thereof, (d) asbestos or asbestos-containing material, (e) polychlorinated biphenyls, (f) chlorofluorocarbons, (g) per- and polyfluoroalkyl substances, (h) radioactive materials, and (i) any other substance, material or waste, in each case, which are regulated under any Environmental Law or as to which liability may be imposed pursuant to Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Incentive Equity Plan” has the meaning specified in Section 8.8(a).

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capitalized lease obligations under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes,” (g) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (a) through (f), and (h) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed directly or indirectly, jointly or severally.

“Information Security Program” means a written information security program that complies with Privacy Requirements, that when appropriately implemented and maintained would constitute reasonable security procedures and practices appropriate to the nature of Personal Data and that includes administrative, technical, and physical safeguards to protect the security, confidentiality, availability, and integrity of any Personal Data.

“Initial Flexjet Interest” has the meaning specified in Section 2.1(a).

“Initial Flexjet Interest Redemption Amount” has the meaning specified in Section 2.1(a).

“Insider Letters” has the meaning specified in the Recitals hereto.

“Intellectual Property” means all intellectual property and intellectual property rights of any kind and nature throughout the world, including U.S. and foreign rights in the following: (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof; (ii) trademarks, logos, service marks, trade dress, trade names, slogans, internet domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing; (iii) copyrights and copyrightable subject matter, including such corresponding rights in software and other works of authorship; (iv) trade secrets and all other confidential and proprietary information, know-how, proprietary processes, formulae, models, and methodologies (“Trade Secrets”); and (v) all applications and registrations, and any renewals, extensions and reversions, for the foregoing.

“Intended Tax Treatment” has the meaning specified in the Recitals hereto.

“Interim Period” has the meaning specified in Section 6.1.

“International Trade Laws” means all applicable Laws relating to the import, export, re-export, deemed export, deemed re-export, or transfer of information, software, data, goods, and technology, including, but not limited to, those Laws under the authority of the United States Department of Commerce, the United States Department of State, the United States Customs and Border Protection, the United States Department of Homeland Security, the United States Department of the Treasury, the International Traffic in Arms Regulations, the Arms Export Control Act, any other export or import controls administered by any agency of the United States government, the anti-boycott regulations administered by the United States Department of Commerce and the United States Department of the Treasury, and other applicable Laws adopted by Governmental Authorities of other countries, relating to the same subject matter as the United States Laws described above.

“Intervening Event” has the meaning specified in Section 8.2(b)(iii).

“Intervening Event Change in Recommendation” has the meaning specified in Section 8.2(b)(iii).

“Investment Company Act” means the Investment Company Act of 1940.

“IPO” has the meaning set forth in Section 11.1.

“IRS” means Internal Revenue Service.

“IT Systems” mean the hardware, software, firmware, middleware, equipment, electronics, platforms, servers, workstations, routers, hubs, switches, interfaces, data, databases, data communication lines, network and telecommunications equipment, websites and Internet-related information technology infrastructure, wide area network and other data communications or information technology equipment, owned, leased, or used by Epic or its Subsidiaries in the conduct of the business of Epic or its Subsidiaries.

“JOBS Act” has the meaning specified in Section 5.7(a).

“Key Employee” means each of Kenn Ricci, Michael Rossi, Michael Silvestro and Andrew Collins.

“Knowledge of Epic” means the actual knowledge of the individuals identified in Section 1.1 of the Epic Disclosure Letter have after reasonably inquiry of their direct internal reports.

“Knowledge of SPAC” means the actual knowledge of the individuals identified in Section 1.1 of the SPAC Disclosure Letter have after reasonably inquiry of their direct internal reports.

“Labor Organization” has the meaning specified in Section 4.14(a).

“Law” means any statute, act, law, including principles of common law, constitution, treaty, code, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority. All references to “Law” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.

“Leased Real Property” means all real property leased, licensed, occupied or subleased by Epic or any of its Subsidiaries.

“Legal Proceedings” has the meaning specified in Section 4.10.

“Licenses” means any approvals, authorizations, consents, licenses, registrations, permits, exemptions, certifications, or certificates of a Governmental Authority.

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, encumbrances, encroachments, easements, security interests, options, title defects, restrictions, rights of way, licenses, options, claims or other liens of any kind whether consensual, statutory or otherwise.

“Merger Sub 1” has the meaning specified in the Preamble hereto.

“Merger Sub 2” has the meaning specified in the Preamble hereto.

“Mergers” means the SPAC Merger and Company Merger.

“Multiemployer Plan” has the meaning specified in Section 4.13(c).

“Non-Party Affiliate” has the meaning specified in Section 11.2.

“NYSE” means the New York Stock Exchange.

“OneSky” means OneSky Flight, LLC, a Delaware limited liability company and wholly-owned Subsidiary of Epic.

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License.

“Organizational Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Organizational Documents” of a corporation are its certificate or articles of incorporation and bylaws, the “Organizational Documents” of a limited partnership are its limited partnership agreement and certificate or articles of limited partnership, the “Organizational Documents” of a limited liability company are its operating agreement and certificate or articles of formation and the “Organizational Documents” of an exempted company are its memorandum and articles of association.

“Original RRA” has the meaning specified in the Recitals hereto.

“Party” and “Parties” has the meaning specified in the Preamble hereto.

“Per Share Merger Consideration” means the product obtained by multiplying (i) the Exchange Ratio by (ii) $10.00.

“Permitted Liens” means (i) mechanics’, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens for Taxes (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (iii)  with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any Lien on the lessor’s interest therein and statutory landlord Liens securing payments not yet due, and (B) any Liens encumbering the underlying fee title of the real property of which the Leased Real Property is a part, (iv) zoning, building, entitlement and other land use or environmental regulations promulgated by any Governmental Authority that do not materially interfere with the current use of, or materially impair the value of, the Leased Real Property and are not violated in any material respect by the current use of the Leased Real Property by any of the Target Companies or any of their respective Subsidiaries, (v)  non-exclusive licenses of Intellectual Property granted in the ordinary course of business, (vi) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (vii) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money in connection with workers’ compensation, unemployment insurance or other types of social security, (viii) reversionary rights in favor of landlords under any Real Property Leases with respect to any of the buildings or other improvements owned by any of the Target Companies or any of their respective Subsidiaries, (ix) Liens that would be apparent from a physical inspection or current accurate survey of the Leased Real Property that do not materially interfere with the current use of, or materially impair the value of, the Leased Real Property, or (x) Liens that do not have an Epic Material Adverse Effect.

“Person” means any individual, firm, corporation, partnership, limited partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or any political subdivision, agency or instrumentality or other entity of any kind.

“Personal Data” means (a) information relating to or reasonably capable of being associated with an identified or identifiable person; or (b) “personal data,” “personal information,” “protected health information,” “nonpublic personal information,” or other similar terms as defined by Privacy Requirements.

“PIPE Investment” has the meaning specified in the Recitals hereto.

“PIPE Investment Amount” means the aggregate gross purchase price received by Flexjet for the shares of Flexjet Common Stock issued in the PIPE Investment (including, if necessary, the Eldridge Back-Stop) substantially concurrently with Closing.

“PIPE Investors” means those certain investors participating in the PIPE Investment pursuant to the Subscription Agreements.

“Pre-Closing Acquisition” has the meaning specified on Schedule 1.1.

“Pre-Closing Divestiture” has the meaning specified on Schedule 1.1.

“Pre-Closing Management Grants” means the pre-Closing grants of Company Common Stock made to Kenn Ricci and Michael Rossi as disclosed on Section 4.13(i) of the Epic Disclosure Letter.

“Pre-Closing Reorganization” means the transactions described on Schedule 1.1.

“Privacy Requirements” means any and all Laws and Contracts relating to the protection or Processing of Personal Data that are applicable to the Target Companies or any of their respective Subsidiaries.

“Processing,” “Process,” or “Processed” means any collection, access, acquisition, storage, protection, use, recording, maintenance, operation, dissemination, re-use, disposal, disclosure, re-disclosure, deletion, destruction, sale, transfer, modification, or any other processing (as defined by Privacy Requirements).

“Proxy Statement/Prospectus” has the meaning specified in Section 8.2(a)(i).

“Real Property Leases” has the meaning specified in Section 4.16(a)(ii).

“Registration Rights Agreement” has the meaning specified in the Recitals.

“Registration Statement” has the meaning specified in Section 8.2(a)(i).

“Regulatory Filings” has the meaning specified in Section 8.1(a).

“Release” shall mean any release, spill, emission, leaking, pumping, pouring, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into or through the indoor or outdoor environment or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, or groundwater.

“Representatives” means, with respect to any Person, such Person’s Affiliates and its and their respective professional advisors, directors, officers, members, managers, equityholders, partners, employees, agents and authorized representatives.

“Required Actions” has the meaning specified in Section 6.11.

“Sanctioned Country” means at any time, a country or territory that is itself the subject or target of any country-wide or territory-wide Sanctions Laws (at the time of this Agreement, the so-called Donetsk People’s Republic, so-called Luhansk People’s Republic, and Crimea regions of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means (i) any Person that is the target of any sanctions administered or enforced by: (a) the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the United States Department of Commerce’s Bureau of Industry and Security, or the United States Department of State; (b) Her Majesty’s Treasury of the United Kingdom; (c) the United Nations Security Council; (d) the European Union or any European Union member state; or (e) any other relevant sanctions authority, (ii) any Person located, organized, or resident in, or a Governmental Authority or government instrumentality of, any Sanctioned Country, or (iii) any Person directly or indirectly owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii), either individually or in the aggregate.

“Sanctions Laws” means those trade, economic and financial sanctions Laws administered, enacted or enforced from time to time by (i) the United States (including OFAC, the Department of Commerce, and the Department of State), (ii) the European Union or its member states, (iii) the United Nations Security Council, (iv) Her Majesty’s Treasury of the United Kingdom; or (v) any other relevant sanctions authority.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Second Amended and Restated Flexjet Bylaws” has the meaning specified in Section 2.7(c).

“Second Amended and Restated Flexjet Charter” has the meaning specified in Section 2.7(c).

“Secondary Proceeds” means the aggregate redemption price paid or payable to holders of Series D-2 Shares (as defined in Schedule 1.1) pursuant to the Series D-2 Redemption.

“Securities Act” means the United States Securities Act of 1933.

“Security Incident” means any material unauthorized Processing of Epic Data, any material unauthorized access to Epic’s IT Systems, or any incident that requires notification to any Person, Governmental Authority, or any other entity under Privacy Requirements.

“Series D-2 Redemption” has the meaning specified in Schedule 1.1.

“Sidley” has the meaning specified in Section 11.17(a).

“Sidley Privileged Communications” has the meaning specified in Section 11.17(a).

“SPAC” has the meaning specified in the Preamble hereto.

“SPAC Board” means the Board of Directors of SPAC.

“SPAC Business Combination Deadline” has the meaning specified in Section 7.7.

“SPAC Class A Common Stock” means Class A ordinary shares, par value $0.0001 per share, of SPAC.

“SPAC Class A Merger Consideration” has the meaning specified in Section 3.1(c).

“SPAC Class B Common Stock” means Class B ordinary shares, par value $0.0001 per share, of SPAC.

“SPAC Class B Merger Consideration” has the meaning specified in Section 3.1(d).

“SPAC Common Stock” means SPAC Class A Common Stock and SPAC Class B Common Stock.

“SPAC Convertible Notes” means the Sponsor Promissory Note, the Vista Promissory Note and any other similar note or similar instrument delivered by SPAC prior to the SPAC Merger Effective Time.

“SPAC Convertible Notes Redemption Amount” means an amount equal to the principal amount outstanding of a SPAC Convertible Note minus the Elected SPAC Convertible Note Amount with respect to such SPAC Convertible Note pursuant to Section 3.1(e).

“SPAC Cure Period” has the meaning specified in Section 10.1(g).

“SPAC Disclosure Letter” has the meaning specified in the introduction to Article V.

“SPAC Financial Statements” has the meaning specified in Section 5.7(d).

“SPAC Fundamental Representations” means the representations and warranties made pursuant to the first and second sentences of Section 5.1 (Organization), Section 5.2 (Due Authorization), Section 5.3(a) (No Conflicts with Organizational Documents), Section 5.14 (Capitalization of SPAC) and Section 5.15 (Brokers’ Fees).

“SPAC Group” has the meaning specified in Section 11.17(a).

“SPAC Material Adverse Effect” means, with respect to SPAC and its Subsidiaries, taken as a whole, any Event that (A) has had, or would reasonably be expected to have, individually or in the aggregate with all other Events, a material adverse effect on the business, results of operations or financial condition of SPAC and its Subsidiaries taken as a whole or (B) would reasonably be expected to prevent, materially delay or materially impede ability of SPAC to consummate the Mergers or any of the other Transactions; provided, however, that in no event would any of the following, alone or in combination with other Events, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “SPAC Material Adverse Effect”: (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally; (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism; (iii) changes in conditions of the economic, business, financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country or changes in exchange rates for the currencies of any countries or changes in prices of any security or market index or commodity or any disruption of such markets; (iv) any change in applicable Laws or GAAP or any interpretation thereof, in each case, following the date of this Agreement; (v) the taking of any action expressly required or expressly permitted by this Agreement or actions expressly required or expressly permitted to not be taken pursuant to this Agreement; (vi) any natural or man-made disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions, tsunami, natural disaster, mudslides, wild fires or similar occurrences), epidemic, pandemic (including COVID-19), disease outbreak, public health emergency or change in climate or comparable events in the United States or any other country or region in the world, or any escalation or worsening of the foregoing; (vii) any acts of terrorism, acts of God or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions or comparable events in the United States or any other country or region in the world, or any escalation or worsening of the foregoing; (viii) the execution or announcement of this Agreement and pendency or consummation of the Transactions or any termination of, reduction in or similar adverse impact (in each case, to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of SPAC; (ix) any action or inaction taken by, or at the written request or with the written approval or consent of, the Company; or (x) any Event that is (to the extent specifically disclosed) set forth on the SPAC Disclosure Letter (provided that this clause (x) shall not prevent a determination that any Event occurring, discovered, or that becomes known (including any worsening of any such Event disclosed in the SPAC Disclosure Letter) after the date hereof in connection with any such Event disclosed in the SPAC Disclosure Letter constitutes a SPAC Material Adverse Effect).

“SPAC Merger” has the meaning specified in the Recitals.

“SPAC Merger Certificate” has the meaning specified in Section 2.1(b).

“SPAC Merger Effective Time” has the meaning specified in Section 2.1(b).

“SPAC Merger Intended Tax Treatment” has the meaning specified in the Recitals.

“SPAC Plan of Merger” has the meaning specified in Section 2.1(b).

“SPAC Private $11.50 Warrant” means those warrants that were purchased by Sponsor in a private placement that occurred simultaneously with the completion of the IPO and are subject to the SPAC Warrant Agreement.

“SPAC Prospectus” has the meaning specified in Section 11.1.

“SPAC Public $11.50 Warrant” means those warrants that were part of the units issued as part of the IPO and are subject to the SPAC Warrant Agreement.

“SPAC SEC Filings” has the meaning specified in Section 5.6.

“SPAC Securities” has the meaning specified in Section 5.14(a).

“SPAC Share Redemption” means the election of an eligible (as determined in accordance with SPAC’s Organizational Documents) holder of SPAC Class A Common Stock, to redeem all or a portion of the shares of SPAC Class A Common Stock held by such holder, at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with SPAC’s Organizational Documents) in connection with the Transaction Proposals or an extension of the SPAC Business Combination Deadline.

“SPAC Shareholder Approval” means the approval of (i) those Transaction Proposals identified in clauses (A) and (B) of Section 8.2(b)(ii), in each case, by special resolution under Cayman Islands Law, being an aﬃrmative vote of the holders of a majority of at least two-thirds of the outstanding shares of SPAC Common Stock entitled to vote, who attend and vote thereupon (as determined in accordance with SPAC’s Organizational Documents) at a SPAC Shareholders’ Meeting, (ii) those Transaction Proposals identified in clauses (C) and (D) of Section 8.2(b)(ii), in each case, by an ordinary resolution under Cayman Islands Law, being an aﬃrmative vote of the holders of at least a majority of the outstanding shares of SPAC Common Stock entitled to vote, who attend and vote thereupon (as determined in accordance with SPAC’s Organizational Documents), and (iii) with respect to any other proposal proposed to the SPAC Shareholders, the requisite approval required under SPAC’s Organizational Documents, the Cayman Islands Companies Act or any other applicable Law, in each case, at a SPAC Shareholders’ Meeting.

“SPAC Shareholders” means the shareholders of SPAC as at any particular reference time.

“SPAC Shareholders’ Meeting” has the meaning specified in Section 8.2(b)(i).

“SPAC Surviving Sub” has the meaning specified in Section 2.1(a).

“SPAC Transaction Expenses” means, as of any determination date, the aggregate amount of out-of-pocket fees, costs, expenses, commissions or other amounts incurred by or on behalf of, and that are paid or payable by, SPAC or any of its Subsidiaries (whether or not billed or accrued for) as a result of or in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Agreement, the performance of its covenants or agreements in this Agreement or any Ancillary Agreement or the consummation of the Transactions, including: (a) all documented fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers; (b) Transfer Taxes; (c) the Back-Stop Commitment Fee (as defined in the Eldridge Back-Stop Letter Agreement) and (d) any other reasonable and documented out-of-pocket fees and expenses as a result of or in connection with the negotiation, documentation and consummation of the Transactions. Notwithstanding anything to the contrary herein, SPAC Transaction Expenses shall not include any fees and expenses of SPAC Shareholders or, for the avoidance of doubt, any fees or expenses paid or payable with the proceeds of Working Capital Loans, or the portion of Working Capital Loans evidenced by the SPAC Convertible Notes that the holders thereof elected to convert in accordance with Section 3.1(e).

“SPAC Warrant Agreement” means the Warrant Agreement, dated as of October 22, 2020, between SPAC and Continental Stock Transfer & Trust Company, as warrant agent.

“SPAC Warrants” means the SPAC Private $11.50 Warrants and the SPAC Public $11.50 Warrants.

“Sponsor” has the meaning specified in the Recitals.

“Sponsor Exchange” has the meaning specified in the Recitals.

“Sponsor Promissory Note” means that certain Promissory Note, dated as of September 19, 2022, issued to SPAC by Sponsor in the principal amount of $300,000 as a Working Capital Loan for the purpose of financing costs incurred in connection with a Business Combination.

“Stockholders Agreement” has the meaning specified in the Recitals hereto.

“Subscription Agreements” means the subscription agreements pursuant to which the PIPE Investment will be consummated, including, if necessary, the Eldridge Back-Stop Subscription Agreement, in each case, in a form mutually satisfactory to the Target Companies and SPAC.

“Subsidiary” means, with respect to a Person, a corporation or other entity of which at least forty-nine percent (49%) of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

“Support and Non-Redemption Agreement” means that certain Support and Non-Redemption Agreement, dated as of the date hereof, by and among the Sponsor, SPAC Epic and Flexjet.

“Surviving Corporation” has the meaning specified in Section 2.2(a).

“Target Companies” means (i) Epic, (ii) prior to the consummation of the SPAC Merger, Flexjet and Merger Sub 2 and (iii) upon the Company’s execution of a joinder to this Agreement, the Company.

“Target Company Securityholder Approval” means the approval of this Agreement and the transactions contemplated hereby, including the Mergers and the transactions contemplated thereby, by (a) for the Company, the aﬃrmative vote or written consent of (i) at least a majority of the voting power of the holders of the then-outstanding Company Capital Stock, voting as a single class and on an as-converted basis, pursuant to the terms and in accordance with the Company’s Organizational Documents and Section 251(c) of the DGCL, (ii) at least a majority of the voting power of the holders of the then-outstanding Company Preferred Stock, voting as a single class and in accordance with the Company’s Organizational Documents, and (iii) a written election by the Epic Lead Investor that the Mergers and the Transactions do not constitute a Liquidation under the Company’s Organizational Documents and (b) for Merger Sub 2, Flexjet.

“Target Company Securityholder Meeting” has the meaning set forth in Section 6.8.

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

“Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, governmental charges, duties, levies and other similar charges imposed by a Governmental Authority in the nature of a tax, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.

“Terminating Company Breach” has the meaning specified in Section 10.1(f).

“Terminating SPAC Breach” has the meaning specified in Section 10.1(g).

“Title IV Plan” has the meaning specified in Section 4.13(c).

“Trade Secrets” has the meaning specified in the definition of “Intellectual Property.”

“Transaction Proposals” has the meaning specified in Section 8.2(b)(ii).

“Transactions” means, collectively, the Sponsor Exchange, the SPAC Merger, the Company Merger, the PIPE Investment (including the Eldridge Back-Stop), the Pre-Closing Reorganization, and the other transactions contemplated by this Agreement and the Ancillary Agreements.

“Transfer Taxes” has the meaning specified in Section 8.4.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form).

“Treasury Share” has the meaning specified in Section 3.2(b)(i).

“Trust Account” has the meaning specified in Section 11.1.

“Trust Agreement” means the Investment Management Trust Agreement, dated as of October 19, 2020, between SPAC and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company.

“U.S.” means the United States of America.

“Updated Financial Statements” has the meaning specified in Section 6.4(a).

“Vista” means Vista Portfolio Trust, LLC, a Delaware limited liability company and Affiliate of Sponsor.

“Vista Promissory Note” means that certain Promissory Note, dated as of September 19, 2022, issued to SPAC by Vista in the principal amount of $1,200,000 as a Working Capital Loan for the purpose of financing costs incurred in connection with a Business Combination.

“W&C” has the meaning specified in Section 11.17(b).

“W&C Privileged Communications” has the meaning specified in Section 11.17(b).

“Warrant Assumption Agreement” means an assumption agreement substantially in the form attached hereto as Exhibit G.

“Working Capital Loans” means any loan made to SPAC by any of the Sponsor, an Affiliate of the Sponsor, or any of SPAC’s officers or directors, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with a Business Combination, including the SPAC Convertible Notes.

Section 1.2         Construction.

(a)            Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” “hereunder” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article,” “Section,” “Annex” or “Exhibit” refer to the specified Article, Section, Exhibit or Annex of this Agreement; (v)  the word “including” shall mean “including, without limitation”; (vi) the word “or” shall be disjunctive but not exclusive; (vii) reference to any Person includes such Person’s successors and permitted assigns; (viii) reference to any Law means such Law as amended, modified, codified, replaced or re-enacted, in whole or in part, from time to time, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder; (ix) references to amounts of currency are references to United States Dollars unless otherwise indicated; and (x) the words “made available,” “provided” or “delivered” to a Party, or similar formulations, means that such materials were (A) provided by electronic transmission directly to a Party’s legal counsel or financial advisors prior to such time or (B) if applicable, available to such Party in the electronic data room hosted by the providing Party in connection with the Transactions at least one Business Day prior to the date of this Agreement (and continuously available to such Party and its legal counsel and financial advisors through the date hereof).

(b)            Unless the context of this Agreement otherwise requires: (i) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation; and (ii) all the agreements (including this Agreement), documents or instruments herein defined (excluding any agreements, documents or instruments disclosed in the Disclosure Letters) mean such agreements, documents or instruments as the same may from time to time be supplemented or amended or the terms thereof waived or modified to the extent permitted by, and in accordance with, the terms thereof.

(c)            Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the immediately following Business Day.

(d)            All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e)            The Parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(f)            Notwithstanding anything to the contrary contained in this Agreement, when used herein, “ordinary course of business” means, with respect to any Person, (a) any action taken or not taken by such Person in the ordinary course of business consistent with past practice, or (b) any COVID-19 Action taken by such Person.

(g)            For the avoidance of doubt and notwithstanding anything to the contrary contained in this Agreement or otherwise (including any covenants or other agreements that apply to the Company prior to it becoming a party hereto or the Target Companies for the time period between the SPAC Merger and the Closing), (i) Flexjet and Merger Sub 2 shall be included in the defined term “Target Companies” solely for the time period up to immediately prior to the consummation of the SPAC Merger, (ii) the Company shall be included in the defined term “Target Companies” and “Parties” only upon the Company’s execution of a joinder to this Agreement, and (iii) the Company shall have rights and obligations (including obligations pursuant to the covenants herein) hereunder only upon the Company’s execution of a joinder to this Agreement.

Article II
THE MERGERS; CLOSING

Section 2.1            SPAC Merger.

(a)            SPAC Merger. In order to facilitate the formation of Flexjet, Epic has contributed $1,000 to Flexjet in exchange for all the issued share capital in Flexjet as of the date hereof (the “Initial Flexjet Interest”). At the SPAC Merger Effective Time (which shall in any event follow the consummation Pre-Closing Reorganization), and upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the relevant provisions of the DGCL, the DLLCA and the Cayman Act, (i) SPAC shall be merged with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving limited liability company of the SPAC Merger and as a direct, wholly-owned subsidiary of Flexjet (such surviving limited liability company, the “SPAC Surviving Sub”), (ii) the separate corporate existence of SPAC shall cease and (iii) the Initial Flexjet Interest shall be automatically converted into and exchanged into the right of Epic to receive an aggregate of $1,000 in cash pursuant to Section 3.1(b) (the “Initial Flexjet Interest Redemption Amount”).

(b)            SPAC Merger Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, one Business Day (which shall also be one calendar day) prior to the Company Merger Effective Time, SPAC, Flexjet and Merger Sub 2 shall (i) cause a certificate of merger (the “SPAC Merger Certificate”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and the DLLCA and (ii) cause a plan of merger (the “SPAC Plan of Merger”) to be executed and filed with the Cayman Registrar in accordance with the relevant provisions of the Cayman Act. The SPAC Merger shall become effective at the later of (A) the time when the SPAC Merger Certificate has been accepted for filing by the Secretary of State of the State of Delaware and (B) the date when the SPAC Plan of Merger has been filed with the Cayman Registrar and in any event, shall become effective one Business Day (which shall also be one calendar day) prior to the Company Merger Effective Time (the “SPAC Merger Effective Time”). Prior to the filing of the SPAC Merger Certificate and SPAC Plan of Merger, Flexjet shall deliver to SPAC the written resignations of all of the directors and officers of Flexjet and Merger Sub 2, effective as of the SPAC Merger Effective Time.

(c)            Effects of the SPAC Merger. At and after the SPAC Merger Effective Time, the SPAC Surviving Sub shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of SPAC and Merger Sub 2, and shall become subject to all the restrictions, disabilities and duties of each of SPAC and Merger Sub 2; and all rights, privileges, powers and franchises of each of SPAC and Merger Sub 2, and all property, real, personal and mixed, and all debts due to each of SPAC and Merger Sub 2, on whatever account, shall become vested in the SPAC Surviving Sub; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the SPAC Surviving Sub as they are of SPAC and Merger Sub 2; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of SPAC and Merger Sub 2 shall not revert or become in any way impaired by reason of the SPAC Merger; but all Liens upon any property of SPAC and Merger Sub 2 shall thereafter attach to the SPAC Surviving Sub and shall be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of the DGCL and DLLCA.

Section 2.2            Company Merger.

(a)            Company Merger. At the Company Merger Effective Time (which shall in any event follow the consummation of the SPAC Merger and the Sponsor Exchange and occur substantially simultaneously with the consummation of the PIPE Investment (including the Eldridge Back-Stop, if necessary)), and upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the relevant provisions of the DGCL and the DLLCA, (i) Merger Sub 1 shall be merged with and into the Company, with the Company continuing as the surviving corporation of the Company Merger and as a direct, wholly-owned subsidiary of the SPAC Surviving Sub and indirect, wholly-owned subsidiary of Flexjet (such surviving corporation, the “Surviving Corporation”) and (ii) the separate corporate existence of Merger Sub 1 shall cease.

(b)            Company Merger Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, concurrently with the Closing, the SPAC Surviving Sub, Merger Sub 1 and the Company shall cause a certificate of merger (the “Company Merger Certificate”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and the DLLCA. The Company Merger shall become effective at the time when the Company Merger Certificate has been accepted for filing by the Secretary of State of the State of Delaware, or at such later time as may be agreed by the SPAC Surviving Sub, Merger Sub 1 and the Company in writing and specified in the Company Merger Certificate (the “Company Merger Effective Time”).

(c)            Effects of the Company Merger. At and after the Company Merger Effective Time, the Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Company and Merger Sub 1, and shall become subject to all the restrictions, disabilities and duties of each of the Company and Merger Sub 1; and all rights, privileges, powers and franchises of each of the Company and Merger Sub 1, and all property, real, personal and mixed, and all debts due to each of the Company and Merger Sub 1, on whatever account, shall become vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Corporation as they are of the Company and Merger Sub 1; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of the Company and Merger Sub 1 shall not revert or become in any way impaired by reason of the Company Merger; but all Liens upon any property of the Company and Merger Sub 1 shall thereafter attach to the Surviving Corporation and shall be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of the DGCL.

Section 2.3            Sponsor Exchange. Prior to the Closing and adoption of the Second Amended and Restated Flexjet Charter (but following the SPAC Merger), and pursuant to the terms of the Exchange Agreement, Flexjet, Directional and Sponsor shall consummate the Sponsor Exchange in accordance with the terms and conditions of the Exchange Agreement.

Section 2.4             Eldridge Back-Stop; PIPE Investment. Substantially simultaneously with the Closing, the PIPE Investment (including, if necessary, the Eldridge Back-Stop) shall be consummated pursuant to, and in the amounts set forth in, the Subscription Agreements.

Section 2.5            Closing.

(a)            In accordance with the terms and subject to the conditions of this Agreement, the consummation of the PIPE Investment and the closing of the Company Merger (the “Closing”) shall take place by electronic delivery of documents (by PDF (portable document format) or electronic mail), all of which will be deemed to be originals, at a time to be agreed by the Parties on the date which is three Business Days after the first date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or, if the day after such date is not a Business Day, the next Business Day with respect to which the immediate next day is a Business Day, or such other time and place as the Parties may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

(b)            For the avoidance of doubt, the Closing and the Company Merger Effective Time shall occur after the completion of the SPAC Merger, the Pre-Closing Reorganization, the Sponsor Exchange and the adoption of the Second Amended and Restated Flexjet Charter.

Section 2.6             Closing Deliverables; Closing Transactions.

(a)            At or prior to the Closing, the Company will deliver or cause to be delivered:

(i)            to Flexjet, a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.2(a), Section 9.2(b), Section 9.2(c) and Section 9.2(d) have been fulfilled;

(ii)            to Flexjet, the Registration Rights Agreement, duly executed by the stockholders of the Company party thereto;

(iii)            to Flexjet, the Stockholders Agreement, duly executed by the stockholders of the Company party thereto; and

(iv)            to Flexjet, in form and substance reasonably satisfactory to Flexjet, a certificate on behalf of the Company dated no more than 30 days prior to the Closing Date, prepared in a manner consistent and in accordance with the requirements of Treasury Regulations Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

(b)            At or prior to the Closing, Flexjet will deliver or cause to be delivered:

(i)            to the Company, a certificate signed by an officer of Flexjet (which, for the avoidance of doubt, shall be an officer as appointed pursuant to Section 2.8(c)), dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.3(a), Section 9.3(b), Section 9.3(c) and Section 9.3(d) have been fulfilled;

(ii)            to the Company, the Registration Rights Agreement, duly executed by Flexjet, the Sponsor and the other shareholders of SPAC party thereto;

(iii)            to the Company, the Stockholders Agreement, duly executed by Flexjet, Eldridge and the Sponsor;

(iv)            to the Company, in form and substance reasonably satisfactory to the Company, a certificate on behalf of Flexjet, prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.897-2(g), (h) and 1.1445-2(c)(3) certifying that no interest in Flexjet is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2); and

(v)            to the Company, the written resignations of all of the directors and oﬃcers of Flexjet and the SPAC Surviving Sub (other than those Persons identified as the initial directors and oﬃcers, respectively, of Flexjet after the Company Merger Eﬀective Time, in accordance with the provisions of Section 2.8 and Section 8.6), effective as of the Company Merger Effective Time.

(c)            On the Closing Date, substantially concurrently with the Company Merger Effective Time and in any event, only upon Flexjet’s receipt of the PIPE Investment Amount and applicable portion of the Trust Account funds not paid to redeeming SPAC Shareholders, Flexjet shall pay or cause to be paid by wire transfer of immediately available funds, (i) any payments to the SPAC Shareholders required to be made by Flexjet in connection with the SPAC Share Redemption, (ii) all accrued and unpaid SPAC Transaction Expenses (which shall include all outstanding amounts under all Working Capital Loans evidenced by the SPAC Convertible Notes that have not made an election pursuant to Section 3.1(e)) as set forth on a written statement to be delivered to the Company and Epic by or on behalf of SPAC not less than two Business Days prior to the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices (where applicable) and applicable Tax forms (e.g., IRS Form W-9) for the foregoing, and (iii) all accrued and unpaid Company Transaction Expenses (including the Secondary Proceeds) as set forth on a written statement to be delivered to SPAC by or on behalf of the Company not less than two Business Days prior to the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices (where applicable) and applicable Tax forms (e.g., IRS Form W-9) for the foregoing; provided, that any Company Transaction Expenses due to current or former employees, independent contractors, oﬃcers, or directors of any Target Company or any of its Subsidiaries relating to compensation for services shall be paid to the applicable Target Company or its applicable Subsidiary for further payment to such employee, independent contractor, officer or director through such applicable Target Company’s or Subsidiary’s payroll.

Section 2.7            Organizational Documents.

(a)            At the SPAC Merger Effective Time, by virtue of the SPAC Merger, (i) the certificate of formation of Merger Sub 2, as in effect immediately prior to the SPAC Merger Effective Time, shall be the certificate of formation of the SPAC Surviving Sub until thereafter amended as provided therein or in accordance with the DLLCA, (ii) the limited liability company agreement of Merger Sub 2, as in effect immediately prior to the SPAC Merger Effective Time, shall be the limited liability company agreement of the SPAC Surviving Sub until thereafter amended as provided therein or in accordance with the DLLCA, and (iii) the certificate of incorporation of Flexjet will be amended and restated in its entirety in a form reasonably satisfactory to SPAC and Epic (the “First Amended and Restated Flexjet Charter”) and thereafter amended as provided therein or in accordance with the DGCL and (ii) the bylaws of Flexjet will be amended and restated in their entirety in a form reasonably satisfactory to SPAC and Epic (the “First Amended and Restated Flexjet Bylaws”) and thereafter amended as provided therein or in accordance with the DGCL.

(b)            At the Company Merger Effective Time, by virtue of the Company Merger, (i) the certificate of incorporation of the Surviving Corporation shall be in a form reasonably satisfactory to SPAC, Epic and the Company until thereafter amended as provided therein or in accordance with the DGCL and (ii) the bylaws of the Surviving Corporation shall be in a form reasonably satisfactory to SPAC, Epic and the Company until thereafter amended as provided therein or in accordance with the DGCL.

(c)            Immediately prior to the Company Merger Effective Time, Flexjet shall take all actions required to amend and restate (i) the First Amended and Restated Flexjet Charter substantially in the form attached hereto as Exhibit A (the “Second Amended and Restated Flexjet Charter”) and (ii) the First Amended and Restated Flexjet Bylaws substantially in the form attached hereto as Exhibit B (the “Second Amended and Restated Flexjet Bylaws”), in each case, with such changes as may be agreed in writing by SPAC, Flexjet, Epic and the Company at any time prior to the SPAC Shareholders’ Meeting, which shall be the certificate of incorporation and bylaws, respectively, of Flexjet until thereafter amended as provided therein or in accordance with the DGCL.

Section 2.8            Directors and Officers.

(a)            The oﬃcers and directors of SPAC as of immediately prior to the SPAC Merger Eﬀective Time, shall be the oﬃcers and directors of the SPAC Surviving Sub from and after the SPAC Merger Eﬀective Time until the Company Merger Effective Time, in each case, to hold office in accordance with the Organizational Documents of the SPAC Surviving Sub.

(b)            Certain Persons, as determined by the Company and Epic and communicated to SPAC prior to the Closing Date, shall be the oﬃcers and directors of the Surviving Corporation from and after the Company Merger Eﬀective Time, in each case, to hold office in accordance with the Organizational Documents of the Surviving Corporation.

(c)            SPAC and Flexjet shall take all actions necessary to ensure that, from and after the SPAC Merger Eﬀective Time until the Company Merger Effective Time, the oﬃcers and directors of SPAC as of immediately prior to the SPAC Merger Eﬀective Time, shall be the oﬃcers and directors of Flexjet from and after the SPAC Merger Eﬀective Time until the Company Merger Effective Time, in each case, to hold office in accordance with the Organizational Documents of Flexjet.

(d)            The Parties shall take all actions necessary to ensure that, from and after the Company Merger Eﬀective Time, the Persons identified as the initial post-Closing directors and oﬃcers of Flexjet in accordance with the provisions of Section 8.6 shall be the directors and oﬃcers, respectively, of Flexjet, each to hold oﬃce in accordance with the Second Amended and Restated Flexjet Charter and Second Amended and Restated Flexjet Bylaws.

(e)            Certain Persons, as determined by the Company and Epic and communicated to SPAC prior to the Closing Date, shall be the oﬃcers and directors of the SPAC Surviving Sub from and after the Company Merger Eﬀective Time, in each case, to hold office in accordance with the Organizational Documents of the SPAC Surviving Sub.

Section 2.9            Tax Treatment.

(a)            Each of the Parties intends that, for U.S. federal income tax purposes (and for purposes of any applicable state or local income tax that follows the U.S. federal income tax treatment), (i) the SPAC Merger qualifies for the SPAC Merger Intended Tax Treatment, (ii) the Sponsor Exchange qualifies for the Exchange Intended Tax Treatment, (iii) the Company Merger and the PIPE Investment qualify for the Company Merger Intended Tax Treatment, and (iv) this Agreement constitute a “plan of reorganization” for purposes of Sections 354, 361 and the 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g). Each Party shall, to the extent such Party is required under applicable Law, file all applicable U.S. federal and state income Tax Returns on a basis consistent with the Intended Tax Treatment, and, in each case, shall not take any inconsistent position on any Tax Return, or during the course of any audit, litigation or other proceeding with respect to Taxes, unless otherwise required pursuant to a determination within the meaning of Section 1313(a) of the Code (or analogous provisions of state Law).

(b)            None of the Parties shall knowingly take or cause to be taken, or knowingly fail to take or cause to be taken, any action that would reasonably be expected to prevent (i) the Company Merger and the PIPE Investment from qualifying for the Company Merger Intended Tax Treatment, (ii) the SPAC Merger from qualifying for the SPAC Merger Intended Tax Treatment, or (iii) the Sponsor Exchange from qualifying for the Exchange Intended Tax Treatment. Each of the Parties agrees to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Governmental Authority.

(c)            Each Party shall use commercially reasonable efforts to cooperate with each other and their respective counsel to document and support the treatment of the Transactions in a manner consistent with the Intended Tax Treatment, including by providing factual customary support letters reasonably acceptable to each Party.

Article III

EFFECTS OF THE MERGERS; Closing Transactions

Section 3.1            SPAC Merger Conversion of Securities. Upon the terms and subject to the conditions of this Agreement, at the SPAC Merger Effective Time, by virtue of the SPAC Merger and this Agreement and without any action on the part of any Party or the holders of any of the following securities:

(a)            Conversion of Merger Sub 2 Interests. All of the outstanding membership interests of Merger Sub 2 issued and outstanding as of immediately prior to the SPAC Merger Effective Time shall be converted into and exchanged for, collectively, all of the membership interests of the SPAC Surviving Sub.

(b)            Cancellation of Flexjet Shares. Each share of Flexjet share capital that is issued and outstanding immediately prior to the SPAC Merger Effective Time (which shall consist solely of the Initial Flexjet Interest) shall be automatically converted into and exchanged for the right to receive its pro rata portion of the Initial Flexjet Interest Redemption Amount. Promptly following the SPAC Merger Effective Time, Flexjet shall pay the Initial Flexjet Interest Redemption Amount, pro rata, to the holders of Flexjet share capital immediately prior to the SPAC Merger Effective Time.

(c)            Conversion of SPAC Class A Common Stock. Each share of SPAC Class A Common Stock issued and outstanding immediately prior to the SPAC Merger Effective Time shall be automatically converted into and shall for all purposes represent only the right to receive one validly issued, fully paid and non-assessable share of Flexjet Class A Common Stock (such shares of Flexjet Class A Common Stock referred to collectively as the “SPAC Class A Merger Consideration”). As of the SPAC Merger Effective Time, the SPAC Class A Common Stock shall cease to be outstanding and shall cease to exist, and each holder of any such SPAC Class A Common Stock shall cease to have any rights with respect thereto, except for the right to receive, in accordance with this Section 3.1(c), such holder’s portion of the SPAC Class A Merger Consideration.

(d)            Conversion of SPAC Class B Common Stock. Each share of SPAC Class B Common Stock issued and outstanding immediately prior to the SPAC Merger Effective Time shall be automatically converted into and shall for all purposes represent only the right to receive one validly issued, fully paid and non-assessable share of Flexjet Class B Common Stock (such shares of Flexjet Class B Common Stock referred to collectively as the “SPAC Class B Merger Consideration”). As of the SPAC Merger Effective Time, the SPAC Class B Common Stock shall cease to be outstanding and shall cease to exist, and each holder of any such SPAC Class B Common Stock shall cease to have any rights with respect thereto, except for the right to receive, in accordance with this Section 3.1(d), such holder’s portion of the SPAC Class B Merger Consideration.

(e)            Treatment of Non-Redeeming SPAC Convertible Notes. In the event Epic, the Company and Flexjet have received written notice, not less than two Business Days prior to the Closing Date and in any event prior to the delivery of the written statement by or on behalf of SPAC described in Section 2.6(c)(ii), of the election of a holder of a SPAC Convertible Note to convert all or any portion of the principal amount outstanding of its SPAC Convertible Note into SPAC Private $11.50 Warrants (such holder’s elected amount, the “Elected SPAC Convertible Note Amount”), such Elected SPAC Convertible Note Amount shall be automatically converted, at the SPAC Merger Effective Time, at the conversion price set forth in the applicable SPAC Convertible Note, as applicable, into the right to receive, at the Company Merger Effective Time, a corresponding number of Flexjet Assumed Private $11.50 Warrants.

(f)            Treatment of SPAC Warrants.

(i)            Each SPAC Private $11.50 Warrant that is outstanding immediately prior to the SPAC Merger Effective Time shall be converted into and become the right to receive, at the Company Merger Effective Time, a Flexjet Assumed Private $11.50 Warrant. Each Flexjet Assumed Private $11.50 Warrant shall have terms identical to each SPAC Private $11.50 Warrant as in effect as of the date of this Agreement (other than the fact that it will be exercisable for Flexjet Common Stock rather than SPAC Common Stock) and shall be governed by the Flexjet Assumed Warrant Agreement; and

(ii)            Each SPAC Public $11.50 Warrant that is outstanding immediately prior to the SPAC Merger Effective Time shall be converted into and become the right to receive, at the Company Merger Effective Time, a Flexjet Assumed Public $11.50 Warrant. Each Flexjet Assumed Public $11.50 Warrant shall have terms identical to each SPAC Public $11.50 Warrant as in effect as of the date of this Agreement (other than the fact that it will be exercisable for Flexjet Common Stock rather than SPAC Common Stock) and shall be governed by the Flexjet Assumed Warrant Agreement.

(g)            Treatment of Redeeming SPAC Convertible Notes. Each holder of a SPAC Convertible Note that did not elect to convert all or a portion, as applicable, of the principal amount outstanding of its SPAC Convertible Note in accordance with Section 3.1(e) shall have its SPAC Convertible Note (or a portion thereof, as applicable) terminated and extinguished in full satisfaction thereof at the SPAC Merger Effective Time in exchange for the right to receive the SPAC Convertible Notes Redemption Amount at the Closing in respect thereof in connection with the payment of SPAC Transaction Expenses pursuant to Section 2.6(c).

(h)            Notwithstanding anything in this Agreement to the contrary, no fractional shares of Flexjet Class A Common Stock or Flexjet Class B Common Stock shall be issued in the SPAC Merger.

Section 3.2            Company Merger Conversion of Securities.

Upon the terms and subject to the conditions of this Agreement, at the Company Merger Effective Time, by virtue of the Company Merger and this Agreement and without any action on the part of any Party or the holders of any of the following securities:

(a)            Conversion of Merger Sub 1 Interests. All of the outstanding membership interests of Merger Sub 1 issued and outstanding as of immediately prior to the Company Merger Effective Time shall be converted into and exchanged for, collectively, all of the share capital of the Surviving Corporation.

(b)            Conversion of Company Common Stock.

(i)            Each share of Company Common Stock (for the avoidance of doubt, including shares of Company Common Stock issued in the Pre-Closing Reorganization and shares of Company Common Stock issued as part of the Pre-Closing Management Grants, but excluding any shares redeemed as part of the Series D-2 Redemption), in each case, that is issued and outstanding immediately prior to the Company Merger Eﬀective Time (other than (i) any shares of Company Capital Stock subject to Company Options (which shall be subject to Section 3.4), (ii) any shares of Company Capital Stock held in the treasury of the Company, which treasury shares shall be canceled as part of the Company Merger and shall not constitute “Company Capital Stock” hereunder (each such share, a “Treasury Share”), and (iii) any Dissenting Shares (which shall be subject to Section 3.6) (collectively, the “Excluded Company Common Shares”)), shall be canceled and converted into the right to receive the applicable portion of the Aggregate Merger Consideration as determined pursuant to Section 3.2(b)(ii).

(ii)            Each share of Company Common Stock as of immediately prior to the Company Merger Eﬀective Time (other than in respect of the Excluded Company Common Shares) shall be converted into and represent the right to receive a portion of the Aggregate Merger Consideration equal to the Exchange Ratio and each holder of shares of Company Common Stock as of immediately prior to the Company Merger Effective Time (other than the Excluded Company Common Shares) shall be entitled to receive, for such shares of Company Common Stock that it holds (other than Excluded Company Common Shares), a portion of the Aggregate Merger Consideration equal to (i) the Exchange Ratio multiplied by (ii) the number of shares of Company Common Stock (other than Excluded Company Common Shares) held by such holder as of immediately prior to the Company Merger Effective Time, with the product rounded up or down to the nearest whole share, as applicable.

(iii)            Notwithstanding anything in this Agreement to the contrary, no fractional shares of Flexjet Common Stock shall be issued in the Company Merger.

Section 3.3            Exchange Procedures.

(a)            No later than five Business Days prior to the Closing Date, Flexjet shall appoint an exchange agent reasonably acceptable to Flexjet, the Company, Epic and SPAC (the “Exchange Agent”) to act as the agent for the purpose of paying the consideration to the applicable Persons in the manner contemplated by Section 3.1 (in connection with the SPAC Merger) and Section 3.2 (in connection with the Company Merger) and shall enter into an exchange agent agreement with the Exchange Agent reasonably acceptable to Flexjet, the Company, Epic and SPAC. At or before (i) the SPAC Merger Effective Time, Flexjet shall issue and deposit with the Exchange Agent the aggregate consideration to be issued or paid by Flexjet pursuant to Section 3.1 and (ii) the Company Merger Eﬀective Time, Flexjet shall issue and deposit with the Exchange Agent the aggregate consideration to be issued or paid by Flexjet pursuant to Section 3.2.

(b)            As soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act, Flexjet shall cause the Exchange Agent to send, to each record holder of shares of Company Capital Stock entitled to receive consideration pursuant to Section 3.2 a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper transfer of each share of Company Capital Stock to the Exchange Agent, and which letter of transmittal will be in customary form and have such other provisions as Flexjet, the Company, Epic and SPAC may reasonably specify) for use in such exchange.

(c)            Promptly following the date that is one year after the Company Merger Eﬀective Time, Flexjet shall instruct the Exchange Agent to deliver to Flexjet all documents in its possession relating to the Transactions, and the Exchange Agent’s duties shall terminate. Thereafter, any portion of the consideration contemplated by Section 3.1 or Section 3.2 that remains unclaimed shall be returned to Flexjet, and any Person entitled to consideration pursuant to Section 3.1 and Section 3.2, as applicable, that has not exchanged its shares of SPAC Common Stock, SPAC Warrants or shares of Company Capital Stock for an applicable portion of the consideration contemplated by Section 3.1 or Section 3.2 (as applicable) in accordance with this Section 3.3 prior to the date that is one year after the Company Merger Eﬀective Time, may transfer such shares of SPAC Common Stock, SPAC Warrants or shares of Company Capital Stock to Flexjet and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Flexjet shall promptly deliver, such applicable portion of the consideration contemplated by Section 3.1 or Section 3.2 (as applicable) without any interest thereupon. None of SPAC, the SPAC Surviving Sub, Epic, the Company, the Surviving Corporation, the Exchange Agent or any Subsidiary or Affiliate of any of the foregoing shall be liable to any Person in respect of any of the consideration contemplated by Section 3.1 or Section 3.2 that is delivered to a public oﬃcial pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such shares of SPAC Common Stock, SPAC Warrants or shares of Company Capital Stock shall not have been transferred immediately prior to such date on which any amounts payable pursuant to this Article III would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of Flexjet, free and clear of all claims or interest of any Person previously entitled thereto.

Section 3.4            Treatment of Company Options.

(a)            Each Company Option that is outstanding as of immediately prior to the Company Merger Eﬀective Time shall be cancelled as of the Company Merger Eﬀective Time, and converted into the right to receive a vested option to purchase shares of Flexjet Common Stock upon substantially the same terms and conditions as are in eﬀect with respect to such option immediately prior to the Company Merger Eﬀective Time (each, a “Flexjet Option”) except that (a) such Flexjet Option shall provide the right to purchase that whole number of shares of Flexjet Common Stock (rounded down to the nearest whole share) equal to the number of shares of Company Common Stock subject to such Company Option, multiplied by the Exchange Ratio, and (b) the exercise price per share for each such Flexjet Option shall be equal to the exercise price per share of such Company Option in eﬀect immediately prior to the Eﬀective Time, divided by the Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent); provided, however, that the conversion of the Company Options will be made in a manner consistent with Treasury Regulation Section 1.424-1, such that such conversion will not constitute a “modification” of such Company Options for purposes of Section 409A or Section 424 of the Code.

(b)            The Company shall take all necessary actions to eﬀect the treatment of Company Options pursuant to this Section 3.4 in accordance with the Epic Incentive Plan and the applicable award agreements and to ensure that, from and after the Closing, holders of Company Options have no rights with respect thereto other than those provided in this Section 3.4.

Section 3.5            Withholding. Notwithstanding any other provision to this Agreement, SPAC, the Company, the Exchange Agent and their respective Affiliates or other Persons making payments on their behalf shall be entitled to deduct and withhold from any consideration payable in cash or otherwise pursuant to this Agreement such Taxes that are required to be deducted and withheld from such amounts under the Code or any other applicable Law (as reasonably determined by SPAC, the Company, the Exchange Agent or their respective Affiliates or other Persons making payments on their behalf, as applicable); provided, that SPAC shall use commercially reasonable eﬀorts to provide the Company with at least 10 days prior written notice of any amounts that it intends to deduct or withhold (together with any legal basis therefor and method of calculation) in connection with the payment of the consideration payable pursuant to Section 3.1 or Section 3.2 (other than any compensatory payments to be made pursuant to this Agreement or backup withholding), shall use commercially reasonable efforts to provide the applicable holder of Company Capital Stock a reasonable opportunity to provide documentation establishing exemptions from or reductions of such deductions or withholdings, and shall reasonably cooperate with the Company to reduce or eliminate any applicable deductions or withholding. To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be (i) timely remitted to the appropriate Governmental Authority, and (ii) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. In the case of any such payment payable to employees of the Company or its Subsidiaries in connection with the Mergers treated as compensation, the Parties shall cooperate to pay such amounts through the Company’s or the relevant Subsidiary’s payroll to facilitate applicable withholding.

Section 3.6             Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Company Merger Eﬀective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares of Company Common Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive a portion of the Aggregate Merger Consideration in accordance with Section 3.2, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Company Merger Eﬀective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Company Merger Eﬀective Time into the right to receive the applicable portion of the Aggregate Merger Consideration in accordance with Section 3.2 without interest thereon, upon transfer of such shares. The Company shall provide SPAC and Flexjet written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to the Company prior to the Company Merger Eﬀective Time that relates to such demand.

Article IV

REPRESENTATIONS AND WARRANTIES OF the Target companies

Except as set forth in the disclosure letter delivered to SPAC and Merger Sub 1 by Epic on the date of this Agreement (the “Epic Disclosure Letter”), subject to Section 11.11, each Target Company, severally and not jointly with the other Target Companies, and subject to Section 1.2(g), represents and warrants, in each case, only with respect to such representations and warranties in this Article IV that apply to such Target Company or its Subsidiaries, to SPAC and Merger Sub 1 as follows:

Section 4.1            Organization. Epic is a corporation duly incorporated, and is validly existing and in good standing under the Laws of the State of Delaware, and has the requisite corporate power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. Epic has made available to SPAC true, correct and complete copies of the Organizational Documents of Epic as amended and in effect to the date of this Agreement. Epic is duly licensed or qualified and in good standing in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not have, and would not reasonably be expected to have, individually or in the aggregate, an Epic Material Adverse Effect.

Section 4.2            Subsidiaries and Other Target Companies. A complete list of each Subsidiary of Epic and each other Target Company, in each case, as of the date of this Agreement and its jurisdiction of incorporation, formation or organization, as applicable, is set forth on Section 4.2 of the Epic Disclosure Letter. The Subsidiaries of Epic and each other Target Company have been duly incorporated, formed or organized and are validly existing and (to the extent such concept exists in the jurisdiction in which such entity is incorporated, formed or organized) in good standing under the Laws of their jurisdiction of incorporation, formation or organization and have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. True, correct and complete copies of the Organizational Documents, as amended and in effect to the date of this Agreement, of each Subsidiary of Epic and each other Target Company set forth on Section 4.2 of the Epic Disclosure Letter have been previously made available to SPAC by or on behalf of the applicable Target Company. Each Subsidiary of Epic and each other Target Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not have, or would not reasonably be expected to have, individually or in the aggregate, an Epic Material Adverse Effect.

Section 4.3            Due Authorization.

(a)            Each Target Company has all requisite power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party contemplated hereby and (subject to the approvals described in Section 4.5, the Target Company Securityholder Approval and any approvals of the securityholders of the Target Companies to be obtained in connection with the Pre-Closing Reorganization) to consummate the Transactions and to perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and each Ancillary Agreement to which each Target Company is a party contemplated hereby and the consummation of the Transactions have been duly and validly authorized and approved by the Board of Directors (or equivalent thereof) of such Target Company, and, except for the Target Company Securityholder Approval and any approvals of the securityholders of the Target Companies to be obtained in connection with the Pre-Closing Reorganization, no other corporate proceeding on the part of such Target Company is necessary to authorize this Agreement and each Ancillary Agreement to which such Target Company is a party contemplated hereby. This Agreement has been, and on or prior to the Closing, the Ancillary Agreements to which any Target Company is a party contemplated hereby will be, duly and validly executed and delivered by such Target Company, and this Agreement constitutes, and on or prior to the Closing, each Ancillary Agreement to which such Target Company is a party contemplated hereby will constitute, a legal, valid and binding obligation of such Target Company (assuming that this Agreement and such Ancillary Agreements are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other parties thereto), as applicable, enforceable against such Target Company, in accordance with its and their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)            On or prior to the date of this Agreement, the Board of Directors of Epic has duly adopted resolutions (i) determining that this Agreement and each Ancillary Agreement to which Epic is a party contemplated hereby and the Transactions are advisable and fair to, and in the best interests of, Epic and its stockholders, and (ii) authorizing and approving the execution, delivery and performance by Epic of this Agreement and each Ancillary Agreement to which Epic is a party contemplated hereby and the consummation of the Transactions. No other corporate action is required on the part of Epic or its equityholders to enter into this Agreement or each Ancillary Agreement to which Epic is a party contemplated hereby or to approve the Transactions, other than the Target Company Securityholder Approval and any approvals of the securityholders of the Target Companies to be obtained in connection with the Pre-Closing Reorganization.

Section 4.4            No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5, the execution and delivery by the Target Companies of this Agreement and each Ancillary Agreement to which any such Target Company is a party contemplated hereby and the consummation of the Transactions do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under the Organizational Documents of such Target Company, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to such Target Company, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract listed on Section 4.12(a) in the Epic Disclosure Letter to which such Target Company is a party or is bound, or terminate or result in the termination of any such foregoing Contract, or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of such Target Company or any Subsidiary of such Target Company, except, in the case of each of clauses (b) through (d), to the extent that the occurrence of the foregoing would not have, individually or in the aggregate, an Epic Material Adverse Effect.

Section 4.5            Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of SPAC and Merger Sub 1 contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority or other Person is required on the part of any Target Company or its respective Subsidiaries with respect to any such Target Company’s execution or delivery of this Agreement or the consummation by such Target Company of the Transactions, except for: (i) applicable requirements of the HSR Act or any similar requirements under applicable foreign Laws or any other Governmental Approvals applicable to the Transactions , (ii) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, have or reasonably be expected to have (A) an Epic Material Adverse Effect or (B) a material adverse effect on the ability of such Target Company or its respective Subsidiaries to perform or comply with on a timely basis any material obligation of such Target Company or its respective Subsidiaries under this Agreement, the Ancillary Agreements to which such Target Company or its respective Subsidiaries is a party or to consummate the Transactions, (iii) the filing of the SPAC Merger Certificate and Company Merger Certificate in accordance with the DGCL, DLLCA and the filing of the SPAC Plan of Merger with the Cayman Registrar in accordance with the Cayman Act, as applicable, (iv) applicable requirements for securities Laws, and (v) as otherwise disclosed in Section 4.5 of the Epic Disclosure Letter.

Section 4.6            Capitalization of Epic.

(a)            As of the date of this Agreement and prior to giving effect to the Pre-Closing Reorganization, the authorized share capital of Epic consists of (x) 500,000 shares of Epic Common Stock, of which 109,773.2 are issued and outstanding and (y) 76,825 shares of Epic Preferred Stock, (A) 71,125.7 of which shares have been designated as Series D-1 Convertible Preferred Stock (the “Epic Series D-1 Preferred Stock”) and of which all are issued and outstanding and (B) 5,698.83 of which shares have been designated as Series D-2 Convertible Preferred Stock (the “Epic Series D-2 Preferred Stock”) and of which all are issued and outstanding, and there are no other shares of capital stock of Epic that are issued and outstanding. All of the issued and outstanding shares of Epic Capital Stock (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance in all material respects with applicable Law, including federal and state securities Laws, and all applicable requirements set forth in (A) Epic’s Organizational Documents, and (B) any other applicable Contracts governing the issuance of such securities; (iii) are free and clear of any Liens (other than transfer restrictions under applicable securities Laws or under Epic’s Organizational Documents); and (iv) are not subject to any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under applicable Law or any Contracts to which Epic is a party or otherwise bound, except for, in each case of this clause (iv), as set forth in Epic’s Organizational Documents or that certain Third Amended and Restated Stockholders’ Agreement, dated March 12, 2021, by and among Epic and the other parties thereto (as may be amended from time to time).

(b)            As of the date of this Agreement and prior to giving effect to the Pre-Closing Reorganization, Epic Options to purchase 15,804.299 shares of Epic Common Stock are outstanding. As of the date of this Agreement, there are 15,804.299 shares of Epic Common Stock reserved for issuance under the Epic Incentive Plan. Epic has provided to SPAC, prior to the date of this Agreement, a true, correct and complete list of each current or former employee, consultant or director of Epic or any of its Subsidiaries and any other Person who, as of the date of this Agreement, holds an Epic Option, including the type of Epic Option, the number of shares of Epic Common Stock comprised thereof or subject thereto, vesting schedule, expiration date and, if applicable, the exercise price thereof.

(c)            Except as otherwise set forth in Section 4.6(c) of the Epic Disclosure Letter, Epic has not granted any outstanding subscriptions, options, stock appreciation rights, “phantom units,” rights, puts, warrants, rights or other securities (including debt securities) convertible into or exchangeable or exercisable for shares of Epic Capital Stock, any other commitments, calls, conversion rights, rights of exchange or privilege (whether preemptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional equity interests, the sale of equity interests, or for the repurchase or redemption of equity interests of Epic or the value of which is determined by reference to shares of Epic Common Stock or other equity interests of Epic, and there are no voting trusts, proxies or agreements of any kind which may obligate Epic to issue, purchase, register for sale, redeem or otherwise acquire any shares of Epic Capital Stock or other equity interests of Epic.

Section 4.7             Capitalization of Subsidiaries and Other Target Companies.

(a)            The outstanding shares of capital stock or equity interests of each of Epic’s Subsidiaries and each of the Target Companies (other than Epic) set forth on Section 4.2 of the Epic Disclosure Letter (i) have been duly authorized and validly issued, and, to the extent applicable, are fully paid and non-assessable; and (ii) have been oﬀered, sold and issued in compliance with the Organizational Documents of the applicable Subsidiary of the Company or Target Company, and, in all material respects, with applicable Law.

(b)            Except as set forth on Section 4.7(b) of the Epic Disclosure Letter, Epic owns, directly or indirectly, of record and beneficially all the issued and outstanding shares of capital stock or equity interests of its Subsidiaries set forth on Section 4.2 of the Epic Disclosure Letter, free and clear of any Liens (other than transfer restrictions under applicable securities Laws or under the applicable Organizational Documents).

(c)            Except as set forth on Section 4.7(c) of the Epic Disclosure Letter, there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any capital stock or other securities of any Target Company (other than Epic) or Subsidiary of Epic set forth on Section 4.2 of the Epic Disclosure Letter, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of such Target Company or Subsidiary or the value of which is determined by reference to shares or other equity interests of such Target Company or such Subsidiary of Epic, and there are no voting trusts, proxies or agreements of any kind which may obligate any such Target Company or such Subsidiary of Epic to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock.

(d)            As of the date hereof, Flexjet and Merger Sub 2 have no assets or operations other than as set forth in the immediately following sentence. As of the date hereof, (i) Flexjet owns of record and beneficially all of the issued and outstanding limited liability company interests of Merger Sub 2, free and clear of any Liens (other than transfer restrictions under applicable securities Laws or under its Organizational Documents) and (ii) Epic owns of record and beneficially all of the Flexjet Common Stock, free and clear of any Liens (other than transfer restrictions under applicable securities Laws or under its Organizational Documents). Prior to the Pre-Closing Reorganization, other than the limited liability company interests of Merger Sub 2, which are owned 100% by Flexjet, neither Flexjet nor Merger Sub 2 owns, directly or indirectly, any Subsidiaries, partnership interests, capital stock or equity securities or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated.

Section 4.8             Financial Statements.

(a)            The Epic Financial Statements (i) present fairly, in all material respects, the state and the consolidated financial position of Epic and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations, their consolidated incomes, their consolidated changes in stockholders’ equity and their consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), (iii) were prepared from, and are in accordance in all material respects with, the books and records of Epic and its consolidated Subsidiaries, and (iv) when delivered by the Target Companies for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 6.4, (w) will present fairly, in all material respects, the state and the consolidated financial position of Epic and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations, their consolidated incomes, their consolidated changes in stockholders’ equity and their consolidated cash flows for the respective periods then ended, (x) will be prepared from, and will be in accordance in all material respects with, the books and records of Epic and its consolidated Subsidiaries, (y) will be prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (z) in the case of audited financial statements, will be audited in accordance with the standards of the Public Company Accounting Oversight Board, and in each case will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC (including for the avoidance of doubt in accordance with any relief granted by the SEC to the Company or its auditors), the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof. True, correct and complete copies of the Epic Financial Statements are set forth on Section 4.8(a) of the Epic Disclosure Letter.

(b)            Except as set forth on Section 4.8(a) of the Epic Disclosure Letter, Epic (including, to the Knowledge of Epic, any employee or independent auditor thereof) has not identified or been made aware of (i) any significant deficiency in the system of internal accounting controls utilized by Epic, (ii) any fraud that involves Epic’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Epic, or (iii) any claim or allegation regarding any of the foregoing.

Section 4.9             No Undisclosed Liabilities. Epic and its Subsidiaries have no liabilities or obligations that would be required to be reflected or reserved against in the Epic Financial Statements prepared in accordance with GAAP, except for those liabilities or obligations (a) reflected or reserved for on the Epic Financial Statements or disclosed in the notes thereto, (b) that have arisen in the ordinary course of business since the date of the most recent balance sheet included in the Epic Financial Statements, (c) that will be discharged or paid off prior to or at the Closing, (d) incurred by Epic or any of its Subsidiaries in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Agreements or the consummation of the Transactions, (e) arising under the terms of any Contract binding upon Epic or any of its Subsidiaries (for the avoidance of doubt other than as a result of breach thereof), or (f) which would not have an Epic Material Adverse Effect.

Section 4.10           Litigation and Proceedings. Except as set forth on Section 4.10 of the Epic Disclosure Letter, as of the date hereof: (a) there are no pending or, to the Knowledge of Epic, threatened, lawsuits, actions, suits, judgments, claims, proceedings or any other Actions (including any investigations or inquiries initiated, pending or threatened by any Governmental Authority), or other proceedings at law or in equity (collectively, “Legal Proceedings”), against any Target Company or any of their respective Subsidiaries; and (b) there is no outstanding Governmental Order imposed upon any Target Company or any of its Subsidiaries, nor any of their properties or assets, except, in the case of clauses (a) and (b), as would not, individually or in the aggregate, have an Epic Material Adverse Effect.

Section 4.11          Legal Compliance.

(a)            No Target Company nor any Subsidiary of such Target Company is, or for the past three years has been, (i) in violation of any Laws applicable to such Target Company or such Subsidiary, including all applicable Laws prescribed or administered by the FAA and DOT under Title 14 of the Code of Federal Regulations and Title 49 of the United States Code; (ii) subject to an investigation with respect to or made voluntary disclosures with respect to potential violations of any such laws; and (iii) cited by the FAA, DOT or any other Aviation Authority for any discrepancies or violations during inspections or audits, except, in each case, as such violations would not have, individually or in the aggregate, an Epic Material Adverse Effect.

(b)            Each Target Company and their respective Subsidiaries holds all Licenses necessary under applicable Laws for the conduct of their respective businesses as currently conducted and to own, lease or operate their respective properties (which Licenses are valid and in full force and effect) and are, and for the past three years have been, in compliance with the terms of such Licenses, except as would not be, individually or in the aggregate, have an Epic Material Adverse Effect.

(c)            For the past three years, no Target Company nor any of its respective Subsidiaries, nor, to the Knowledge of Epic, any of the respective officers, directors or employees thereof acting in such capacity has received any written notice of, or been charged with, the violation of any applicable Laws, which, individually or in the aggregate, would have an Epic Material Adverse Effect.

(d)            Except as would not have an Epic Material Adverse Effect, each Target Company and their respective Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, takeoff and landing authorizations, clearances and orders of any Governmental Authority necessary for such Target Company or such Subsidiary to operate its air transportation as currently conducted, and to own, lease and operate its properties and to carry on its business (the “Epic Aviation Permits”). The use and operation by each Target Company and its respective Subsidiaries of its properties and the conduct of its business comply with the requirements and conditions of all Epic Aviation Permits, including all applicable operating certificates and authorities, common carrier obligations and airworthiness directives, except where the failure to comply would not have an Epic Material Adverse Effect.

Section 4.12          Contracts; No Defaults.

(a)            Section 4.12(a) of the Epic Disclosure Letter contains a true, complete and correct list of each of the following Contracts to which the Target Company or a Subsidiary of a Target Company is a party to or is bound by as of the date hereof, other than any Epic Benefit Plan. True, correct and complete copies of the Contracts listed on Section 4.12(a) of the Epic Disclosure Letter have previously been delivered to or made available to SPAC or its agents or Representatives, together with all amendments thereto.

(i)            Each Contract with any of Epic’s top ten vendors based on aggregate dollars spent by Epic and its Subsidiaries during the past two years;

(ii)            Each note, debenture, other evidence of Indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract for money borrowed, including any agreement or commitment for future loans, credit or financing, in each case, in excess of $5,000,000;

(iii)            Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of any Target Company or any of its Subsidiaries, in each case, involving payments in excess of $10,000,000 annually in the aggregate, other than Contracts (A) for the purchase of a single aircraft, or (B) in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing;

(iv)            Each lease or rental agreement, installment and conditional sale agreement, and other Contract that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any personal property (excluding leases of Aircraft between Subsidiaries), with annual rents in excess of $5,000,000;

(v)            Each Real Property Lease with annual rents in excess of $5,000,000;

(vi)            Each Contract involving the formation of a (A) joint venture, (B) partnership, or (C) limited liability company, in each case providing for the sharing of revenues, profits, losses or costs;

(vii)           Each material Contract (other than employment agreements, employee confidentiality and invention assignment agreements, equity or incentive equity documents and Organizational Documents) between any Target Company or a Subsidiary of a Target Company, on the one hand, and Affiliates of a Target Company, the officers, directors, stockholders, immediate family members, employees, managers (or equivalents) of any Target Company or any Subsidiary of a Target Company, on the other hand, other than this Agreement and the documents contemplated hereby;

(viii)          Each Contract containing covenants prohibiting or limiting the right of any Target Company or any Subsidiary of such Target Company to engage in or compete with any Person in any line of business in any respect that is material to such Target Company’s or such Subsidiary’s respective business;

(ix)            Each Contract containing “most favored nation,” “exclusivity” or similar provisions, in each case, other than any such Contract that may be cancelled without material liability to such Target Company or Subsidiary upon 90 days’ notice or less;

(x)             Each Contract (including license agreements, coexistence agreements, settlement agreements, and agreements with applicable covenants not to sue) pursuant to which any rights in Intellectual Property that are material to the business of Target Companies and their respective Subsidiaries, taken as whole, are (a) granted by any third party to a Target Company or any of their respective Subsidiaries, (b) granted by any Target Company or any of its respective Subsidiaries, or (c) developed by any Person for any Target Company or any of its respective Subsidiaries (in each case of (a), (b), and (c) excluding (A) “shrink-wrap” and “click-wrap” licenses, and other non-exclusive licenses, in each case, for generally commercially available software that has not been materially customized for any Target Company or any of its respective Subsidiaries’ use, including Open Source Licenses, (B) Contracts entered into in the ordinary course of business that contain only non-exclusive licenses of Intellectual Property that are incidental and ancillary to the primary purpose of the Contract, (C) non-disclosure agreements entered into in the ordinary course of business that do not transfer or license any rights in Epic Owned Intellectual Property, (D) Contracts with Epic Employees, independent contractors, or consultants of any Target Company or any Subsidiary of a Target Company, which Contracts are entered into in the ordinary course of business, and (E) incidental trademark licenses in Contracts for marketing or advertising);

(xi)            Collective Bargaining Agreement with a labor union, works council, or other Labor Organization representing employees of a Target Company or any of its respective Subsidiaries;

(xii)            Each Contract granting to any Person (other than a Target Company or any Subsidiary of a Target Company) a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests in any Target Company, any Subsidiary of a Target Company or material assets of their respective businesses; and

(xiii)            Any authorization, commitment or agreement to take, whether in writing or otherwise, to enter into any Contract of the type described in subsections (i) through (xii) of this Section 4.12(a).

(b)            Except for any Contract that will terminate upon the expiration of the stated term thereof prior to the Closing Date, all of the Contracts listed on Section 4.12(a) in the Epic Disclosure Letter (i) are in full force and effect and (ii) represent the legal, valid and binding obligations of such Target Company or the Subsidiary of such Target Company party thereto and, to the Knowledge of Epic, represent the legal, valid and binding obligations of the counterparties thereto. Except, in each case, where the occurrence of such breach or default or failure to perform would not have an Epic Material Adverse Effect, (x) such Target Company or one of its respective Subsidiaries, as applicable, has performed in all respects all respective material obligations required to be performed by it to date under such Contracts listed pursuant to Section 4.12(a), and no such Target Company or any of its respective Subsidiaries, nor, to the Knowledge of Epic, any other party thereto, is in breach of or default under any such Contract, (y) during the last 12 months, no such Target Company or its respective Subsidiaries has received any written claim or written notice of termination or breach of or default under any such Contract, and (z) to the Knowledge of Epic, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract by such Target Company or one of its respective Subsidiaries or, to the Knowledge of Epic, any other party thereto (in each case, with or without notice or lapse of time or both).

(c)            Except as would not have an Epic Material Adverse Effect, all necessary and appropriate agreements to which Epic or any Subsidiary is a party for the operation of the Aircraft are in effect, including but not limited to operation, maintenance, support services, spare parts, crew training and other vendors.

Section 4.13          Epic Benefit Plans.

(a)            Section 4.13(a) of the Epic Disclosure Letter sets forth a complete list, as of the date hereof, of each material Epic Benefit Plan. With respect to each material Epic Benefit Plan, Epic has made available to SPAC, to the extent applicable, true, and complete copies of (i) such Epic Benefit Plan (or, if not written, a written summary thereof) and all plan documents, trust agreements, insurance Contracts or other funding vehicles and all amendments thereto, (ii) the most recent determination, opinion, or advisory letter from the U.S. Internal Revenue Service relating to the tax-qualified status of such Epic Benefit Plan, (iii) the two most recently filed annual reports (Form 5500 series), and (iv) the most recent summary plan description, including any summary of material modifications.

(b)            Except as would not reasonably be expected to result in material liability to the Target Companies: (i) each Epic Benefit Plan has been maintained, funded, operated and administered in compliance with its terms and all applicable Laws, including ERISA and the Code; (ii) all contributions or payments required to be made with respect to any Epic Benefit Plan on or before the date hereof have been made and all obligations in respect of each Epic Benefit Plan as of the date hereof have been accrued for or paid in full when and as required to be paid pursuant to the terms of any such Epic Benefit Plan; (iii) each Epic Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination, opinion or advisory letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the Knowledge of Epic, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Epic Benefit Plan.

(c)            None of the Target Companies or any of their respective Subsidiaries nor any of their ERISA Affiliates has, at any time within the previous six years, maintained, been a participating employer in, contributed to, or had any liability (contingent or otherwise) with respect to (i) a multiemployer pension plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”), (ii) any other pension plan that is subject to Title IV of ERISA (“Title IV Plan”), (iii) a “multiple employer plan” (as defined in Section 4063 or Section 4064 of ERISA) or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). None of the Target Companies or any of their respective Subsidiaries nor any of their ERISA Affiliates has, at any time within the previous six years, incurred any withdrawal liability under Section 4201 of ERISA that has not been fully satisfied.

(d)            With respect to each Epic Benefit Plan or any fiduciary or assets thereof, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of Epic, threatened, in each case, except as would not reasonably be expected to result in material liability to the Target Companies.

(e)            No Epic Benefit Plan provides, or reflects or represents any obligation or liability of Target Companies or any of their respective Affiliates to provide, any welfare benefits (including retiree life insurance, retiree health benefits or other retiree employee welfare benefits) (whether or not insured) for any Person for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary). Except as would not be expected to result in material liability to the Target Companies, none of the Target Companies or any of their respective Subsidiaries nor any of their ERISA Affiliates or any Epic Benefit Plan has incurred any liability under sections 4971 through 4980H, 6055 or 6056 of the Code.

(f)            There have been no material prohibited transactions as defined in Code Section 4975 or ERISA Section 406 with respect to any Company Benefit Plan.

(g)            Notwithstanding any provision herein to the contrary, each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has at all times been in documentary and operational material compliance with Section 409A of the Code and all applicable guidance promulgated thereunder.

(h)            The per share exercise price of each Epic Option was more than or equal to the fair market value of a share of Epic Common Stock on the applicable grant date. There have been no, and as a result of the Closing of the Transactions, there will be no “disqualifying dispositions” of an incentive stock option pursuant to Section 422 of the Code. Each outstanding Epic Option has been duly authorized and validly issued.

(i)            Except as set forth on Section 4.13(i) of the Epic Disclosure Letter, the consummation of the Transactions will not, either alone or in combination with another event (such as termination following the consummation of the Transactions), (i) entitle any current or former employee, officer, or other individual service provider of any Target Company or any of their respective Subsidiaries to any severance pay or any other compensation or benefits payable or to be provided by any Target Company(other than statutory severance or termination payments that are required solely by reason of applicable Law), (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due any current or former employee, officer, or other individual service provider of any Target Company or any of their respective Subsidiaries under any Epic Benefit Plan, or (iii) result in any “excess parachute payment” under Section 280G of the Code to any service provider of Epic or any of its Subsidiaries. No Epic Benefit Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code on any current or former employee, officer, or other individual service provider of the Company or Epic.

Section 4.14          Labor Relations; Employees.

(a)            (i) Neither Epic nor any of its Subsidiaries is, or within the last three years has been, a party to or bound by any Collective Bargaining Agreement with any labor or trade union, works council, employee representative body or labor organization or association (collectively, a “Labor Organization”) covering any Epic Employee, (ii) no such Collective Bargaining Agreement is being, or within the last three years has been, negotiated by Epic or any of its Subsidiaries with any Labor Organization, (iii) no Epic Employee is, or within the last three years has been, represented by any Labor Organization with respect to their employment with Epic or any of its Subsidiaries, as applicable, (iv) no Labor Organization has, or to the Knowledge of Epic, within the last three years has been, requested or made a pending demand for recognition or certification or is seeking to organize or represent any of the Epic Employees with respect to their employment with Epic or any of its Subsidiaries, as applicable, and (v) to the Knowledge of Epic, no Labor Organization is or within the last three years has attempted to organize any employees of Epic or any of its Subsidiaries into one or more collective bargaining units.

(b)            In the three years prior to the date hereof, there has been no actual, pending or, to the Knowledge of Epic, threatened unfair labor practice charge, interruptions of work, grievance, arbitration, labor strike, work slowdown, work stoppage, lockout, picketing, hand billing, or other labor dispute with respect to the Epic Employees involving a Labor Organization or with respect to unionization or collective bargaining.

(c)            Each of the Target Companies is, and has been for the three years prior to the date hereof, in compliance in all material respects with all applicable Laws respecting labor and employment of the Epic Employees, including, but not limited to, all Laws respecting terms and conditions of employment, occupational health and safety, wages and hours, wage payment, employee record keeping, holiday pay and the calculation of holiday pay, working time, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, immigration (including applicable I-9 laws), employment discrimination, disability rights or benefits, reasonable accommodations, equal employment opportunity and equal pay, terms and conditions of workers’ compensation, labor relations and collective bargaining, employee leave issues and unemployment insurance. There is no pending or, to the Knowledge of Epic, threatened claim or investigation in respect of any such applicable Laws (including any employment discrimination charge or employment-related multi-claimant or class action claims), except as would not reasonably be expected to result in material liability to the Target Companies.

(d)            In the three years prior to the date hereof, none of Epic nor any of its Subsidiaries has received (i) notice of any unfair labor practice charge or material complaint pending or threatened before the National Labor Relations Board, National Mediation Board or any other Governmental Authority against them, (ii) notice of any material complaints, grievances or arbitrations arising out of any Collective Bargaining Agreement or any other complaints, grievances or arbitration procedures against them, (iii) notice of any material charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iv) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (v) notice of any material complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(e)            In the three years prior to the date hereof, neither Epic nor any of its Subsidiaries has incurred any material liability or obligation under the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101 et seq., or any similar applicable Laws (collectively, the “WARN Act”) that remains unsatisfied.

Section 4.15      Taxes.

(a)            All material Tax Returns required to be filed by or with respect to Epic or its Subsidiaries have been timely filed (taking into account any applicable extensions) with the appropriate Governmental Authority and all such Tax Returns are true, correct and complete in all material respects, and all material Taxes of Epic or its Subsidiaries due and payable (whether or not shown on any Tax Return) for periods covered by the Epic Financial Statements have been fully and timely paid (taking into account any applicable extensions), other than Taxes being contested in good faith and for which adequate reserves have been established in the Epic Financial Statements in accordance with GAAP.

(b)            Each of Epic and its Subsidiaries has withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over, and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes required to be withheld.

(c)            There are no Liens (other than Permitted Liens) for material Taxes upon the property or assets of Epic and its Subsidiaries.

(d)            To the Knowledge of Epic, no written claim, assessment, deficiency or proposed adjustment for any material amount of Tax due or payable by Epic or its Subsidiaries has been asserted or assessed within the past three years by any Governmental Authority against Epic or its Subsidiaries that remains unresolved or unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in the Epic Financial Statements in accordance with GAAP.

(e)            There are no ongoing or pending Legal Proceedings against Epic or its Subsidiaries with respect to any material Taxes due or payable, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of Epic or any of its Subsidiaries that are due or payable (other than ordinary course extensions of time to file Tax Returns).

(f)            No written claim has been made by any Governmental Authority where Epic or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(g)           None of Epic or any of its Subsidiaries is a party to any Tax indemnification or Tax sharing or similar agreement (other than any such agreement solely between Epic and its Subsidiaries and customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes).

(h)            None of Epic or any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(i)            None of Epic or any of its Subsidiaries is liable for Taxes of any other Person (other than any Subsidiary of Epic) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes).

(j)            None of Epic or any of its Subsidiaries has participated in a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2).

(k)            Neither Epic nor any of its Subsidiaries has knowingly taken or caused to be taken, or knowingly failed to take or cause to be taken, any action, and to the Knowledge of Epic and its Subsidiaries, as of the date hereof, there are no facts or circumstances, that could reasonably be expected to prevent the Company Merger and the PIPE Investment from qualifying for the Company Merger Intended Tax Treatment.

(l)            As of the Closing Date, Pre-Closing Acquisition Target (as defined in Schedule 1.1) is, and has at all times since its formation been, properly treated as a partnership or a disregarded entity for U.S. federal and applicable state and local income Tax purposes.

(m)            None of Epic or any of its Subsidiaries organized under the Laws of a country other than the United States is a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code.

(n)            Neither Epic nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item or deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred on or prior to the Closing Date other than in the ordinary course of business; (ii) any change in method of accounting on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Law); (iii) any prepaid amount received or deferred revenue recognized on or prior to the Closing Date, other than in respect of such amounts reflected in the balance sheets included in the Epic Financial Statements, or received in the ordinary course of business since the date of the most recent balance sheet included in the Epic Financial Statements; (iv) any intercompany transaction described in Treasury Regulations under Section 1502 (or any corresponding or similar provision of state or local Laws); (v) any closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Law or (vi) a “domestic use election” under Section 1503(d) of the Code or a “gain recognition agreement” under Treasury Regulations Section 1.367(a)-8.

Notwithstanding anything to the contrary contained herein, none of the representations or warranties contained elsewhere in Article IV shall relate to Tax matters, which are instead the subject of Section 4.13 and this Section 4.15 exclusively.

Section 4.16      Real Property.

(a)            Section 4.16(a) of the Epic Disclosure Letter sets forth a true, correct and complete list of all Leased Real Property and all Real Property Leases pertaining to such Leased Real Property. With respect to each parcel of Leased Real Property:

(i)            Epic holds a good and valid leasehold estate in such Leased Real Property, free and clear of all Liens, except for Permitted Liens.

(ii)           Epic has made available to SPAC true, correct and complete copies of all leases, licenses, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in and to the Leased Real Property by or to Epic, including all amendments and modifications thereof (collectively, the “Real Property Leases”), and none of such Real Property Leases have been modified in any material respect, except to the extent that such modifications have been disclosed by the copies delivered to SPAC.

(iii)          No party, other than Epic or its Subsidiaries, as applicable, has any right to use or occupy the Leased Real Property or any portion thereof.

(iv)          None of Epic or any of its Subsidiaries has received written notice of any current condemnation proceeding or proposed similar Action or agreement for taking in lieu of condemnation with respect to any portion of the Leased Real Property.

(v)            None of Epic or any of its Subsidiaries, nor, to the Knowledge of Epic, any other party thereto, is in material breach of or material default under any Real Property Leases.

(vi)            None of Epic or any of its Subsidiaries has assigned, transferred or pledged any interest in any of the Real Property Leases.

(b)           Epic does not own any real property. None of Epic nor any of its Subsidiaries is obligated or bound by any options, obligations or rights of first refusal or contractual rights to sell, lease or acquire any real property (except under the Real Property Leases).

Section 4.17      Intellectual Property.

(a)            Section 4.17(a) of the Epic Disclosure Letter lists each item of Epic Owned IP that is registered, issued, or applied-for with a Governmental Authority or other applicable registrar (including Internet domain names) (“Epic Registered Intellectual Property”). A Target Company or one of their respective Subsidiaries is the sole and exclusive beneficial and, as applicable, record owner of all of the Epic Owned IP, free and clear of all Liens other than Permitted Liens. All Epic Registered Intellectual Property is subsisting and, to the Knowledge of Epic, excluding any pending applications included in the Epic Registered Intellectual Property, is valid and enforceable.

(b)            Except as would not reasonably be expected to have a material adverse impact on the business of the Target Companies and their Subsidiaries, taken as a whole no Target Company or any of their respective Subsidiaries has, in the past three years, infringed, misappropriated or otherwise violated and are not infringing, misappropriating or otherwise violating any Intellectual Property of any third Person. As of the date hereof, there is no Action pending to which a Target Company or any of their respective Subsidiaries is a named party, or, to the Knowledge of Epic, threatened against a Target Company or any of their respective Subsidiaries in writing, alleging that such Target Company or any of their respective Subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property of any third Person, or challenging the scope, validity, ownership or enforceability of any Epic Owned IP (other than responses or correspondence from Governmental Authorities in the ordinary course of prosecution of Epic Registered Intellectual Property).

(c)            To the Knowledge of Epic, no third Person is infringing, misappropriating or otherwise violating, and has not in the past three years infringed, misappropriated, or otherwise violated, any Epic Owned IP, except for such infringements, misappropriations, or other violations that would not reasonably be expected to be material to the business of the Target Companies and their Subsidiaries, taken as a whole.

(d)            Except as would not reasonably be expected to have a material adverse impact on the business of the Target Companies and their Subsidiaries, taken as a whole (i) each Target Company and its respective Subsidiaries takes commercially reasonable measures to protect the confidentiality of Trade Secrets included in the Epic Owned IP including by requiring that Persons to whom any such Trade Secrets are or have been disclosed execute a written Contract that includes confidentiality provisions that are reasonably protective of such Trade Secrets, and (ii) to the Knowledge of Epic, there has not been any unauthorized disclosure of or unauthorized access to any material Trade Secrets included in the Epic Owned IP to or by any Person.

(e)            Except as would not reasonably be expected to have a material adverse impact on the business of the Target Companies and their Subsidiaries, taken as a whole, all Persons who have participated in or contributed to the creation or development of any material Epic Owned IP have executed written agreements pursuant to which such Person’s entire right, title and interest in and to any such Epic Owned IP has been assigned to the Company or Epic or one of their respective Subsidiaries (or such right, title, and interest vested in a Target Company or one of its respective Subsidiaries by operation of Law).

(f)            Except as would not reasonably be expected to have a material adverse impact on the business of the Target Companies and their Subsidiaries, taken as a whole, the IT Systems are (i) able to perform the information technology operations required to operate the business of the Target Companies and their respective Subsidiaries as currently operated, and (ii) to the Knowledge of Epic, do not contain and have not been materially affected by, any virus, malware, worm, Trojan horse, or other disabling codes or instructions. Epic has not experienced a material outage of the IT Systems during the past two years where such effects on the IT Systems have not been cured in all material respects. None of the Target Companies or any of their Subsidiaries has delivered, licensed or made available to any escrow agent or other Person any source code that is material Epic Owned IP except for disclosures to employees and independent contractors for Target Companies or their Subsidiaries that are subject to written confidentiality obligations to maintain the confidentiality of such source code and who have had such access only during the term of their employment by or provision of services to the Target Companies and their Subsidiaries. None of the Target Companies or any of their Subsidiaries has any duty or obligation to deliver, license or make available the source code that is material Epic Owned IP to any escrow agent or other Person.

(g)            The manner in which any software licensed under any Open Source License is incorporated into, linked to or called by, or otherwise combined or distributed with any software that is material Epic Owned IP does not, according to the terms of the applicable Open Source License, obligate any Target Company or any of its Subsidiaries to: (i) disclose, make available, offer or deliver all or any portion of any source code that is Epic Owned IP to any third party, or (ii) create obligations for the Target Companies or any of their Subsidiaries to grant, or purport to grant, to any third party any rights or immunities under any Epic Owned IP.

Section 4.18      Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have an Epic Material Adverse Effect, all policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Target Companies or any of their respective Subsidiaries, in each case as of the date of this Agreement, are in full force and effect, all premiums due and payable have been paid, no notice of cancellation or termination has been received by such Target Company or any of its respective Subsidiaries with respect to any such policy, and no insurer has denied or disputed coverage of any material claim during the last 12 months (other than a customary reservation of rights notice).

Section 4.19      Privacy and Cybersecurity.

(a)            Each of Epic and its Subsidiaries and, with respect to the Processing of Epic Data and to the Knowledge of Epic, its Data Processors, are in compliance, and for the last three years have been in compliance, in all material respects with Epic Privacy Policies and Privacy Requirements, including any international transfers of Personal Data. Epic and its Subsidiaries have not sold, and do not sell, any Personal Data to Persons or other third parties, as those terms are defined by the California Consumer Privacy Act of 2018. Neither the execution, delivery or performance of this Agreement nor any of the other agreements contemplated by this Agreement, nor the consummation of any of the Transactions will materially violate any Privacy Requirements or Epic Privacy Policies.

(b)           There are not, and for the past three years have not been, any Actions by any Person, or any investigations by any Governmental Authority, pending to which Epic or any of its Subsidiaries is a named party or, to the Knowledge of Epic, threatened in writing against Epic alleging a violation of any Privacy Requirements.

(c)            Except as would not, individually or in the aggregate, reasonably be expected to result in an Epic Material Adverse Effect, Epic, its Subsidiaries and, to the Knowledge of Epic, its Data Processors, in the past three years have not suffered and are not suffering a Security Incident and in the past three years have not been and are not required to notify any Person or Governmental Authority of any Security Incident and have not been and are not adversely affected by any malicious code, ransomware or malware attacks, or denial-of-service attacks on any IT Systems.

(d)            Epic and each of its Subsidiaries has established an Information Security Program that is appropriately implemented and maintained, and, there have been no material violations of the Information Security Program in the past three years. Except as would not, individually or in the aggregate, reasonably be expected to result in an Epic Material Adverse Effect, the Information Security Program is compliant with Privacy Requirements. The IT Systems currently used by Epic and its Subsidiaries operate and perform as necessary to conduct the business of Epic and its Subsidiaries and do not contain any malicious code or defect that would reasonably be expected to materially affect Epic and its Subsidiaries. To the Knowledge of Epic, all Epic Data will continue to be available for Processing by Epic following the Closing on substantially the same terms and conditions as existed immediately before the Closing.

Section 4.20      Environmental Matters.

(a)            Each of Epic and its Subsidiaries is and, for the past three years, has been in, compliance with all applicable Environmental Laws except where any such failure to comply would not reasonably be expected to have an Epic Material Adverse Effect.

(b)            There has been no Release of, or exposure to, any Hazardous Materials by Epic or any of its Subsidiaries, or, to the Knowledge of Epic, any other Person, at, in, on, under or from any Leased Real Property that would reasonably be expected to have an Epic Material Adverse Effect

(c)            None of Epic or any of its Subsidiaries is subject to any Governmental Order relating to any non-compliance with or violation of Environmental Laws or relating to Hazardous Materials, including the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials, which Governmental Order would reasonably be expected to have an Epic Material Adverse Effect.

(d)            No Legal Proceeding is pending or, to the Knowledge of Epic, threatened against Epic or any of its Subsidiaries for, and neither Epic nor any of its Subsidiaries has received written notice of any non-compliance with, violation of, or liability under Environmental Laws that, in each case, would reasonably be expected to have an Epic Material Adverse Effect.

(e)            Neither Epic nor any of its Subsidiaries has assumed or provided indemnity against any liability of any third party under Environmental Law that would reasonably be expected to have an Epic Material Adverse Effect.

(f)            Epic has made available to SPAC true, correct and complete copies of all phase 1 or phase 2 environmental site assessments that are in Epic’s possession or control, and relate to the Leased Real Property or to the business or operation of the Company or any Subsidiary.

Section 4.21      Absence of Changes. From the date of the most recent balance sheet included in the Epic Financial Statements to the date of this Agreement, there has not occurred any Epic Material Adverse Effect.

Section 4.22      Anti-Corruption Compliance.

(a)            For the past three years, the Target Companies, their respective Subsidiaries, or, to the Knowledge of Epic, any director, officer, employee or agent acting on behalf thereof, have not offered, promised, or given, directly or indirectly, anything of value in any material amount to a Government Official.

(b)            For the past three years, the Target Companies, their respective Subsidiaries, and, to the Knowledge of Epic, any director, officer, employee or agent acting on behalf thereof, are and have been in compliance with all Anti-Corruption Laws, except as such violation would not have an Epic Material Adverse Effect.

(c)            Epic and its respective Subsidiaries have instituted and maintain policies and procedures reasonably designed to ensure compliance in all material respects with all Anti-Corruption Laws.

(d)            To the Knowledge of Epic, as of the date hereof, there are no current or pending internal investigations, third-party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible material violations of any Anti-Corruption Laws specifically involving any Target Company or any of their respective Subsidiaries.

Section 4.23      Sanctions and International Trade Compliance.

(a)            The Target Companies, their respective Subsidiaries, and to the Knowledge of Epic, their respective Representatives (i) are, and have been for the past two years, in compliance in all material respects with all International Trade Laws and Sanctions Laws, and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority for the import, export, re-export, deemed export, deemed re-export, or transfer required under the International Trade Laws and Sanctions Laws (the “Export Approvals”). There are no pending or, to the Knowledge of Epic, threatened, claims, complaints, charges, investigations, voluntary disclosures or Legal Proceedings against any Target Company or its respective Subsidiaries related to any International Trade Laws or Sanctions Laws or any Export Approvals.

(b)            None of the Target Companies, their respective Subsidiaries, or to the Knowledge of Epic, their respective Representatives, (i) is, or has during the past two years, been a Sanctioned Person; or (ii) has transacted business directly or knowingly indirectly with any Sanctioned Person or in any Sanctioned Country in violation of Sanctions Laws.

Section 4.24      Compliance with Aviation Laws. Without limiting any representation made in Section 4.4, Section 4.5 and Section 4.10:

(a)            To the Knowledge of Epic, each current employee of Epic and its Subsidiaries currently providing any flight, maintenance, operation or handling of any aircraft owned, leased or operated by Epic or its Subsidiaries as of the date hereof (the “Aircraft”) has all material required Licenses, certifications, training and competencies to provide such flight, maintenance, operation or handling of such Aircraft.

(b)            All Aircraft that are in operation are properly registered on an Aviation Authority aircraft registry and have a validly issued certificate of airworthiness without limitations of any kind that is in full force and effect (except for the period of time any Aircraft may be out of service and such certificate is suspended in connection therewith).

(c)            Except as would not reasonably be expected to result in material liability to the Target Companies or their respective Subsidiaries, upon acquisition or lease by Epic or any of its Subsidiaries, all Aircraft have been for the past three years and as of immediately prior to the Closing are maintained according to applicable regulatory standards and the maintenance program of the aircraft operator approved by the applicable Aviation Authority.

(d)            Except as would not reasonably be expected to result in material liability to the Target Companies or their respective Subsidiaries, all records required by applicable Law to be maintained for each Aircraft are correct and complete and are currently in the possession of Epic or its Subsidiaries.

(b)            Epic, and any Subsidiary of Epic acting as an “Air Carrier” as defined in 49 USC § 40102(a)(2), is, and at the Effective Time shall be, a “Citizen of the United States” as defined in 49 USC § 40102(a)(15)(C).

(c)            Each of Epic’s Subsidiaries listed on Section 4.24(c) of the Epic Disclosure Letter holds the “Air Carrier Certificate” pursuant to 14 CFR Part 119 or non-United States equivalent set forth for such Subsidiary on Section 4.24(c) of the Epic Disclosure Letter.

Section 4.25      Registration Statement and Proxy Statement. None of the information relating to the Target Companies or their respective Affiliates supplied by the Target Companies or their respective Affiliates in writing for inclusion in the Proxy Statement/Prospectus or Registration Statement will, as of the effective date of the Registration Statement, as of the date the Proxy Statement/Prospectus is mailed to the SPAC Shareholders, and in the case of any amendment or supplement thereto, as of the time of such amendment or supplement, and at the time of the SPAC Shareholders’ Meeting, or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Target Companies make no representations or warranties as to any information supplied by or on behalf of SPAC or Merger Sub 1.

Section 4.26      Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by any Target Companies or any of their respective Affiliates for which SPAC or any Target Company or any of their respective Subsidiaries has any obligation.

Section 4.27      Related Party Transactions. No Target Company or any of its Subsidiaries has purchased or leased any material property or services from, or sold, transferred or leased any material property or service to, or loaned or advanced a material amount of money to, or borrowed a material amount of money from or guaranteed any obligation of any of their Affiliates, or its or their Affiliates’ directors, officers, partners, executors, immediate family members, or trustees, except for (i) loans and other extensions of credit to officers and employees of the Target Companies and their Subsidiaries for travel, business or relocation expenses or other loans and other extensions of credit, which are, individually and in the aggregate, immaterial, made for employment-related purposes in the ordinary course of business, (ii) pursuant to any Epic Benefit Plan, (iii) Contracts among the Target Companies and any of their Subsidiaries or among such Subsidiaries, (iv) Contracts listed on Section 4.12(a) in the Epic Disclosure Letter, or (v) commercial transactions entered into in the ordinary course of business on arms’ length terms.

Section 4.28      Business Activities.

(a)            Since formation, neither Flexjet, the Company nor Merger Sub 2 has conducted any business activities other than activities set forth in this Agreement or in connection with the Transactions, including the Pre-Closing Reorganization and, for the avoidance of doubt, with respect to the Company, including such business activities that the Company may conduct as a parent entity of Epic and its Subsidiaries in compliance with this Agreement. Except as contemplated by this Agreement or the Ancillary Agreements and the Transactions, there is no agreement, commitment, or Governmental Order binding upon Flexjet, the Company or Merger Sub 2 or to which Flexjet, the Company or Merger Sub 2 is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Flexjet, the Company or Merger Sub 2 or any acquisition of property by Flexjet, the Company or Merger Sub 2 or the conduct of business by Flexjet, the Company or Merger Sub 2 as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to Flexjet, the Company or Merger Sub 2 taken as a whole.

(b)           Except for the Transactions, neither Flexjet, the Company nor Merger Sub 2 owns or has a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Ancillary Agreements and the Transactions, neither Flexjet, the Company nor Merger Sub 2 has any material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, an Alternative Proposal.

(c)            Flexjet, the Company and Merger Sub 2 were formed solely for the purpose of effecting the Transactions and have not engaged in any business activities or conducted any operations other than in connection with the Transactions (including, for the avoidance of doubt, with respect to the Company, such business activities or operations that the Company may engage in or conduct as a parent entity of Epic and its Subsidiaries in compliance with this Agreement) and has no, and at all times prior to the SPAC Merger Effective Time, except as expressly contemplated by this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation or that arise in connection with the Transactions (including, for the avoidance of doubt, with respect to the Company, that arise in connection with the Company being the parent entity of Epic and its Subsidiaries in compliance with this Agreement).

Notwithstanding anything to the contrary contained herein, none of the representations or warranties contained in this Section 4.28 shall relate to (i) Epic or its Subsidiaries in any way (including by virtue of Epic or its Subsidiaries becoming Subsidiaries of the Company upon the Pre-Closing Reorganization) and (ii) Flexjet from and upon the SPAC Merger.

Section 4.29       No Reliance. Notwithstanding anything contained in this Article IV or any other provision hereof, each of the Target Companies and its respective Representatives acknowledges and agrees that such Target Company has made its own investigation of SPAC and that neither SPAC nor Merger Sub 1, nor any of their respective Affiliates or Representatives, is making, and each of the Target Companies specifically disclaims that they or any other Person is relying upon or has relied upon any, representation or warranty whatsoever, express or implied, beyond those expressly given by SPAC or Merger Sub 1 in Article V, including any implied warranty or representation as to condition, merchantability, fitness for a particular purpose, future results, proposed businesses or future plans of SPAC. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the SPAC Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by the Target Companies or their respective Representatives) or reviewed by the Target Companies pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to the Target Companies or any of their respective Affiliates or Representatives are not and will not be deemed to be representations or warranties of SPAC, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article V of this Agreement. Except as otherwise expressly set forth in this Agreement, the Target Companies understand and agree that any assets, properties and business of SPAC and Merger Sub 1 are furnished “as is,” “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article V, with all faults and without any other representation or warranty of any nature whatsoever.

Section 4.30       No Additional Representation or Warranties. Except as expressly provided in this Article IV, none of the Target Companies nor any of their respective Affiliates, nor any of their respective Representatives has made, or is making, any representation or warranty whatsoever, express or implied, at law or in equity, to SPAC or its Affiliates or any other Person, including any implied representation or warranty as to condition, merchantability, fitness for a particular purpose, future results, proposed businesses or future plans of such Target Company, and no such party shall be liable in respect of the accuracy or completeness of any documentation or other information provided to SPAC or its Affiliates or any other Person, including information, documents, projections, forecasts or other material made available to SPAC, its Affiliates or Representatives in any “data rooms,” management presentations or otherwise in connection with the transactions contemplated in this Agreement and the Ancillary Agreements and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by any Party in executing, delivering or performing this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby. Except for the representations and warranties expressly set forth in this Article IV or the Ancillary Agreements, it is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by or on behalf of such Target Company are not and shall not be deemed to be or to include representations or warranties of the Target Companies or any other Person, and are not and shall not be deemed to be relied upon by any Party in executing, delivering or performing this Agreement, the Ancillary Agreements or the Transactions.

Article V
REPRESENTATIONS AND WARRANTIES OF SPAC and MERGER SUB 1

Except as set forth in (a) any SPAC SEC Filings filed or submitted on or prior to the date hereof (excluding any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature) or (b) the Disclosure Letter delivered by SPAC to the Target Companies (the “SPAC Disclosure Letter”) on the date of this Agreement, subject to Section 11.11, each of SPAC and Merger Sub 1 represents and warrants, only with respect to such representations and warranties in this Article V, to the Target Companies as follows:

Section 5.1         Organization. Each of SPAC and Merger Sub 1 has been duly incorporated, formed or organized, as applicable, and is validly existing and in good standing (or equivalent status, to the extent that such concept exists) under the Laws of its jurisdiction of incorporation, formation or organization, as applicable, and has the requisite corporate power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The copies of SPAC’s Organizational Documents available as part of the SPAC SEC Filings and the Organizational Documents of Merger Sub 1 previously delivered by SPAC to Epic, in each case, as amended and in effect to the date of this Agreement, are true, correct and complete. Merger Sub 1 has no assets or operations other than those required to effect the Transactions. All of the equity interests of Merger Sub 1 are held directly by SPAC. Each of SPAC and Merger Sub 1 is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where failure to be so licensed or qualified or in good standing would not have, and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

Section 5.2         Due Authorization.

(a)            Each of SPAC and Merger Sub 1 has all requisite power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party contemplated hereby, and (subject to the approvals described in Section 5.8) to consummate the Transactions and to perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and each Ancillary Agreement to which SPAC or Merger Sub 1 is a party contemplated hereby and the consummation of the Transactions have been (A) duly and validly authorized and approved by the SPAC Board, by the Board of Managers of Merger Sub 1 and by SPAC as the sole stockholder of Merger Sub 1, and (B) determined by the SPAC Board as advisable to SPAC and the SPAC Shareholders, and recommended for approval by SPAC Shareholders. No other company or corporate proceeding on the part of SPAC or Merger Sub 1 is necessary to authorize this Agreement and each Ancillary Agreement to which SPAC or Merger Sub 1 is a party contemplated hereby (other than the SPAC Shareholder Approval). This Agreement has been, and at or prior to the Closing, the Ancillary Agreements to which SPAC or Merger Sub 1 is a party contemplated hereby will be, duly and validly executed and delivered by SPAC or Merger Sub 1, as applicable, and this Agreement constitutes, and on or prior to the Closing, the Ancillary Agreements to which SPAC or Merger Sub 1 is a party contemplated hereby will constitute, a legal, valid and binding obligation of each of SPAC and Merger Sub 1 (assuming that this Agreement and such Ancillary Agreements are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other parties thereto), as applicable, enforceable against SPAC and Merger Sub 1 in accordance with its and their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)           Assuming that a quorum (as determined pursuant to SPAC’s Organizational Documents) is present:

(i)            each of those Transaction Proposals identified in clauses (A) and (B) of Section 8.2(b)(ii), in each case, shall require approval by an affirmative vote of the holders of at least two-thirds of the outstanding shares of SPAC Common Stock entitled to vote, who attend and vote thereupon (as determined in accordance with SPAC’s Organizational Documents) at a shareholders’ meeting duly called by the SPAC Board and held for such purpose; and

(ii)            each of those Transaction Proposal identified in clauses (C), (D), (E), (F), (G), (H) and (I) of Section 8.2(b)(ii), in each case, shall require approval by an affirmative vote of the holders of a majority of the outstanding shares of SPAC Common Stock entitled to vote, who attend and vote thereupon (as determined in accordance with SPAC’s Organizational Documents) at a shareholders’ meeting duly called by the SPAC Board and held for such purpose.

(c)           The foregoing votes are the only votes of any of SPAC’s share capital necessary in connection with entry into this Agreement by SPAC and the consummation of the Transactions, including the Closing.

(d)            At a meeting duly called and held, the SPAC Board has unanimously approved the Transactions as a Business Combination.

Section 5.3         No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.8, the execution and delivery of this Agreement by SPAC and Merger Sub 1 and each Ancillary Agreement to which SPAC or Merger Sub 1 is a party contemplated hereby and the consummation of the Transactions do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Organizational Documents of SPAC or Merger Sub 1, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to SPAC or Merger Sub 1, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which SPAC or Merger Sub 1 is a party or by which SPAC or Merger Sub 1 may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien upon any of the properties or assets of SPAC or Merger Sub 1, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not have a SPAC Material Adverse Effect.

Section 5.4         Litigation and Proceedings. As of the date hereof, (a) there are no pending or, to the Knowledge of SPAC, threatened Legal Proceedings against SPAC or Merger Sub 1; and (b) there is no outstanding Governmental Order imposed upon SPAC or Merger Sub 1, nor any of their properties or assets, except, in the case of clauses (a) and (b), as would not, individually or in the aggregate, have a SPAC Material Adverse Effect.

Section 5.5         Legal Compliance.

(a)            Neither SPAC nor Merger Sub 1 is, or since their respective incorporation, organization or formation, as applicable, has been, in violation of any Laws applicable to SPAC or Merger Sub 1, respectively, except as such violation would not have, individually or in the aggregate, a SPAC Material Adverse Effect.

(b)            Each of SPAC and Merger Sub 1 holds all Licenses necessary under applicable Laws for the conduct of their respective businesses as currently conducted and to own, lease or operate their respective properties (which Licenses are valid and in full force and effect) and are, and have always been, in compliance with the terms of such Licenses, except as would not be, individually or in the aggregate, have a SPAC Material Adverse Effect.

(c)            Neither SPAC, Merger Sub 1, nor, to the Knowledge of SPAC, any of their respective officers, directors or employees thereof acting in such capacity, has ever received any written notice of, or been charged with, the violation of any Laws, which, individually or in the aggregate, would have a SPAC Material Adverse Effect.

Section 5.6         SEC Filings. SPAC has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC, pursuant to the Exchange Act or the Securities Act since October 19, 2020 (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of their filing through the date hereof, the “SPAC SEC Filings”), and, as of the Closing Date, will have filed or furnished all other statements, prospectuses, registration statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to the Exchange Act or the Securities Act through the Closing Date (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of their filing, but excluding the Registration Statement and the Proxy Statement/Prospectus, the “Additional SPAC SEC Filings”). Each of the SPAC SEC Filings, as of the respective date of its filing, and as of the date of any amendment or filing that superseded the initial filing, complied, and each of the Additional SPAC SEC Filings, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the SPAC SEC Filings or the Additional SPAC SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the SPAC SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SPAC SEC Filings. To the Knowledge of SPAC, none of the SPAC SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.7         Internal Controls; Listing; Financial Statements.

(a)            Except as not required in reliance on exemptions from various reporting requirements by virtue of SPAC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), or “smaller reporting company” within the meaning of the Exchange Act, since its inception, (i) SPAC has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-5 under the Exchange Act) that are designed to ensure that material information relating to SPAC, including its consolidated Subsidiaries, if any, is made known to SPAC’s principal executive officer and its principal financial officer by others within those entities, and (ii) SPAC has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-5 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of SPAC’s financial reporting and the preparation of the SPAC Financial Statements for external purposes in accordance with GAAP. As of the date hereof, such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act.

(b)            Each director and executive officer of SPAC has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder.

(c)            As of the date hereof and as of immediately prior to the SPAC Merger, SPAC is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE. SPAC Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on the NYSE. As of the date hereof and as of immediately prior to the SPAC Merger, there is no Legal Proceeding pending or, to the Knowledge of SPAC, threatened against SPAC by the NYSE or the SEC with respect to any intention by such entity to deregister SPAC Class A Common Stock or prohibit or terminate the listing of SPAC Class A Common Stock on the NYSE.

(d)           The SPAC SEC Filings contain true, correct and complete copies of the audited balance sheet as of December 31, 2021, and statement of operations, cash flow and changes in shareholders’ equity of SPAC for the period from July 22, 2020 (inception), through December 31, 2021, and the unaudited balance sheet as of June 30, 2022, and statement of operations, cash flow and changes in shareholders’ equity of SPAC for the six-month period ending June 30, 2022, in each case, together with the notes thereon (the “SPAC Financial Statements”). The SPAC Financial Statements (i) have been prepared from the books and records of SPAC, (ii) present fairly, in all material respects, the state and the financial position of SPAC, as at the respective dates thereof, and the results of its operations and consolidated cash flows for the respective periods then ended, (iii) in the case of the audited SPAC Financial Statements, were audited in accordance with the standards of the PCAOB, and in each case have been prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable). The books and records of SPAC have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(e)           There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC. SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f)            Except as set forth on Section 5.7(f) of the SPAC Disclosure Letter, SPAC has not received any written notification of (i) any “significant deficiency” in the system of internal accounting controls utilized by SPAC, (ii) any fraud that involves SPAC’s management or other employees of SPAC who have a significant role in the preparation of financial statements or the internal accounting controls utilized by SPAC, or (iii) any claim or allegation regarding any of the foregoing.

Section 5.8         Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Target Companies contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority or other Person is required on the part of SPAC or Merger Sub 1 with respect to SPAC’s or Merger Sub 1’s execution or delivery of this Agreement or the consummation by SPAC or Merger Sub 1 of the Transactions, except for: (i) applicable requirements of the HSR Act or any similar requirements under applicable foreign Laws or any other Governmental Approvals applicable to the Transactions; (ii) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to (A) have a SPAC Material Adverse Effect or (B) a material adverse effect on the ability of SPAC or Merger Sub 1 to perform or comply with on a timely basis any material obligation of SPAC or Merger Sub 1 under this Agreement, the Ancillary Agreements or to consummate the Transactions; (iii) in connection with the SPAC Merger, the applicable requirements and required approval of the Cayman Registrar; (iv) applicable requirements for securities Laws; and (v) such Governmental Authorizations listed in Section 5.8 of the SPAC Disclosure Letter.

Section 5.9         Trust Account. As of the date of this Agreement, SPAC has at least $525,000,000 in the Trust Account (including an aggregate of approximately $12,950,000 of deferred underwriting commissions being held in the Trust Account). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms and has not been amended or modified. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SPAC SEC Filings to be inaccurate or that would entitle any Person (other than (a) shareholders of SPAC holding shares of SPAC Common Stock sold in SPAC’s IPO who shall have elected to redeem their shares of SPAC Common Stock pursuant to SPAC Share Redemptions, (b) the underwriters of SPAC’s IPO with respect to deferred underwriting commissions, or (c) if SPAC fails to complete a business combination as contemplated by a Business Combination Proposal within the allotted time period and liquidates the Trust Account, subject to the terms of the Trust Agreement, SPAC (in limited amounts to permit SPAC to pay the expenses of the Trust Account’s liquidation and dissolution) and then to the shareholders of SPAC holding shares of SPAC Common Stock) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to SPAC Share Redemptions in accordance with SPAC’s Organizational Documents and the Trust Agreement. As of the date hereof, there are no claims or proceedings pending or, to the Knowledge of SPAC, threatened in writing with respect to the Trust Account. SPAC has complied in all material respects with, and is not in material default or material breach (claimed or actual) in connection with, the Trust Agreement, and, to the Knowledge of SPAC, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default or material breach thereunder. Since July 22, 2020, SPAC has not released any money from the Trust Account except as permitted pursuant to the Trust Agreement and the SPAC Organizational Documents. To the Knowledge of SPAC, as of the date hereof, following the Effective Time, no SPAC Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such SPAC Shareholder is exercising a SPAC Share Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Target Companies contained herein and the compliance by the Target Companies with its obligations hereunder, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC on the Closing Date.

Section 5.10       Investment Company Act; JOBS Act. SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act. SPAC constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.11      Absence of Changes. From the date of the most recent balance sheet included in the SPAC Financial Statements to the date of this Agreement, there has not occurred any SPAC Material Adverse Effect.

Section 5.12      Anti-Corruption Compliance.

(a)            Since formation, SPAC, Merger Sub 1, or, to the Knowledge of SPAC, any director, officer, employee or agent acting on behalf thereof, has not offered, promised, or given, directly or indirectly, anything of value in any material amount to a Government Official.

(b)            Since formation, SPAC, Merger Sub 1, and, to the Knowledge of SPAC, any director, officer, employee or agent acting on behalf thereof, are and have been in compliance with all Anti-Corruption Laws, except as such violation would not have a SPAC Material Adverse Effect.

(c)            SPAC and Merger Sub 1 have instituted and maintain policies and procedures reasonably designed to ensure compliance in all material respects with all Anti-Corruption Laws.

(d)            To the Knowledge of SPAC, as of the date hereof, there are no current or pending internal investigations, third-party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible material violations of any Anti-Corruption Laws related to SPAC or Merger Sub 1.

Section 5.13       No Undisclosed Liabilities. Neither SPAC nor Merger Sub 1 has any liabilities or obligations that would be required to be reflected or reserved against in the SPAC Financial Statements prepared in accordance with GAAP, except for those liabilities or obligations (a) reflected or reserved for on the SPAC Financial Statements or disclosed in the notes thereto included in the SPAC SEC Filings, (b) that have arisen since the date of the most recent balance sheet included in the SPAC Financial Statements in the ordinary course of business, (c) that will be discharged or paid off prior to or at the Closing, (d) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Agreements or the consummation of the Transactions, (e) arising under the terms of any Contract binding upon SPAC or Merger Sub 1 (for the avoidance of doubt other than as a result of a breach thereof), or (f) which would not have a SPAC Material Adverse Effect.

Section 5.14      Capitalization of SPAC.

(a)            As of the date of this Agreement, the total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which SPAC is authorized to issue is 540,000,000 shares, consisting of (i) 440,000,000 shares of SPAC Common Stock, including 400,000,000 shares of SPAC Class A Common Stock, of which 52,500,000 are issued and outstanding, and 40,000,000 shares of SPAC Class B Common Stock, of which 13,125,000 are issued and outstanding, and (ii) 1,000,000 SPAC preference shares, of which no shares are issued and outstanding (clauses (i) to (ii)  collectively, the “SPAC Securities”). The foregoing represents all of the issued and outstanding SPAC Securities as of the date of this Agreement. All issued and outstanding SPAC Securities: (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance in all material respects with applicable Law, including federal and state securities Laws, and all applicable requirements set forth in (A) SPAC’s Organizational Documents, and (B) any other applicable material Contract governing the issuance of such securities; and (iii) are not subject to any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, SPAC’s Organizational Documents or any material Contract to which SPAC is a party or otherwise bound.

(b)            As of the date of this Agreement, 17,500,000 SPAC Public $11.50 Warrants and 6,266,667 SPAC Private $11.50 Warrants are issued and outstanding. SPAC Warrants are not exercisable until 30 days after the Closing. All outstanding SPAC Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of SPAC, enforceable against SPAC in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) SPAC’s Organizational Documents and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, SPAC’s Organizational Documents or any Contract to which SPAC is a party or otherwise bound. Except for the Subscription Agreements, SPAC’s Organizational Documents and this Agreement, there are no outstanding Contracts of SPAC to repurchase, redeem or otherwise acquire any SPAC Securities.

(c)            Except as set forth in this Section 5.14 or as contemplated by this Agreement or the other documents contemplated hereby, SPAC has not granted any outstanding options, stock appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for SPAC Securities, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any SPAC Securities or the value of which is determined by reference to SPAC Securities, and there are no Contracts of any kind which may obligate SPAC to issue, purchase, redeem or otherwise acquire any of its SPAC Securities.

(d)            SPAC has no Subsidiaries, apart from Merger Sub 1, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. SPAC is not party to any Contract that obligates SPAC to invest money in, loan money to or make any capital contribution to any other Person. SPAC owns of record and beneficially all the issued and outstanding shares of capital stock of Merger Sub 1, free and clear of any Liens. The outstanding shares of capital stock of Merger Sub 1 (i) have been duly authorized and validly issued, and, to the extent applicable, are fully paid and non-assessable; and (ii) have been issued in compliance with the Organizational Documents of Merger Sub 1 and applicable Law. There are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any capital stock Merger Sub 1, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of Merger Sub 1 or the value of which is determined by reference to shares or other equity interests of Merger Sub 1, and there are no voting trusts, proxies or agreements of any kind which may obligate Merger Sub 1 to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock.

Section 5.15       Brokers’ Fees. Except fees described on Section 5.15 of the SPAC Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by SPAC or any of its Affiliates for which SPAC or any Target Company or any of their respective Subsidiaries has any obligation. SPAC has made available to Epic correct and complete copies of all engagement letters, Contracts or similar agreements with any broker, finder, investment banker, agent or other Person related to any fee or commission that would be included in SPAC Transaction Expenses.

Section 5.16       Indebtedness. SPAC has no Indebtedness other than the SPAC Convertible Notes.

Section 5.17       Taxes.

(a)            All material Tax Returns required to be filed by or with respect to SPAC or Merger Sub 1 have been timely filed (taking into account any applicable extensions) with the appropriate Governmental Authority and all such Tax Returns are true, correct and complete in all material respects, and all material Taxes of SPAC or Merger Sub 1 due and payable for periods covered by the SPAC Financial Statements (whether or not shown on any Tax Return) have been fully and timely paid (taking into account any applicable extensions), other than Taxes being contested in good faith and for which adequate reserves have been established in the SPAC Financial Statements in accordance with GAAP.

(b)            Each of SPAC and Merger Sub 1 has withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes required to be withheld.

(c)            There are no Liens (other than Permitted Liens) for material Taxes upon the property or assets of SPAC or Merger Sub 1.

(d)            To the Knowledge of SPAC or Merger Sub 1, no written claim, assessment, deficiency or proposed adjustment for any material amount of Tax due or payable by SPAC or Merger Sub 1 has been asserted or assessed within the past two years by any Governmental Authority against SPAC or Merger Sub 1 that remains unresolved or unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in the SPAC Financial Statements in accordance with GAAP.

(e)            There are no ongoing or pending Legal Proceedings against SPAC or Merger Sub 1 with respect to any material Taxes due or payable and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of SPAC or Merger Sub 1 that are due or payable (other than ordinary course extensions of time to file Tax Returns).

(f)            No written claim has been made by any Governmental Authority where SPAC or Merger Sub 1 does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(g)            Neither SPAC nor Merger Sub 1 is a party to any Tax indemnification or Tax sharing or similar agreement (other than any such agreement solely between SPAC and Merger Sub 1 and customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes).

(h)            Neither SPAC nor Merger Sub 1 has been a party to any transaction treated by the parties as a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(i)            Neither SPAC nor Merger Sub 1 is liable for Taxes of any other Person (other than SPAC or Merger Sub 1) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes).

(j)            Neither SPAC nor Merger Sub 1 has participated in a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2).

(k)            Neither SPAC nor Merger Sub 1 has knowingly taken or caused to be taken, or knowingly failed to take or cause to be taken, any action, and to the Knowledge of SPAC and Merger Sub 1, as of the date hereof, there are no facts or circumstances, that could reasonably be expected to prevent (i) the SPAC Merger from qualifying for the SPAC Merger Intended Tax Treatment, (ii) the Sponsor Exchange from qualifying for Exchange Intended Tax Treatment, or (iii) the Company Merger and the PIPE Investment from qualifying for the Company Merger Intended Tax Treatment.

(l)            Neither SPAC nor Merger Sub 1 will be required to include any material item of income in, or exclude any material item or deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred on or prior to the Closing Date other than in the ordinary course of business; (ii) any change in method of accounting on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Law); (iii) any prepaid amount received or deferred revenue recognized on or prior to the Closing Date; (iv) any intercompany transaction described in Treasury Regulations under Section 1502 (or any corresponding or similar provision of state or local Laws); (v) any closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Law or (vi) a “domestic use election” under Section 1503(d) of the Code or a “gain recognition agreement” under Treasury Regulations Section 1.367(a)-8.

Notwithstanding anything to the contrary contained herein, none of the representations or warranties contained elsewhere in Article V shall relate to Tax matters, which are instead the subject of Section 5.9 and this Section 5.17 exclusively.

Section 5.18      Business Activities.

(a)            Since formation, neither SPAC nor Merger Sub 1 has conducted any business activities other than activities related to SPAC’s IPO or directed toward the accomplishment of a Business Combination. Except as set forth in SPAC’s Organizational Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the Transactions, there is no agreement, commitment, or Governmental Order binding upon SPAC or Merger Sub 1 or to which SPAC or Merger Sub 1 is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of SPAC or Merger Sub 1 or any acquisition of property by SPAC or Merger Sub 1 or the conduct of business by SPAC or Merger Sub 1 as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to SPAC or Merger Sub 1 taken as a whole.

(b)           Except for the Transactions, neither SPAC nor Merger Sub 1 owns or has a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Ancillary Agreements and the Transactions, neither SPAC nor Merger Sub 1 has any material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination.

(c)           Merger Sub 1 was formed solely for the purpose of eﬀecting the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions and has no, and at all times prior to the Eﬀective Time, except as expressly contemplated by this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation or that arise in connection with the Transactions.

(d)           As of the date hereof and except for this Agreement, the Ancillary Agreements and Transactions (including with respect to expenses and fees incurred in connection therewith), neither SPAC nor Merger Sub 1 is a party to any Contract with any other Person that would require payments by SPAC or Merger Sub 1 or any of their respective Affiliates after the date hereof in excess of $200,000 in the aggregate with respect to any individual Contract.

Section 5.19      Employee Matters. Each of SPAC and Merger Sub 1 does not have and has never had any employees or other individual service providers, and each of SPAC and Merger Sub 1 does not and has never sponsored, maintained, contributed to or had any liability in respect of any Benefit Plan. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will: (a) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer, individual independent contractor, or employee of SPAC or Merger Sub 1; or (b) result in the acceleration of the time of payment or vesting of any compensation or benefits.

Section 5.20      Stock Market Quotation. As of the date hereof, SPAC Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on the NYSE under the symbol “HZON.” The SPAC Units are listed on the NYSE under the symbol “HZON.U” As of the date hereof, SPAC Public $11.50 Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “HZON.WS.” As of the date hereof, there is no Action pending or, to the Knowledge of SPAC, threatened against SPAC by the NYSE or the SEC with respect to any intention by such entity to deregister SPAC Class A Common Stock, SPAC Units or SPAC Warrants or terminate the listing of SPAC Class A Common Stock, SPAC Units or SPAC Warrants on the NYSE, and none of SPAC or its Affiliates has taken any action in an attempt to terminate the registration of SPAC Class A Common Stock, SPAC Units or SPAC Warrants under the Exchange Act except as contemplated by this Agreement.

Section 5.21      No Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, each of SPAC and Merger Sub 1, and any of their respective Representatives, acknowledges and agrees that SPAC has made its own investigation of each of the Target Companies and each of their respective Subsidiaries and that none of the Target Companies nor any of their respective Affiliates or Representatives is making, and each of SPAC and Merger Sub 1 specifically disclaim that they or any other Person is relying upon or has relied upon, any representation or warranty whatsoever, express or implied, beyond those expressly given by the Target Companies in Article IV, including any implied warranty or representation as to condition, merchantability, fitness for a particular purpose, future results, proposed businesses or future plans of the Target Companies. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Epic Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by SPAC or its Representatives) or reviewed by SPAC pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to SPAC or any of its Affiliates or Representatives are not and will not be deemed to be representations or warranties of the Target Companies, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV of this Agreement. Except as otherwise expressly set forth in this Agreement, SPAC understands and agrees that any assets, properties and business of the Target Companies and their respective Subsidiaries are furnished “as is,” “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV, with all faults and without any other representation or warranty of any nature whatsoever.

Section 5.22      Registration Statement and Proxy Statement/Prospectus. None of the information relating to SPAC or its Affiliates supplied by SPAC or its Affiliates in writing for inclusion in the Proxy Statement/Prospectus or Registration Statement will, as of the effective date of the Registration Statement, as of the date the Proxy Statement/Prospectus is mailed to the SPAC Shareholders, and in the case of any amendment or supplement thereto, as of the time of such amendment or supplement, and at the time of the SPAC Shareholders’ Meeting, or at the SPAC Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that SPAC makes no representations or warranties as to any information supplied by or on behalf of the Target Companies or their respective Subsidiaries.

Section 5.23      No Additional Representation or Warranties. Except as provided in this Article V, neither SPAC nor Merger Sub 1 nor any of their respective Affiliates, nor any of their respective Representatives has made, or is making, any representation or warranty whatsoever, express or implied, at law or in equity, to any Target Company or their respective Affiliates or any other Person, including any implied representation or warranty as to merchantability, fitness for a particular purpose, future results, proposed businesses or future plans of SPAC, and no such party shall be liable in respect of the accuracy or completeness of any information provided to any Target Company or their respective Affiliates, including information, documents, projections, forecasts or other material made available to the Target Companies or their respective or Representatives in any “data rooms,” management presentations or otherwise in connection with the transactions contemplated in this Agreement and the Ancillary Agreements and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by any Party in executing, delivering or performing this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby. Except for the representations and warranties expressly set forth in this Article V or the Ancillary Agreements, it is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by or on behalf of SPAC are not and shall not be deemed to be or to include representations or warranties of SPAC or Merger Sub 1 or any other Person, and are not and shall not be deemed to be relied upon by any Party in executing, delivering or performing this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby.

Article VI
COVENANTS OF THE TARGET COMPANIES

Section 6.1         Conduct of Business of Epic and its Subsidiaries. From the date of this Agreement through the earlier of the Closing and valid termination of this Agreement pursuant to Article X (the “Interim Period”), except (w) as expressly contemplated by this Agreement, Section 6.1 of the Epic Disclosure Letter or the Ancillary Agreements, (x) as required to effectuate the Pre-Closing Reorganization (in accordance with the terms of this Agreement), (y) as required by Law or Governmental Order (including for this purpose, any COVID-19 Measure), or for COVID-19 Actions or (z) as consented to by SPAC in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), (A) Epic shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to operate the business of Epic and its Subsidiaries in the ordinary course of business; provided, that none of the foregoing provisions shall prevent Epic or any of its Subsidiaries from taking or omitting to take any action to prevent or mitigate the effects of any damage to property or injury to, or to protect the health or welfare of, employees, directors, officers or agents in emergency situations, and (B) Epic shall not, and shall cause its Subsidiaries not to:

(a)            change, modify or amend its Organizational Documents;

(b)            make, set aside, or declare any dividend or distribution to the equityholders of Epic or any such Subsidiaries or make any other distributions in respect of any shares or other equity interests of Epic or any such Subsidiaries;

(c)            split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of Epic’s or any such Subsidiaries’ capital stock or equity interests;

(d)            purchase, repurchase, redeem or otherwise acquire, directly or indirectly, any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of Epic or any such Subsidiaries;

(e)            enter into any Contract (for the avoidance of doubt, not including (x) any Contracts that will be entered into by Epic or its Subsidiaries in connection with the Pre-Closing Acquisition or (y) any Contracts of the Pre-Closing Acquisition Target (as defined in Schedule 1.1) or its Subsidiaries that become Contracts of Epic or its Subsidiaries at the time of the consummation of the Pre-Closing Acquisition by virtue of the Pre-Closing Acquisition) that would be required to be listed on Section 4.12(a) of the Epic Disclosure Letter, or modify in any material respect, renew, waive any material rights under or terminate (other than expiration in accordance with its terms) any Contract required to be listed on Section 4.12(a) of the Epic Disclosure Letter, in each case, other than as required by applicable Law;

(f)            sell, assign, transfer, convey, lease or otherwise dispose of, or create or incur any Lien (other than Permitted Liens) on, any material tangible assets or properties of Epic or any such Subsidiaries, except for (i) dispositions of obsolete or worthless equipment, (ii) transactions solely among Epic and any such Subsidiaries or among such Subsidiaries, or (iii) transactions in the ordinary course of business (including, for the avoidance of doubt, the purchase of aircraft);

(g)            issue, deliver, sell, authorize, pledge, amend, exchange, settle or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or ownership interests, or any securities convertible into or exchangeable for shares of capital stock or other equity securities or ownership interests, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or other ownership interests, or enter into other agreements or commitments of any character obligating it to issue any such shares, equity securities or other ownership interests or convertible or exchangeable securities, in each case, of Epic or any of its Subsidiaries;

(h)            acquire any ownership interest in any real property;

(i)            acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the equity interests in or assets of, or form or enter into, as applicable, any corporation, partnership, association, joint venture or other business organization or division thereof;

(j)            except as otherwise required by Law or existing Epic Benefit Plans, or pursuant to this Agreement (i) grant any severance, retention, change in control or termination or similar pay, (ii) terminate, adopt, enter into or amend or grant any new awards under any Epic Benefit Plan, (iii) increase the cash compensation or bonus opportunity of any oﬃcer or director, (iv) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by Epic or any Subsidiaries, (v) terminate the employment or engagement, other than for cause, death or disability, of any key employee, individual consultant or individual independent contractor, in each case, with an annual or annualized base compensation in excess of $400,000, (vi) hire any key employee with annual or annualized base compensation in excess of $500,000, (vii) plan, announce, implement, or eﬀect the reduction in force, lay-oﬀ, furloughs, early-retirement program, severance program or other program or eﬀort concerning the termination of a group of employees of Epic or any such Subsidiaries, (viii) establish, adopt, terminate or, except in the ordinary course and consistent with past practice, materially amend or modify any Epic Benefit Plan or (ix) take any action that would trigger any notice requirement under the WARN Act;

(k)            incur or assume any Indebtedness for borrowed money, or guarantee any Indebtedness for borrowed money of another Person, except (i) as set forth on Section 6.1(k) of the Epic Disclosure Letter, intercompany Indebtedness for borrowed money or guarantee solely between Epic and its Subsidiaries, or (ii) for any Indebtedness for borrowed money or guarantee in an aggregate amount not to exceed $100,000,000;

(l)            make or commit to make any capital expenditures in an amount in excess of $25,000,000 in the aggregate, excluding purchases of aircraft in the ordinary course of business and expenditures related to the construction of the Target Companies’ headquarter facilities;

(m)           (i) make or change any material election in respect of material Taxes of Epic or any such Subsidiaries, (ii) materially amend, modify or otherwise change any material Tax Return filed by or with respect to Epic or any such Subsidiaries, (iii) enter into any closing agreement in respect of material Taxes of Epic or any such Subsidiaries or enter into any Tax indemnity, Tax sharing or Tax allocation or similar agreement in respect of material Taxes (other than any customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes), (iv) surrender any right to claim a material refund of Taxes, (v) consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, or (vi) settle any claim or assessment in respect of material Taxes of Epic or any such Subsidiaries, except, in each case, in the ordinary course of business;

(n)            knowingly take or cause to be taken, or knowingly fail to take or cause to be taken, any action, where such action or failure to act could reasonably be expected to prevent the Company Merger from qualifying for the Company Merger Intended Tax Treatment;

(o)           except as required by Law or GAAP, make any material changes to its accounting methods, principles or practices;

(p)           adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Epic or any such Subsidiaries;

(q)            waive, release, settle, compromise or otherwise resolve any Legal Proceeding material to Epic or any such Subsidiary or to their respective properties or assets, except where such waivers, releases, settlements, compromises or resolutions involve only the payment of monetary damages in an amount less than $1,000,000 in the aggregate;

(r)            grant to, or agree to grant to, any Person rights to any material Epic Owned IP (other than non-exclusive licenses or licenses granted in the ordinary course of business), or dispose of, abandon or permit to lapse any rights to any Epic Registered Intellectual Property, other than with respect to Epic Registered Intellectual Property whose cost of prosecution or maintenance, in the reasonable exercise of Epic’s business judgement, would outweigh any benefit to Epic of prosecution or maintaining such item;

(s)            disclose any material Trade Secrets to a third party that is not subject to confidentiality obligations that are reasonably protective of such Trade Secrets;

(t)            enter into or amend any Collective Bargaining Agreement covering any Epic Employee, other than as required by applicable Law, or recognize or certify any Labor Organization, or group of employees of Epic or any such Subsidiaries as the bargaining representative for any Epic Employee;

(u)            limit the right of Epic or any such Subsidiaries to engage in or compete with any Person in any line of business in any respect that is material to their respective businesses (either by entry of Contract or otherwise);

(v)           voluntarily fail to take any action required to preserve or obtain any material License of Epic or any such Subsidiaries;

(w)           enter into any material transaction with or distribute or advance any material assets or material property to any of its officers, directors, partners, stockholders, managers, members or other Affiliates other than (i) the payment of salary and benefits and the advancement of expenses in the ordinary course of business, or (ii) such transactions, distributions or advancements solely among Epic and its Subsidiaries (including between one Subsidiary and another Subsidiary); or

(x)            authorize, commit or agree to take, whether in writing or otherwise, any action prohibited under this Section 6.1.

Section 6.2         Conduct of Business of Flexjet, the Company and Merger Sub 2. During the Interim Period, the Company, and prior to the SPAC Merger Effective Time (unless this Agreement is earlier terminated pursuant to Article X), Flexjet and Merger Sub 2, shall not take any actions, engage in any business activities or conduct any operations except (w) as expressly contemplated by this Agreement or the Ancillary Agreements, (x) as required to effectuate the Pre-Closing Reorganization in accordance with the terms of this Agreement, (y) as required by Law or Governmental Order (including for this purpose, any COVID-19 Measure), or for COVID-19 Actions or (z) as consented to by SPAC in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied).

Section 6.3         Access to Information. Subject to confidentiality obligations (whether contractual or imposed by applicable Law or otherwise) that may be applicable to information furnished to any of the Target Companies or any of their respective Subsidiaries by third parties that may be in any of the Target Companies or any of their respective Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege or other privilege (provided, that, to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), and to the extent permitted by applicable Law, the Target Companies shall, and shall cause their respective Subsidiaries to, afford to SPAC and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance written notice, in such manner as to not materially interfere with the ordinary course of business of the Target Companies and their Subsidiaries, to its properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees, and shall furnish SPAC or such Representatives with all financial and operating data and other information concerning the affairs of the Target Companies or their Subsidiaries as SPAC or such Representatives may reasonably request; provided, however, that such access shall not include (a) any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of any of the Target Companies or any of their Subsidiaries without the prior written consent of Epic, (b) any information which in the opinion of legal counsel of Epic would result in the loss of attorney-client privilege or other privilege, or (c) any information that, in Epic’s reasonable determination, is competitively sensitive (provided that in such case such reasonably requested information shall be made available pursuant to mutually agreed “clean team” procedures, to the extent permissible under applicable Law). Each of SPAC and Merger Sub 1 acknowledges and agrees that any contact or communication by it and its Representatives with officers, employees or agents of any of the Target Companies or any of their Subsidiaries hereunder shall be arranged and supervised by Representatives of the Target Companies granting access, unless Epic and the Company otherwise expressly consents in writing with respect to any specific contact. During the Interim Period, all information obtained by SPAC or Merger Sub 1 or any of their respective Representatives in connection with this Agreement (including pursuant to this Section 6.3) shall remain subject to the Confidentiality Agreement. Notwithstanding anything to the contrary in the Confidentiality Agreement, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms (but subject to the preceding sentence) until the Closing Date or, if for any reason this Agreement is terminated prior to the Closing pursuant to Section 10.1, until the date that is two years after such termination.

Section 6.4         Preparation and Delivery of Additional Epic Financial Statements; Access to Financial Information.

(a)            As soon as reasonably practicable following the date of this Agreement, the Target Companies shall deliver to SPAC (i) the Epic Financial Statements, (ii) the unaudited consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity and cash flows of Epic and its Subsidiaries as of and for the nine-month period ending September 30, 2022 and (iii) the audited consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity, and cash flows of Epic and its Subsidiaries for the twelve-month period ended December 31, 2022 (the financial statements delivered in clauses (i)-(iii), the “Updated Financial Statements”), and, when delivered by the Target Companies, the Updated Financial Statements, (w) will present fairly, in all material respects, the state and the consolidated financial position of Epic and its Subsidiaries as at the dates thereof and the consolidated results of their operations, their consolidated incomes, their consolidated changes in stockholders’ equity and their consolidated cash flows for the respective periods then ended, (x) will be prepared from, and will be in accordance in all material respects with, the books and records of Epic and its Subsidiaries, (y) will be prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (z) in the case of audited financial statements, will be audited in accordance with the standards of the Public Company Accounting Oversight Board, and, in each case, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC (including, for the avoidance of doubt, in accordance with any relief granted by the SEC to the Target Companies or their respective auditors), the Exchange Act and the Securities Act applicable as required for inclusion of the Updated Financial Statements into the Form S-4.

(b)            During the Interim Period, the Target Companies shall, and shall cause their respective Subsidiaries to, use commercially reasonable efforts (i) to assist SPAC and its Representatives, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Target Companies or applicable Subsidiary, in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that is reasonably required to be included in the Registration Statement / Proxy Statement and any other filings to be made by SPAC and Flexjet with the SEC in connection with the transactions contemplated by this Agreement and the Ancillary Agreements and (ii) to obtain the consents of the Target Companies’ auditors with respect thereto as may be required by applicable Law.

Section 6.5      Acquisition Proposals. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, other than as contemplated by this Agreement, any of the Ancillary Agreements or the Transactions (including the PIPE Investment or the Pre-Closing Reorganization), the Target Companies and their respective Subsidiaries shall not, and each Target Company shall instruct its respective Representatives not to, (a) make any proposal or offer that constitutes an Alternative Proposal, (b) initiate, solicit or engage in any negotiations with any Person with respect to, or provide any non-public information or data concerning any Target Company or any of its Subsidiaries to any Person relating to, an Alternative Proposal or afford to any Person access to the business, properties, assets or personnel of any Target Company or any of its Subsidiaries in connection with an Alternative Proposal, (c) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement, relating to an Alternative Proposal, (d) otherwise knowingly encourage or facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Alternative Proposal, (e) approve, endorse or recommend, or propose to approve, endorse or recommend, an Alternative Proposal, or (f) agree or otherwise commit to enter into or engage in any of the foregoing, in each case, other than with SPAC, Merger Sub 1 or any of their respective Representatives or, following the SPAC Merger Effective Time, Flexjet or its Representatives. From and after the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, the Target Companies and their respective Subsidiaries shall, and shall instruct their respective Representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to an Alternative Proposal (other than SPAC, Merger Sub 1, or any of their respective Representatives or, following the SPAC Merger, Flexjet). From and after the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, each Target Company will promptly, and in any event within two Business Days of receipt, notify SPAC if it or any of its controlled Affiliates, or, to the Knowledge of Epic, any of its or its (i) non-controlled Affiliates or (ii) Affiliates’ respective Representatives, receives any proposal, offer or submission with respect to an Alternative Proposal after the date of this Agreement.

Section 6.6      Pre-Closing Reorganization. Prior to the SPAC Merger Effective Time, the Target Companies shall use commercially reasonable efforts to consummate the transactions contemplated by the Pre-Closing Reorganization described on Schedule 1.1 with such changes (a) that are determined by the Target Companies to be reasonably necessary to effect such transactions (provided, however that if the Pre-Closing Management Grants are not issued prior to the Closing, then the Pre-Closing Management Grants shall not be issued at any time thereafter) and (b) solely in the case of any such change that would reasonably be expected to adversely affect the Intended Tax Treatment to SPAC or SPAC’s shareholders, that are subject to SPAC’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). The Target Companies shall keep SPAC reasonably informed regarding the status of the Pre-Closing Reorganization and shall provide to SPAC copies of any material, definitive written documentation proposed to be entered into by the Target Companies (including a Tax matters agreement or similar agreement related to a Pre-Closing Divestiture (as defined on Schedule 1.1) structured as a distribution of stock or limited liability company interests) or request for any Tax ruling in connection with the Pre-Closing Reorganization reasonably in advance of entering into such material, definitive written documentation or requesting such Tax ruling, and consider in good faith any reasonable comments thereon provided by SPAC or its Representatives reasonably in advance of the entering into of such material, definitive written documentation or the requesting of such Tax ruling. Notwithstanding anything to the contrary in this Agreement, no Target Company shall enter into any material, definitive written documentation in connection with the Pre-Closing Reorganization that (i) constitutes a ruling request from a Tax authority, (ii) limits the right of any Target Company to engage in or compete with any Person in any line of business in any respect that is material to such Target Company’s business, (iii) involves post-Closing payment obligations on any Target Company or any of their respective Subsidiaries (including any earn-out or indemnification obligations) in excess of $10,000,000, but excluding any Taxes (or an indemnification obligation in respect of Taxes) arising out of any transaction entered into in connection with the Pre-Closing Reorganization, or (iv) includes a release of any claims by any Target Company or any of their respective Subsidiaries other than releases that involve only the payment of monetary damages in an amount less than $1,000,000 in the aggregate, in each case, without the prior written consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed), except, with respect to each of clauses (ii) through (iv) above, to the extent such limitation, obligation, or release is customarily entered into in connection with a distribution of stock qualifying for tax-free treatment under Section 355 of the Code; provided, further, that SPAC shall be deemed to have a reasonable basis for withholding its consent to a request for a Tax ruling described in clause (i) to the extent such request would be expected, in SPAC’s reasonable determination, to cause more than a de minimis delay in the closing of the Transactions described herein. Upon SPAC’s request, the Target Companies shall as soon as reasonably practicable deliver to SPAC executed copies of any material, definitive written documentation entered into by the Target Companies or any of their respective Subsidiaries or Tax ruling obtained in connection with the Pre-Closing Reorganization.

Section 6.7      No Securities Transactions. Except for actions expressly required by this Agreement (including those taken in connection with the Pre-Closing Reorganization or the other Transactions), no Target Company nor any of their respective controlled Affiliates, directly or indirectly, shall engage in any purchases or sales of the securities of SPAC (prior to the SPAC Merger Effective Time) or Flexjet (prior to the Company Merger Effective Time), in each case, without the consent of SPAC or Flexjet, as applicable.

Section 6.8      Target Company Approvals. Each of the Company and Merger Sub 2 shall, as promptly as practicable after the SEC Approval Date, give notice, duly call and convene, in accordance with the applicable provisions of the DGCL or DLLCA, as applicable, and its Organizational Documents, a special meeting of its respective stockholders or members, as applicable, to consider and vote upon this Agreement and the Mergers and the other Transactions, and shall hold such meeting as promptly as practicable after such notice is given (each, a “Target Company Securityholder Meeting”), and in connection therewith, each of the Company and Merger Sub 2 shall timely send copies of the Proxy Statement/Prospectus and all other relevant information and documentation to its respective stockholders or members, as applicable. Each of the Company, Merger Sub 2 and their respective boards of directors or managers, as applicable, shall use commercially reasonable efforts to secure its respective Target Company Securityholder Approval at the applicable Target Company Securityholder Meeting. Notwithstanding any of the foregoing, the Company or Merger Sub 2 may, at its sole election and option, obtain its respective Target Company Securityholder Approval, without a need for calling a Target Company Securityholder Meeting, by obtaining the written consent of its respective stockholders or members, as applicable, representing its respective Target Company Securityholder Approval, which written consent is executed and delivered by such holders after the SEC Approval Date and the Proxy Statement/Prospectus is delivered to its respective stockholders or members, as applicable.

Section 6.9      PIPE Subscriptions. Except for the Eldridge Back-Stop Subscription Agreement, Flexjet shall not enter into or, once entered into, permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacements of, the Subscription Agreements without the prior written consent of SPAC and Epic (such consent not to be unreasonably withheld, conditioned or delayed). Assuming Subscription Agreements are entered into after the date hereof, Flexjet shall use its commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including: (a) using its commercially reasonable efforts to satisfy in all material respects on a timely basis all conditions and covenants applicable to Flexjet in the Subscription Agreements and otherwise comply with its obligations thereunder; (b) in the event that all conditions in the Subscription Agreements (other than conditions that Flexjet or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummating the transactions contemplated by the Subscription Agreements at or prior to the Closing; and (c) with respect to enforcing its rights under the Subscription Agreements in the event that all conditions in the Subscription Agreements (other than conditions that Flexjet or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the applicable PIPE Investors to contribute to Flexjet the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements at or prior to the Closing. Without limiting the generality of the foregoing, Flexjet shall give SPAC and Epic prompt (and, in any event within five Business Days) written notice: (A) of any breach or default (or any event or circumstance that, with notice, could give rise to any breach or default) by any party to any Subscription Agreement known to Flexjet; (B) of the receipt of any written notice or other communication from any party to any Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by such party to any Subscription Agreement or any provisions of any Subscription Agreement; and (C) if Flexjet does not expect to receive all or any portion of the PIPE Investment Amount on the terms or in the manner contemplated by the Subscription Agreements.

Section 6.10      Employee Agreements. The Target Companies shall use commercially reasonable efforts to cause each of the Key Employees to execute and deliver an Employee Agreement at or prior to the Closing.

Section 6.11      Certain Required Actions. As promptly as possible following the date of this Agreement, but in any event prior to the filing of the Registration Statement, the Target Companies shall use commercially reasonable efforts to take such actions as are described on Schedule 6.11 (the “Required Actions”). The Target Companies shall (a) keep SPAC reasonably informed regarding the status of all Required Actions, (b) provide drafts of all related agreements to SPAC, and (c) reasonably consider any reasonable comments provided by SPAC to such agreements.

Article VII
COVENANTS OF SPAC

Section 7.1      Trust Account Proceeds and Related Available Equity. Upon satisfaction or waiver of the conditions set forth in Article IX and following the assignment of the Trust Agreement to Flexjet in accordance with Section 8.15, and upon provision of notice of the satisfaction or waiver of the conditions set forth in Article IX to the Trustee (which notice Flexjet shall provide to the Trustee in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Closing, Flexjet (i) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) shall use its commercially reasonable efforts to cause the Trustee to, (A) pay as and when due all amounts payable to SPAC Shareholders pursuant to SPAC Share Redemptions, (B) pay the amounts due to the underwriters of SPAC’s IPO for their deferred underwriting commissions as set forth in the Trust Agreement, and (iii) pay all remaining amounts then available in the Trust Account to Flexjet for immediate use, subject to this Agreement and the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 7.2      No Solicitation by SPAC. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, each of SPAC and Merger Sub 1 shall not, and shall instruct their respective Representatives not to, (a) make any proposal or offer that constitutes a Business Combination Proposal, (b) initiate, solicit or engage in any negotiations with any Person with respect to, or provide any non-public information or data concerning SPAC to any Person relating to, a Business Combination Proposal or afford to any Person access to the business, properties, assets or personnel of SPAC in connection with a Business Combination Proposal, (c) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement, relating to a Business Combination Proposal, (d) otherwise knowingly encourage or facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make a Business Combination Proposal, (e) approve, endorse or recommend, or propose to approve, endorse or recommend, a Business Combination Proposal, or (f) agree or otherwise commit to enter into or engage in any of the foregoing, in each case, other than with the Target Companies or any of their respective Representatives. From and after the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, each of SPAC and Merger Sub 1 shall, and shall instruct their respective Representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Business Combination Proposal (other than the Target Companies or any of their respective Representatives). From and after the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, each of SPAC and Merger Sub 1 will promptly, and in any event within two Business Days of receipt, notify the Target Companies if it or any of its controlled Affiliates, or, to the Knowledge of SPAC, any of its or its (i) non-controlled Affiliates or (ii) Affiliates’ respective Representatives, receives any proposal, offer or submission with respect to a Business Combination Proposal after the date of this Agreement.

Section 7.3      SPAC Conduct of Business.

(a)        During the Interim Period, except (1) as expressly contemplated by this Agreement (including the PIPE Investment, Section 7.3 of the SPAC Disclosure Letter, or the Mergers), or the Ancillary Agreements, (2) as required by Law or Governmental Order (including for this purpose, any COVID-19 Measure), or for COVID-19 Actions, (3) in connection with the extension of the SPAC Business Combination Deadline as expressly contemplated by and described in the definitive proxy statement filed by SPAC on August 26, 2022 (or any supplements, amendments or modifications thereto) or (4) as consented to by Epic and the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied) (A) SPAC shall, and shall cause Merger Sub 1 to, use commercially reasonable efforts to operate its business in the ordinary course of business; provided, that none of the foregoing provisions shall prevent SPAC or Merger Sub 1 from taking or omitting to take any action to prevent or mitigate the effects of any damage to property or injury to, or to protect the health or welfare of, employees, directors, officers or agents in emergency situations, and (B) SPAC shall not, and shall cause Merger Sub 1 not to:

(i)            change, modify or amend the Trust Agreement or any other agreement related to the Trust Account or the Organizational Documents of SPAC or Merger Sub 1;

(ii)            make, set aside, or declare any dividend or distribution to the equityholders of SPAC or Merger Sub 1 or make any other distributions in respect of any of SPAC’s or Merger Sub 1’s capital stock, share capital or equity interests;

(iii)            split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of SPAC’s or Merger Sub 1’s capital stock or equity interests;

(iv)            purchase, repurchase, redeem or otherwise acquire, directly or indirectly, any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of SPAC or Merger Sub 1, other than a redemption of shares of SPAC Class A Common Stock made as part of SPAC Share Redemptions;

(v)            other than additional SPAC Convertible Notes in connection with Working Capital Loans permitted by Section 7.3(a)(vi), issue, deliver, sell, authorize, pledge, amend, exchange, settle or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or ownership interests, or any securities convertible into or exchangeable for shares of capital stock or other equity securities or ownership interests, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or other ownership interests, or enter into other agreements or commitments of any character obligating it to issue any such shares, equity securities or other ownership interests or convertible or exchangeable securities, in each case, of SPAC or any of its Subsidiaries;

(vi)            other than as expressly required by the Support and Non-Redemption Agreement and for Working Capital Loans not exceeding an aggregate amount equal to $200,000, enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of SPAC (including, for the avoidance of doubt, (x) the Sponsor, and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of five percent (5%) or greater);

(vii)            (A) make or change any material election in respect of material Taxes, (B) materially amend, modify or otherwise change any filed material Tax Return, (C) enter into any closing agreement in respect of material Taxes or enter into any Tax indemnity, Tax sharing or Tax allocation or similar agreement in respect of material Taxes (other than any customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes), (D) surrender any right to claim a material refund of Taxes, (E) consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, or (F) settle any claim or assessment in respect of material Taxes, except, in each case, in the ordinary course of business;

(viii)            knowingly take or cause to be taken, or knowingly fail to take or cause to be taken, any action, where such action or failure to act could reasonably be expected to prevent (x) the SPAC Merger from qualifying for the SPAC Merger Intended Tax Treatment, (y) the Sponsor Exchange from qualifying for the Exchange Intended Tax Treatment, or (z) the Company Merger and the PIPE Investment from qualifying for the Company Merger Intended Tax Treatment;

(ix)            acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the equity interests in or assets of, or form or enter into, as applicable, any corporation, partnership, association, joint venture or other business organization or division thereof;

(x)            incur or assume any Indebtedness for borrowed money, or guarantee any Indebtedness for borrowed money of another Person;

(xi)            (A) issue any SPAC Securities or securities exercisable for or convertible into SPAC Securities, (B) grant any options, warrants or other equity-based awards with respect to SPAC Securities not outstanding on the date hereof, or (C) amend, modify or waive any of the material terms or rights set forth in any SPAC Warrant or the SPAC Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(xii)            adopt a plan of, or otherwise enter into or effect, a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the business and operations of SPAC or Merger Sub 1;

(xiii)            hire or engage any individual; adopt any Benefit Plan or enter into or adopt any Collective Bargaining Agreement (or enter into any other material commitment with any Labor Organization);

(xiv)            except as required by Law or GAAP, make any material changes to its accounting methods, principles or practices;

(xv)            enter into, renew, modify or revise any material Contract;

(xvi)            waive, release, settle, compromise or otherwise resolve any Legal Proceeding relating to SPAC or Merger Sub 1 or to their respective properties or assets, except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $250,000 in the aggregate;

(xvii)            acquire any ownership interest in any real property; or

(xviii)            authorize, commit or agree to take, whether in writing or otherwise, any action prohibited under this Section 7.3.

Section 7.4      Access to Information. Subject to confidentiality obligations (whether contractual or imposed by applicable Law or otherwise) that may be applicable to information furnished to SPAC by third parties that may be in SPAC’s possession from time to time, and except for any information that is subject to attorney-client privilege or other privilege (provided, that, to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), and to the extent permitted by applicable Law, SPAC and Merger Sub 1 shall afford to the Target Companies and their Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance written notice, in such manner as to not materially interfere with the ordinary course of business of SPAC and Merger Sub 1, to its properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees, and shall furnish the Target Companies or such Representatives with all financial and operating data and other information concerning the affairs of SPAC or Merger Sub 1 as any Target Companies or any such Representatives may reasonably request; provided, however, that such access shall not include any information which in the opinion of legal counsel of SPAC, would result in the loss of attorney-client privilege or other privilege. During the Interim Period, all information obtained by the Target Companies or any of their respective Representatives in connection with this Agreement (including pursuant to this Section 7.4) shall remain subject to the Confidentiality Agreement. Notwithstanding anything to the contrary in the Confidentiality Agreement, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms (but subject to the preceding sentence) until the Closing Date or, if for any reason this Agreement is terminated prior to the Closing pursuant to Section 10.1, until the date that is two years after such termination.

Section 7.5      Termination of Original RRA. Prior to the Closing, in connection with the entry into the Registration Rights Agreement, SPAC shall cause to be terminated the Original RRA and any other existing registration rights agreements entered into between SPAC and any other party, including the Sponsor but not including any other PIPE Investors. No parties to any such terminated registration rights agreements shall have any further rights or obligations thereunder.

Section 7.6      Shareholder Litigation. In the event that any litigation related to this Agreement, any Ancillary Agreement or the Transactions is brought, or threatened in writing, against SPAC or the SPAC Board by any of SPAC Shareholders prior to the Closing, SPAC shall promptly notify the Target Companies of any such litigation and keep the Target Companies reasonably informed with respect to the status thereof. SPAC shall provide the Target Companies the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to the Target Companies’ advice with respect to such litigation and shall not settle any such litigation if and to the extent all such settlement payments exceed the amount set forth in Section 7.6 of the SPAC Disclosure Letter in the aggregate without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.

Section 7.7      Extension of SPAC Deadline. SPAC shall take, and shall cause its controlled Affiliates to use commercially reasonable efforts to extend the period of time SPAC is afforded under its Organizational Documents and the SPAC Prospectus to consummate an initial business combination (the “SPAC Business Combination Deadline”) to a date following the date of the Closing, including holding one or more special meetings of the shareholders of SPAC, and all necessary adjournments or postponements thereof, to approve one or more amendments to SPAC’s Organizational Documents to extend the SPAC Business Combination Deadline, as necessary to consummate the Transactions.

Article VIII
JOINT COVENANTS

Section 8.1      Regulatory Filings.

(a)        In connection with the Transactions, each Party shall, as promptly as reasonably practicable, use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Agreement (the “Regulatory Filings”). Each Party shall use commercially reasonable efforts to cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals and effect any such filing, withdrawal or amendment. With respect to the Regulatory Filings, each Party agrees to use its commercially reasonable efforts and cooperate with the other Parties (i) in timely making inquiries with Governmental Authorities regarding the Regulatory Filings, (ii) in determining if any Regulatory Filings are required by Governmental Authorities, (iii) in timely making all Regulatory Filings (except with respect to such jurisdictions where the Parties agree that a Regulatory Filing is not required) and directing their respective security holders to make, or cause to be made, all Regulatory Filings as necessary, and (iv) promptly informing the other Parties of any material communication with any Governmental Authority regarding the Transactions. Without limiting the generality of the foregoing, each Party shall (and, to the extent required, shall cause its Affiliates to) (x) make any and all appropriate filings pursuant to the HSR Act with respect to the transactions contemplated by this Agreement promptly (and as soon as reasonably practical following the date of this Agreement), (y) respond as promptly as reasonably practicable to any requests by any Governmental Authority for additional information and documentary material that may be requested pursuant to the HSR Act, and (z) request early termination of the applicable waiting period under the HSR Act, if available, and not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the Transactions, except with the prior written consent of the other Parties. Notwithstanding anything herein to the contrary, Epic shall bear 100% of the HSR Act filing fees.

(b)         During the Interim Period, SPAC and Merger Sub 1, on the one hand, and each Target Company on the other hand, shall give counsel for Epic and the Company (in the case of SPAC and Merger Sub 1) or SPAC (in the case of any Target Company) a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written material communication to any Governmental Authority relating to any Regulatory Filing. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Authority in connection with any Regulatory Filing unless it consults with, in the case of SPAC or Merger Sub 1, Epic and the Company, or, in the case of any Target Company, SPAC, in advance and, to the extent not prohibited by such Governmental Authority, gives such other Party the opportunity to attend and participate in such meeting or discussion.

(c)         Notwithstanding anything in this Agreement to the contrary, nothing in this Section 8.1 shall require any Party to (i) propose, negotiate, commit to or effect, by consent decree, hold separate order, or otherwise, the sale, transfer, license, divestiture or other disposition of, or any prohibition or limitation on the ownership, operation, effective control or exercise of full rights of ownership of, any of the businesses, product lines or assets of such Party or any of such Party’s Subsidiaries, and (ii) defend any Legal Proceeding instituted (or threatened to be instituted) by any Person under any antitrust Law or seek to have any stay, restraining order, injunction or similar order entered by any Governmental Authority vacated, lifted, reversed, or overturned.

Section 8.2      Preparation of Registration Statement and Proxy Statement/Prospectus; Shareholders’ Meeting and Approvals.

(a)         Registration Statement and Proxy Statement/Prospectus.

(i)            As promptly as practicable after the execution of this Agreement and delivery of the applicable Updated Financial Statements pursuant to Section 6.4, (A) SPAC and Flexjet shall prepare, and SPAC shall file, or cause to be filed, with the SEC, a proxy statement/prospectus to be filed (or submit, or cause to be submitted, on a confidential basis) with the SEC as part of the Registration Statement, which proxy statement/prospectus will be used for the purpose of soliciting proxies from the SPAC Shareholders at the SPAC Shareholders’ Meeting to adopt and approve the Transaction Proposals and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by the SPAC’s Organizational Documents, applicable Law, and any applicable rules and regulations of the SEC and the NYSE (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement/Prospectus”), and (B) SPAC and Flexjet shall prepare, and Flexjet shall file, or cause to be filed (or submit, or cause to be submitted, on a confidential basis), with the SEC, a registration statement on Form S-4, or other appropriate form (such registration statement, together with any amendments or supplements thereto, the “Registration Statement”), in which the Proxy Statement/Prospectus will be included, in connection with the registration under the Securities Act of the shares of Flexjet Common Stock and Flexjet Assumed Public $11.50 Warrants to be issued in connection with the Transactions. Each Party shall use its commercially reasonable efforts to cause the Registration Statement and the Proxy Statement/Prospectus to comply as to form and substance with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, to keep the Registration Statement effective as long as is necessary to consummate the Transactions, and promptly respond to comments, requests to amend or requests for additional information with respect to the Registration Statement by the SEC. In the event there is any tax opinion, comfort letter or other opinion required to be provided in connection with the Registration Statement, notwithstanding anything to the contrary, neither this provision nor any other provision in this Agreement shall require counsel to the Company or Epic or their respective tax advisors to provide an opinion that (w) the SPAC Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, (x) the Company Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, (y) the Company Merger and the PIPE Investment, taken together, qualify as a transaction described in Section 351 of the Code, or (z) the Mergers otherwise qualify for the Intended Tax Treatment. Flexjet also agrees to use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals, or to file such Blue Sky notices, as are required to carry out the Transactions, and SPAC and Sponsor shall furnish all information concerning SPAC and any of its members or shareholders, as may be reasonably requested in connection with any such action. Each of SPAC and the Target Companies agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement and Proxy Statement/Prospectus, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the Transactions, or for inclusion in any other statement, filing, notice or application made by or on behalf of Flexjet, SPAC and the Target Companies or their respective Subsidiaries to any regulatory authority (including the NYSE and the SEC) in connection with the Mergers and the other Transactions.

(ii)            No filing of, or amendment or supplement to, the Registration Statement or the Proxy Statement/Prospectus will be made by Flexjet or SPAC without providing the other with a reasonable opportunity to review and comment thereon and each Party shall give reasonable and good faith consideration to any comments made by any other Party and their counsel. Each of SPAC and the Target Companies will be given a reasonable opportunity to participate in the response to any SEC comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with SPAC or the Target Companies or their counsel in any discussions or meetings with the SEC. SPAC shall comply in all material respects with all applicable rules and regulations promulgated by the SEC, any applicable rules and regulations of the NYSE, SPAC’s Organizational Documents, and this Agreement in the preparation, filing and distribution of the Proxy Statement/Prospectus, any solicitation of proxies thereunder, the calling and holding of the SPAC Shareholders’ Meeting and the SPAC Share Redemption. Flexjet shall comply in all material respects with all applicable rules and regulations promulgated by the SEC, Flexjet’s Organizational Documents and this Agreement in the preparation and filing of the Registration Statement.

(iii)            Each of SPAC and the Target Companies shall use commercially reasonable efforts to ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement/Prospectus will, at the date it is first mailed to the SPAC Shareholders and at the time of the SPAC Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv)            If at any time prior to the Company Merger Effective Time any information relating to any Target Company or SPAC, or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by a Target Company or SPAC, which is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement/Prospectus, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law and SPAC’s Organizational Documents, disseminated to the SPAC Shareholders.

(v)            Each of SPAC and each Target Company shall provide each other with copies of any written comments, and shall inform such other Parties of any oral comments, that SPAC or Flexjet receives from the SEC or its staff with respect to the Registration Statement or Proxy Statement/Prospectus promptly after the receipt of such comments.

(vi)            Without limiting the generality of the foregoing, each of the Parties shall cooperate with each other in the preparation of each of the Proxy Statement/Prospectus and the Registration Statement, and each Party shall furnish SPAC or Flexjet, as applicable, with all information concerning it and its Affiliates as the providing party (after consulting with counsel) may deem reasonably necessary or advisable in connection with the preparation of the Proxy Statement/Prospectus or the Registration Statement, as applicable.

(b)           SPAC Shareholder Approval.

(i)            SPAC shall (x) as promptly as practicable (and in any event, within 10 Business Days) after the Registration Statement is declared effective under the Securities Act, (A) cause the Proxy Statement/Prospectus to be disseminated to SPAC Shareholders in compliance with applicable Law, (B) solely with respect to the Transaction Proposals, duly (1) give notice of and (2) convene and hold a general meeting (the “SPAC Shareholders’ Meeting”) in accordance with SPAC’s Organizational Documents and Section 710 of the NYSE Listing Rules for a date no later than 30 Business Days following the date the Registration Statement is declared effective, and (C) solicit proxies from the holders of SPAC Common Stock to vote in favor of each of the Transaction Proposals, and (y) provide its shareholders with the opportunity to elect to effect a SPAC Share Redemption.

(ii)            SPAC shall, through the SPAC Board, recommend to the SPAC Shareholders the (A) adoption and approval of this Agreement and the Transactions, including the Mergers, (B) adoption of the Second Amended and Restated Flexjet Charter and Restated Flexjet Bylaws, in connection with the SPAC Merger, including any separate or unbundled advisory proposals as are required to implement the foregoing, (C) adoption and approval of any other proposals as the SEC (or staﬀ member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (D) adoption and approval of any other proposals as reasonably agreed by SPAC and the Company to be necessary or appropriate in connection with the Transactions and (E) adjournment of the SPAC Shareholders’ Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with any of the foregoing, (such proposals in (A) through (E), together, the “Transaction Proposals”), and include such recommendations in the Proxy Statement/Prospectus; provided that SPAC may postpone or adjourn the SPAC Shareholders’ Meeting (x) to solicit additional proxies for the purpose of obtaining the SPAC Shareholder Approval, (y) for the absence of a quorum or (z) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that SPAC has determined based on advice of outside legal counsel after consultation with the Target Companies’ outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by shareholders of SPAC prior to the SPAC Shareholders’ Meeting.

(iii)            The SPAC Board shall not withdraw, amend, qualify or modify its recommendation to the SPAC Shareholders that they vote in favor of the Transaction Proposals (together with any withdrawal, amendment, qualification or modification of its recommendation to the SPAC Shareholders of SPAC described in the Recitals hereto, a “Change in Recommendation”); provided, however, that the SPAC Board may, at any time prior to, but not after, obtaining SPAC Shareholder Approval, withdraw, amend, qualify or modify its recommendation to the SPAC Shareholders that they vote in favor of the Transaction Proposals in response to an Intervening Event that has occurred (an “Intervening Event Change in Recommendation”) if the SPAC Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be a breach of the fiduciary duties of the SPAC Board to the SPAC Shareholders under applicable Law. Notwithstanding anything to the contrary in this Agreement, the SPAC Board will not be entitled to make, or agree to resolve to make, an Intervening Event Change in Recommendation unless: (A) the Target Companies shall have received written notice from SPAC of SPAC’s intention to make an Intervening Event Change in Recommendation at least five Business Days prior to the taking of such action by SPAC (it being understood that any material development with respect to the applicable Intervening Event shall require a new notice but with an additional three Business Day (instead of a five Business Day if such new notice is delivered after the second day of the original five Business Day period) period from the date of such new notice) (the “Intervening Event Notice Period”), which notice shall specify the applicable Intervening Event in reasonable detail and that a failure to make an Intervening Event Change in Recommendation would be a breach of the SPAC Board’s fiduciary duties to the SPAC Shareholders under applicable Law, (B) during the Intervening Event Notice Period and prior to making an Intervening Event Change in Recommendation, if requested by a Target Company, SPAC and its Representatives shall have negotiated in good faith with such Target Company and its Representatives regarding any revisions or adjustments proposed by such Target Company to the terms and conditions of this Agreement as would enable SPAC to proceed with its recommendation of this Agreement and the Transactions contemplated hereby and not make such Intervening Event Change in Recommendation and (C) SPAC may make an Intervening Event Change in Recommendation only if the SPAC Board, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that the applicable Target Company, prior to the expiration of the Intervening Event Notice Period, offers in writing in a manner that would form a binding Contract if accepted by SPAC, continues to determine and reaffirms in good faith (after consultation with its outside legal counsel) that failure to make an Intervening Event Change in Recommendation would be a breach of its fiduciary duties to the SPAC Shareholders under applicable Law. Notwithstanding anything to the contrary in this Agreement, (x) SPAC’s obligations to duly give notice of, convene and hold the SPAC Shareholders Meeting shall not be affected by any Intervening Event Change in Recommendation, (y) SPAC agrees to duly give notice of, convene and hold the SPAC Shareholders Meeting and submit for approval the Transaction Proposals and (z) SPAC agrees that if the SPAC Shareholder Approval shall not have been obtained at any such SPAC Shareholders Meeting, then SPAC shall promptly continue to take all such necessary actions, and hold additional meetings of its shareholders in order to obtain the SPAC Shareholder Approval. An “Intervening Event” shall mean any material fact, circumstance, occurrence, event, development, change or condition or combination thereof that (i) was not known and was not reasonably foreseeable to SPAC or the SPAC Board as of the date of this Agreement (or if known, the consequences of which were not known or were not reasonably foreseeable as of the date of this Agreement) and that becomes known to the SPAC or SPAC Board prior to the SPAC Shareholders’ Meeting, and (ii) does not relate to any Business Combination Proposal; provided, however, that (1) any change in the price or trading volume of SPAC Class A Common Stock shall not be taken into account for purposes of determining whether an Intervening Event has occurred (provided that the underlying factors may be taken into account); (2) in no event shall any fact, circumstance, occurrence, event, development, change or condition or combination thereof that has had or would reasonably be expected to have an adverse effect on the business, results of operations or financial condition of any of the Target Companies or any of their respective Subsidiaries constitute an Intervening Event unless such event, fact, circumstance or development constitutes an Epic Material Adverse Effect (and for the avoidance of doubt, any fact, circumstance, occurrence, event, development, change or condition or combination thereof excluded from the definition of Epic Material Adverse Effect shall not constitute an Intervening Event); and (3) any Target Company or any of its Subsidiaries meeting, failing to meet or exceeding projections shall not be taken into account for purposes of determining whether an Intervening Event has occurred (provided that the underlying factors may be taken into account). Notwithstanding anything to the contrary contained in this Agreement, during an Intervening Event Notice Period, the obligations of SPAC or the SPAC Board under this Agreement to make filings with the SEC with respect to the proposals contemplated herein, to give notice for or to convene a meeting of shareholders, or make a recommendation, shall be tolled during such period, and in the event a filing or notice for a meeting was made prior to the Intervening Event Notice Period, SPAC shall be permitted to adjourn such meeting and amend such filing as necessary to provide sufficient time for the SPAC Shareholders to consider any revised recommendation.

(iv)            To the fullest extent permitted by applicable Law, (x) SPAC agrees to establish a record date for, duly call, give notice of, convene and hold the SPAC Shareholders’ Meeting and submit for approval the Transaction Proposals and (y) SPAC agrees that if the SPAC Shareholder Approval shall not have been obtained at any such SPAC Shareholders’ Meeting, then SPAC shall promptly continue to take all such reasonable necessary actions, including the actions required by this Section 8.2(b), and hold additional SPAC Shareholders’ Meetings in order to obtain the SPAC Shareholder Approval. SPAC may only adjourn the SPAC Shareholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the SPAC Shareholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that SPAC has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by SPAC Shareholders prior to the SPAC Shareholders’ Meeting. SPAC agrees that it shall provide the holders of shares of SPAC Class A Common Stock the opportunity to elect redemption of such shares of SPAC Class A Common Stock in connection with the SPAC Shareholders’ Meeting, as required by SPAC’s Organizational Documents.

Section 8.3      Support of Transaction. Without limiting any covenant contained in Article VI, Article VII or Article VIII, which covenants shall control to the extent of any conflict with the succeeding provisions of this Section 8.3, each Party shall, and shall cause its respective Subsidiaries to: (a) use commercially reasonable efforts to obtain as soon as practicable all material consents and approvals of third parties (including any Governmental Authority) that such Party or any of its respective Affiliates are required to obtain in order to consummate the Transactions; and (b) use its commercially reasonable efforts to take such other action as soon as practicable as may be reasonably necessary or as another Party may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable and in accordance with all applicable Law (including providing any reasonable and customary certifications, opinions of counsel and other materials necessary to permit another Party to comply with its obligations to placement agents in connection with the PIPE Investment and any financial advisor of any Party in connection with the delivery of a fairness opinion or other deliverable). Notwithstanding anything to the contrary contained herein, in no event shall any Target Company or any of its Subsidiaries be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which any Target Company or any of its Subsidiaries is a party or otherwise in connection with the consummation of the Transactions.

Section 8.4      Tax Matters. All transfer, documentary, sales, use, excise, value added, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) (“Transfer Taxes”) incurred in connection with the Transactions shall be borne and paid by Flexjet and shall constitute SPAC Transaction Expenses. The Parties shall (and shall cause their respective Affiliates to) cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

Section 8.5      Cooperation; Consultation. From the date of the announcement of this Agreement or the Transactions (pursuant to any applicable public communication made in compliance with Section 11.14), until the earlier of the Closing and valid termination of this Agreement pursuant to Article X, Flexjet shall use its commercially reasonable efforts to, and shall instruct its financial advisors to, keep SPAC and Epic and their respective financial advisors reasonably informed with respect to the PIPE Investment, including by (i) providing regular updates and (ii) consulting and cooperating with, and considering in good faith any feedback from, SPAC or Epic or their respective financial advisors with respect to such matters; provided, that each of SPAC, Epic and Flexjet acknowledges and agrees that none of their respective financial advisors shall be entitled to any fees with respect to the PIPE Investment, unless otherwise mutually agreed by each of Flexjet, the Company, Epic and SPAC in writing.

Section 8.6      Post-Closing Directors and Officers of Flexjet. In accordance with Flexjet’s Organizational Documents, Flexjet shall take all such actions within its power as may be necessary or appropriate, including causing the directors and officers of Flexjet to resign, such that immediately following the Company Merger Effective Time:

(a)          the Board of Directors of Flexjet shall initially consist of seven members, with such initial members to be designated in accordance with the director nomination rights set forth in the Stockholders Agreement;

(b)          the Board of Directors of Flexjet shall have at least four “independent” directors for the purposes of the NYSE, each of whom shall serve in such capacity in accordance with the terms of Flexjet’s Organizational Documents following the Company Merger Effective Time;

(c)          the Board of Directors of Flexjet will be a classified board with three classes of directors, with:

(i)            a first class of directors (the “Class I Directors”), initially serving a term effective from the Closing until the first annual meeting of the stockholders of Flexjet held following the Closing (but any subsequent Class I Directors serving a three -year term);

(ii)            a second class of directors (the “Class II Directors”), initially serving a term effective from the Closing until the second annual meeting of stockholders of Flexjet held following the Closing (but any subsequent Class II Directors serving a three -year term); and

(iii)            a third class of directors (the “Class III Directors”), serving a term effective from the Closing until the third annual meeting of stockholders of Flexjet held following the Closing (and any subsequent Class III Directors serving a three-year term); and

(d)          the initial officers of Flexjet shall be certain Persons, as determined by the Company and Epic and communicated to SPAC prior the Company Merger Effective Time, who shall serve in such capacity in accordance with the terms of Flexjet’s Organizational Documents following the Company Merger Effective Time.

Section 8.7      Indemnification and Insurance.

(a)         From and after the Company Merger Effective Time, Flexjet agrees that it shall indemnify and hold harmless each present and former director and officer of (x) Flexjet, the Target Companies and each of their respective Subsidiaries and (y) SPAC, Merger Sub 1 and each of their respective Subsidiaries (clauses (x) and (y), collectively, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Company Merger Effective Time, whether asserted or claimed prior to, at or after the Company Merger Effective Time, to the fullest extent that Flexjet, any Target Company, SPAC or Merger Sub 1 and each of their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and their respective Organizational Documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Flexjet shall, and shall cause its Subsidiaries to, (i) maintain for a period of not less than six years from the Company Merger Effective Time provisions in their respective Organizational Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the D&O Indemnified Parties that are no less favorable to those Persons than the provisions applicable to those Persons pursuant to the Organizational Documents of the Target Companies, Flexjet, SPAC, Merger Sub 1 or their respective Subsidiaries, as applicable, as of the date of this Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by applicable Law.

(b)         At or prior to the Closing, Flexjet shall purchase and maintain in effect, for a period of six years from the Company Merger Effective Time, directors’ and officers’ liability insurance covering those Persons who are currently covered by Flexjet’s. SPAC’s, or any of the Target Companies or their respective Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to SPAC or the Target Companies, as applicable) on terms no less favorable than the terms of such current insurance coverage, except that in no event shall Flexjet be required to pay an annual premium for such insurance in excess of 300% of the most expensive most recent aggregate annual premium paid or payable by any of SPAC, Flexjet or any Target Company for any such insurance policy for the 12-month period ended on the date of this Agreement; provided, however, that (i) Flexjet may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Company Merger Effective Time and (ii) if any claim is asserted or made within such six year period, any insurance required to be maintained under this Section 8.7 shall be continued in respect of such claim until the final disposition thereof.

(c)         The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Person may have under the Organizational Documents of SPAC, any of the Target Companies or any of their respective Subsidiaries, any other indemnification arrangement, any applicable Law or otherwise. Notwithstanding anything contained in this Agreement to the contrary, this Section 8.7 shall survive the consummation of the Mergers indefinitely and shall be binding, jointly and severally, on Flexjet and all successors and assigns of Flexjet. In the event that Flexjet or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Flexjet shall ensure that proper provision shall be made so that the successors and assigns of Flexjet shall succeed to the obligations set forth in this Section 8.7.

(d)         As promptly as reasonably practicable following the Company Merger Effective Time, Flexjet and each post-Closing director and officer of Flexjet shall enter into a customary indemnification agreement in a form to be mutually agreed by Flexjet, Epic and SPAC prior to the Closing, which indemnification agreements shall continue to be effective following the Closing.

Section 8.8      Employee Matters.

(a)         Prior to the Closing Date, Flexjet shall approve and adopt an incentive equity plan substantially in the form attached hereto as Exhibit E (with such changes that may be agreed in writing by SPAC and the Target Companies (such agreement not to be unreasonably withheld, conditioned or delayed by either SPAC or any Target Company, as applicable)) (the “Incentive Equity Plan”). Within five Business Days following the expiration of the 60 day period following the date Flexjet has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Flexjet shall file an eﬀective registration statement on Form S-8 (or other applicable form, including Form S-3) with respect to the Flexjet Common Stock issuable under the Incentive Equity Plan, and Flexjet shall use commercially reasonable eﬀorts to maintain the eﬀectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Incentive Equity Plan remain outstanding.

(b)         Prior to Closing, Flexjet shall use commercially reasonable efforts to enter into Employment Agreements with each of the Key Employees.

(c)         Prior to Closing, the Board of Directors of Epic shall take all steps necessary to cause all Epic Options previously granted under the Epic Incentive Plan to become fully vested and exercisable, immediately prior to, and conditional upon the Closing.

(d)        Notwithstanding anything herein to the contrary, nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of any Party or their respective Affiliates to amend, terminate or otherwise modify any Epic Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee, consultant or independent contractor of any Party, or any participant in any Epic Benefit Plan or other employee benefit plan, agreement or other arrangement of any Party (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 8.9      Notification of Certain Matters. During the Interim Period, each Party shall provide the other Parties with prompt written notice upon becoming aware of any event, fact or circumstance that would reasonably be expected to cause any of such Party’s conditions set forth in Article IX not to be satisfied. No such notice shall constitute an acknowledgment or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached. No notice pursuant to this Section 8.9 shall affect any representation or warranty in this Agreement of any Party, or any condition to the obligations of any Party.

Section 8.10      Insider Letter. Pursuant to the Insider Letters, each of the applicable individuals parties thereto and the Sponsor agreed to vote all of the shares of the capital stock of SPAC they hold to approve the Transaction Proposals and not to redeem any such shares in connection with the Transactions. SPAC hereby agrees to enforce the terms and conditions of the Insider Letters, including the agreement to vote all of the shares of the capital stock of SPAC they hold to approve the Transaction Proposals and the agreement no to redeem any such shares, in connection with the consummation of the Transactions.

Section 8.11      Warrant Agreements . At or prior to the SPAC Merger Effective Time, SPAC and Flexjet shall execute and deliver the Warrant Assumption Agreement. Pursuant to the Warrant Assumption Agreement, SPAC and Flexjet shall cause to become effective at and subject to the Closing, the Flexjet Assumed Warrant Agreement.

Section 8.12      SPAC Merger. Subject to receipt of the SPAC Shareholder Approval, one Business Day prior to the Company Merger Effective Time (which shall also be the calendar day immediately prior to the Closing Date) (and for the avoidance of doubt, prior to the commencement of the Sponsor Exchange and the PIPE Investment and following the Pre-Closing Reorganization), SPAC, Flexjet and Merger Sub 2 shall, in accordance with applicable Law, this Agreement, any applicable rules and regulations of the SEC, the NYSE and each such Person’s Organizational Documents, as applicable, cause the SPAC Merger to become eﬀective, and, in furtherance thereof, substantially simultaneously or immediately following the SPAC Merger, shall (a) adopt the First Amended and Restated Flexjet Charter and First Amended and Restated Flexjet Bylaws, (b) complete, make and procure all those filings required to be made with the Cayman Registrar and the Secretary of State of the State of Delaware in connection with the SPAC Merger, and (c) obtain a certificate of strike-off by way of merger from the Cayman Registrar and a certificate of merger from the Secretary of State of the State of Delaware.

Section 8.13      Stock Exchange Listing. From the date hereof through the SPAC Merger Eﬀective Time, SPAC shall use commercially reasonable efforts to remain listed as a public company on the NYSE. Flexjet shall prepare and submit to NYSE a listing application, if required under NYSE rules, covering the shares of Flexjet Common Stock and the Flexjet Assumed Public $11.50 Warrants, in each case, issuable in the Mergers, and shall use commercially reasonable efforts to obtain approval for the listing thereof.

Section 8.14      Public Filings. During the Interim Period, SPAC will keep current and timely file all of the forms, reports, schedules, statements and other documents required to be filed or furnished with the SEC, including all necessary amendments and supplements thereto, and otherwise comply in all material respects with its reporting obligations under applicable Laws (the “Additional SEC Reports”). All such Additional SEC Reports (including any financial statements or schedules included therein) (i) shall be prepared in all material respects in accordance with either the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) assuming the truth and completeness of any information provided to SPAC by or on behalf of the Target Companies or any of their respective Subsidiaries, at the time they are filed, or, if amended, as of the date of such amendment, contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. As used in this Section 8.14, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or the NYSE. Any Additional SEC Reports which discuss or refer to this Agreement or the Transactions, the contents of which are inconsistent with that of, or otherwise not disclosed in, any prior or contemporaneous press release or public announcement by the Target Companies or SPAC (or any of their respective Affiliates) in compliance with this Agreement (other than any current report on Form 8-K, with respect to which the proviso in this sentence shall apply and no consent shall be required) shall be subject to the prior review and approval of the Target Companies (which approval shall not to be unreasonably withheld, delayed or conditioned); provided, that in the case of a current report required to be filed by SPAC or an Affiliate thereof on Form 8-K, SPAC shall, prior to the filing of any such current report on Form 8-K, consult with the Target Companies as to the timing and contents of such current report on Form 8-K.

Section 8.15      Assignment of Trust Account. At or prior to the SPAC Merger Effective Time, SPAC and Flexjet shall cause the Trust Agreement to be assigned to Flexjet.

Article IX
CONDITIONS TO OBLIGATIONS

Section 9.1      Conditions to Obligations of all Parties. The respective obligations of each Party to consummate, or cause to be consummated, the Mergers is subject to the satisfaction of the following conditions at or prior to the SPAC Merger Effective Time, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

(a)         The SPAC Shareholder Approval shall have been obtained;

(b)         The Target Company Securityholder Approvals shall have been obtained;

(c)         The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(d)         The shares of Flexjet Common Stock to be issued in connection with the SPAC Merger and the Company Merger shall have been approved for listing upon the Closing on the NYSE, subject only to notice of issuance;

(e)         The Flexjet Assumed Public $11.50 Warrants shall have been approved for listing upon the Closing on the NYSE, subject only to notice of issuance;

(f)         There shall not be in force any Governmental Order enjoining or prohibiting the consummation of the Mergers or any Law that makes the consummation of the Mergers illegal or otherwise prohibited at the SPAC Merger Effective Time or the Company Merger Effective Time, as applicable; provided, that the Governmental Authority issuing such Governmental Order has jurisdiction over the Parties with respect to the Transactions; and

(g)        All applicable waiting periods (and any extensions thereof) under the HSR Act and all other Governmental Approvals applicable to the Transactions, shall have expired or been terminated, or otherwise obtained, as applicable.

Section 9.2      Conditions to Obligations of SPAC and Merger Sub 1. The obligations of SPAC and Merger Sub 1 to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following additional conditions at or prior to the SPAC Merger Effective Time or the Company Merger Effective Time, as applicable, any one or more of which may be waived in writing by SPAC:

(a)         (i) The Epic Fundamental Representations shall be true and correct in all material respects, in each case as of the SPAC Merger Effective Time as though made as of the SPAC Merger Effective Time, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, and (ii) each of the representations and warranties of the Target Companies contained in this Agreement other than the Epic Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Epic Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the SPAC Merger Effective Time as though made as of the SPAC Merger Effective Time, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that has not had and would not, individually or in the aggregate, reasonably be expected to have an Epic Material Adverse Effect;

(b)         Each of the covenants of the Target Companies to be performed or complied with as of or prior to the SPAC Merger Effective Time or the Company Merger Effective Time, as applicable, shall have been performed or complied with by them in all material respects;

(c)         Since the date of this Agreement, there shall not have occurred an Epic Material Adverse Effect that is continuing as of the SPAC Merger Effective Time;

(d)         The Pre-Closing Reorganization shall have occurred prior to the SPAC Merger Effective Time in accordance with Section 6.6; and

(e)         At or prior to the Company Merger Effective Time, the Target Companies shall have delivered or caused to be delivered all of the certificates, instruments, Contracts and other documents (including all Ancillary Agreements) specified to be delivered by such Target Company hereunder pursuant to Section 2.6(a), duly executed by such Target Company or the other such parties as specified in Section 2.6(a).

Section 9.3      Conditions to the Obligations of the Target Companies. The obligation of the Target Companies to consummate, or cause to be consummated, the Mergers is subject to the satisfaction of the following additional conditions at or prior to the SPAC Merger Effective Time or the Company Merger Effective Time, as applicable, any one or more of which may be waived in writing by the Company:

(a)         (i) The SPAC Fundamental Representations shall be true and correct in all material respects, in each case as of the SPAC Merger Effective Time as though made as of the SPAC Merger Effective Time, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, and (ii) each of the representations and warranties of SPAC contained in this Agreement other than the SPAC Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and SPAC Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the SPAC Merger Effective Time as though made as of the SPAC Merger Effective Time, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that has not had and that would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect;

(b)         Each of the covenants of SPAC and Merger Sub 1 to be performed or complied with as of or prior to the SPAC Merger Effective Time or the Company Merger Effective Time, as applicable, and each of the covenants of Flexjet and SPAC Surviving Sub to be performed or complied with between the SPAC Merger Effective Time and the Company Merger Effective Time, shall have been performed or complied with by them in all material respects;

(c)         At the Company Merger Effective Time, (i) the amount of cash available in the Trust Account following the SPAC Shareholders’ Meeting, after deducting the amount required to satisfy the aggregate amount payable with respect to all SPAC Share Redemptions (but prior to payment of (x) any deferred underwriting commissions being held in the Trust Account, and (y) any Company Transaction Expenses or SPAC Transaction Expenses, as contemplated by Section 11.8), plus (ii) the PIPE Investment Amount actually received prior to or substantially concurrently with the Closing (the sum of (i) and (ii), the “Available SPAC Cash”), shall be equal to or greater than $300,000,000;

(d)         Since the date of this Agreement, there shall not have occurred a SPAC Material Adverse Effect that is continuing as of the SPAC Merger Effective Time;

(e)         All of the directors and officers of Flexjet and the SPAC Surviving Sub (other than any such Persons identified as initial directors and officers of Flexjet after the Company Merger Effective Time, in accordance with Section 2.8) shall have resigned or otherwise been removed effective as of the Company Merger Effective Time;

(f)         At or prior to the SPAC Merger Effective Time, SPAC shall have delivered or caused to be delivered all of the certificates, instruments, Contracts and other documents (including all Ancillary Agreements) specified to be delivered by SPAC hereunder pursuant to Section 2.6(b) duly executed by, as applicable, SPAC or the other such parties as specified in Section 2.6(b);

(g)         The Support and Non-Redemption Agreement shall not have been terminated at or prior to the Company Merger Effective Time;

(h)         To the extent executed during the Interim Period pursuant to the terms and conditions of the Eldridge Back-Stop Letter Agreement, the Eldridge Back-Stop Subscription Agreement shall not have been terminated at or prior to the Company Merger Effective Time;

(i)         The Exchange Agreement shall not have been terminated at or prior to the Company Merger Effective Time and the transactions described in the Exchange Agreement shall have been consummated in accordance with the terms thereof at or prior to the Company Merger Effective Time; and

(j)         At or prior to the Company Merger Effective Time, the Trust Agreement shall have been assigned to Flexjet pursuant to Section 8.15.

Section 9.4            Frustration of Closing Conditions. None of the Parties may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by such Party’s breach.

Section 9.5            Waiver of Closing Conditions. Upon the occurrence of the Closing, any condition set forth in this Article IX that was not satisfied as of the Closing shall be deemed to have been waived as of and from the Closing.

Article X

TERMINATION/EFFECTIVENESS

Section 10.1          Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the SPAC Merger Effective Time only as follows:

(a)            by mutual written consent of the Company, Epic and SPAC;

(b)            by the Company, Epic or SPAC if any Governmental Authority having jurisdiction over the Parties with respect to the Transactions shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and non-appealable and has the effect of making consummation of the Transactions illegal, or otherwise preventing or prohibiting consummation of the Transactions or if there shall be adopted any Law that permanently makes consummation of the Mergers illegal or otherwise prohibited;

(c)            by the Company, Epic or SPAC if the SPAC Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at SPAC Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(d)            by the Company or Epic if approval by the requisite vote of SPAC’s shareholders shall not have been obtained to amend SPAC’s Organizational Documents by October 21, 2022, to extend the SPAC Business Combination Deadline as proposed by SPAC in its definitive proxy statement filed on August 26, 2022 and any amendments, modifications or supplements thereto.

(e)         by the Company, Epic or SPAC, if the Company Merger Effective Time has not occurred on or before the date that is September 30, 2023 after the date of this Agreement (the “Agreement End Date”); provided, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to any such Party that has breached any of its representations, warranties, covenants or agreements under this Agreement if such breach shall have proximately caused the failure of the Transactions to be consummated on or before the Agreement End Date;

(f)          by written notice to the Company and Epic from SPAC if there is any breach of any representation, warranty, covenant or agreement on the part of the Target Companies set forth in this Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Target Companies through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days after receipt by the Company and Epic of notice from SPAC of such breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period; provided, however, that the right to terminate this Agreement under this Section 10.1(f) shall not be available to SPAC if SPAC or Merger Sub 1 is then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement such that the conditions specified in Section 9.3(a) or Section 9.3(b) would not be satisfied at the Closing; or

(g)            by written notice to SPAC from the Company or Epic if there is any breach of any representation, warranty, covenant or agreement on the part of SPAC or Merger Sub 1 set forth in this Agreement, such that the conditions specified in Section 9.3(a) or Section 9.3(b) would not be satisfied at the Closing (a “Terminating SPAC Breach”), except that, if any such Terminating SPAC Breach is curable by SPAC or Merger Sub 1 through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days after receipt by SPAC of notice from the Company or Epic of such breach (the “SPAC Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating SPAC Breach is not cured within SPAC Cure Period; provided, however, that the right to terminate this Agreement under this Section 10.1(g) shall not be available to the Company or Epic if any Target Company is then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing; or

(h)            by the Company or Epic if there has been a Change in Recommendation.

For the avoidance of doubt, no Person shall have any right to terminate this Agreement after the SPAC Merger Effective Time.

Section 10.2          Notice of Termination; Effect of Termination. Any termination of this Agreement in accordance with Section 10.1 will be effective immediately upon the delivery of written notice of the terminating Party to the other Parties. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors or equityholders, other than liability of any of the Parties, as the case may be, for Fraud or any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of (a) this Section 10.2, (b) Article XI (other than Section 11.18) and (c) the last sentence of Section 6.3, and any other Section or Article of this Agreement which are required to survive in order to give appropriate effect to this Section 10.2, Article XI (other than Section 11.18) and the last sentence of Section 6.3 (e.g., definitions), shall survive any termination of this Agreement.

Section 10.3          Expense Reimbursement. In the event this Agreement is validly terminated pursuant to Section 10.1(d), in order to compensate Epic for the expenses associated with the negotiation of this Agreement and the other matters contemplated hereby, SPAC shall pay, or cause to be paid, to Epic an amount equal to the lesser of (a) the Company Transaction Expenses and (b) $1,000,000, in either case, within two Business Days after receipt by SPAC of documented evidence of the Company Transaction Expenses.

Article XI
MISCELLANEOUS

Section 11.1         Trust Account Waiver. Each Target Company acknowledges that SPAC is a blank check company with the powers and privileges to effect a Business Combination. Each Target Company further acknowledges that, as described in the prospectus dated October 19, 2020 (the “SPAC Prospectus”) available at www.sec.gov, substantially all of SPAC’s assets consist of the cash proceeds of SPAC’s initial public offering (the “IPO”) and private placements of its securities and substantially all of those proceeds have been deposited in a trust account for the benefit of SPAC, certain of its public shareholders and the underwriters of SPAC’s IPO (the “Trust Account”). Each Target Company acknowledges that it has been advised by SPAC that, except with respect to interest earned on the funds held in the Trust Account that may be released to SPAC to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only: (i) if SPAC completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the SPAC Prospectus; (ii) if SPAC fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to SPAC in limited amounts to permit SPAC to pay the costs and expenses of its liquidation and dissolution, and then to SPAC’s public shareholders; and (iii) if SPAC holds a shareholder vote to amend SPAC’s amended and restated memorandum and articles of association to modify the substance or timing of the obligation to redeem 100% of the shares of the SPAC Common Stock if SPAC fails to complete a Business Combination within the allotted time period, then for the redemption of any shares of SPAC Common Stock properly tendered in connection with such vote. For and in consideration of SPAC entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, each Target Company hereby irrevocably waives any right, title, interest or claim of any kind it has or may have in the future in or to any monies in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with SPAC; provided, that (x) nothing herein shall serve to limit or prohibit any Target Company’s right to pursue a claim (A) against SPAC for legal relief against monies or other assets held outside the Trust Account, (B) for specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for SPAC to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to SPAC Share Redemptions) to the applicable Persons in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect SPAC’s ability to fulfill its obligation to effectuate SPAC Share Redemptions, or (C) against SPAC for Fraud and (y) nothing herein shall serve to limit or prohibit any Action that the Target Companies may have in the future against SPAC’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).

Section 11.2          Non-Recourse. Notwithstanding anything that may be expressed or implied in this Agreement (except in the case of the immediately succeeding sentence) or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a corporation, partnership or limited liability company, each Party, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any other Ancillary Agreements or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, shareholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, shareholder, manager or member of any of the foregoing, but in each case not including the Parties (each, a “Non-Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, Contract or otherwise) by or on behalf of such Party against the Non-Party Affiliates, by the enforcement of any assessment or by any Legal Proceeding, or by virtue of any applicable Laws, or otherwise; it being agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Party Affiliate, as such, for any obligations of the applicable Party under this Agreement or the Transactions, under any other Ancillary Agreements, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any Action (whether in tort, Contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Notwithstanding the foregoing, a Non-Party Affiliate may have obligations under any documents, agreements, or instruments delivered contemporaneously herewith or otherwise required by this Agreement (including the Ancillary Agreements) if such Non-Party Affiliate is party to such document, agreement or instrument. Except to the extent otherwise set forth in, and subject in all cases to the terms and conditions of any limitations herein, this Agreement may only be enforced against, and any Action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Each Non-Party Affiliate is intended as a third-party beneficiary of this Section 11.2. This Section 11.2 shall be binding on all successors and assigns of the Parties.

Section 11.3          Non-Survival of Representations, Warranties and Covenants. Except (x) as otherwise contemplated by Section 10.2 or (y) in the case of claims against a Person in respect of such Person’s Fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the SPAC Merger Effective Time (in the case of representations and warranties) or Company Merger Effective Time (in the case of covenants, obligations, agreements and other provisions), as applicable (and there shall be no liability after such applicable time in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after such applicable time and then only with respect to any breaches occurring after such applicable time and (b) this Article XI.

Section 11.4          Waiver. Any Party to this Agreement may, to the extent not prohibited by applicable Laws, at any time prior to the Closing, by action taken by its Board of Directors, Board of Managers, Managing Member or other officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other Parties, (b) waive any inaccuracies in the representations and warranties (of another Party) that are contained in this Agreement, or (c) waive compliance by the other Parties with any of the agreements or conditions contained in this Agreement, but in each case, such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party granting such extension or waiver. Delay in exercising any right under this Agreement shall not constitute a waiver of such right. In the event any provision of any of the other Ancillary Agreements in any way conflicts with the provisions of this Agreement (except where a provision therein expressly provides that it is intended to take precedence over this Agreement), this Agreement shall control.

Section 11.5          Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv)), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification (it being understood that any email delivery effected after business hours shall be considered delivered on the next Business Day), addressed as follows:

(a)           If to SPAC or Merger Sub 1 (or, after the SPAC Merger Effective Time, to Flexjet), prior to the Closing, to:

Horizon Acquisition Corporation II

600 Steamboat Road, Suite 200

Greenwich, Connecticut 06830
Attention:      General Counsel

with copies to (which shall not constitute notice):

Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603
Attention:      Myles Pollin
Email:            mpollin@sidley.com

and

Sidley Austin LLP

2021 McKinney Avenue, Suite 2000

Dallas, Texas 75201

Attention:     Bill Howell

Ryan Scofield

Email:           bhowell@sidley.com

rscofield@sidley.com

(b)          If to any of the Target Companies (or, after the Closing, Flexjet):

Epic Aero, Inc.

Cuyahoga County Airport

26180 Curtiss Wright Parkway

Cleveland, Ohio 44143

Attention:      Kenneth C. Ricci

with copies to (which shall not constitute notice):

White & Case LLP
1221 Avenue of the Americas
New York, NY 10020-1095
Attention:     Joel Rubinstein

Daniel Nussen

Matthew Kautz

Neeta Sahadev

Email:            joel.rubinstein@whitecase.com

daniel.nussen@whitecase.com

mkautz@whitecase.com

neeta.sahadev@whitecase.com

or to such other address or addresses, as the Parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 11.6          Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties and any such assignment without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

Section 11.7          Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that (a) the D&O Indemnified Parties are intended third-party beneficiaries of, and may enforce, Section 8.7, and (b) the Non-Party Affiliates are intended third-party beneficiaries of, and may enforce, Section 11.2.

Section 11.8          Expenses. Except as otherwise set forth in this Agreement, each Party shall be responsible for and pay its own expenses incurred in connection with this Agreement, the Ancillary Agreements and the Transactions, including all fees of its legal counsel, financial advisers and accountants; provided, that, if the Closing shall occur, Flexjet shall (x) pay, or cause to be paid, all Company Transaction Expenses that are accrued and unpaid as of the Closing, and (y) pay or cause to be paid, all SPAC Transaction Expenses that are accrued and unpaid as of the Closing, in each of case (x) and (y), in accordance with Section 2.6(c).

Section 11.9          Governing Law. This Agreement, and all Actions based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 11.10      Headings; Counterpart; Electronic Delivery. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by electronic transmission to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.

Section 11.11       Epic and SPAC Disclosure Letters. The Epic Disclosure Letter and SPAC Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Epic Disclosure Letter or SPAC Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an (i) acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, (ii) admission of any breach or violation of any Contract or applicable Law, or (iii) admission of any liability or obligation to any third party, nor shall such information be deemed to establish a standard of materiality. The specification of any Dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Epic Disclosure Letter or SPAC Disclosure Letter, as applicable, is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Epic Disclosure Letter or SPAC Disclosure Letter, as applicable, in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in the Epic Disclosure Letter or SPAC Disclosure Letter, as applicable, is or is not material for purposes of this Agreement. Under no circumstances shall the disclosure of any matter in the Epic Disclosure Letter or SPAC Disclosure Letter, where a representation or warranty is limited or qualified by the materiality of the matters to which the representation or warranty is given or by Epic Material Adverse Effect or SPAC Material Adverse Effect, as applicable, imply that any other undisclosed matter having a greater value or other significance is material or would have an Epic Material Adverse Effect or a SPAC Material Adverse Effect, as applicable. No Party shall be prejudiced in any manner whatsoever, and no presumptions shall be created, solely due to the disclosure of any matter in the Epic Disclosure Letter or SPAC Disclosure Letter which otherwise is not required to be disclosed by this Agreement.

Section 11.12       Entire Agreement. This Agreement (together with the Epic Disclosure Letter, SPAC Disclosure Letter, and the Exhibits and Schedules hereto) and the Ancillary Agreements constitute the entire agreement among the parties to this Agreement relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between such Parties except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 11.13       Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by the Parties and which makes reference to this Agreement.

Section 11.14       Publicity. Except as otherwise expressly provided herein, during the Interim Period, (a) the Parties shall, to the extent legally permitted, reasonably consult with each other before issuing any press release or otherwise making any press release, public disclosure or public statements with respect to this Agreement, the Ancillary Agreements or the Transactions; and (b) no such press release, public disclosure or public statement shall be made unless mutually agreed upon by the Parties or required by Law or applicable stock exchange regulation.

Section 11.15        Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 11.16       Jurisdiction; Waiver of Jury Trial.

(a)            Any proceeding or Action based upon, arising out of or related to this Agreement or the Transactions must be brought in the Court of Chancery in the State of Delaware, or, if the Court of Chancery in the State of Delaware does not have jurisdiction and it has or can acquire jurisdiction, in any Federal District Court sitting in the State of Delaware (collectively, the “Designated Courts”), and each of the Parties irrevocably (i) submits to the exclusive jurisdiction of the Designated Courts in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in such Designated Court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 11.16.

(b)            EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.17       Conflicts and Privilege.

(a)            Each of the Parties, on behalf of their respective successors and assigns (including, after the Closing, Flexjet), hereby agrees that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among (x) the Sponsor, the pre-SPAC Merger shareholders or holders of other equity interests of SPAC, the shareholders or holders of other equity interests in Sponsor or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “SPAC Group”), on the one hand, and (y) the Target Companies, Flexjet or any member of the Company Group, on the other hand, any legal counsel, including, Sidley Austin LLP (“Sidley”), that represented SPAC or the Sponsor prior to the Closing may represent the Sponsor or any other member of the SPAC Group, in such dispute even though the interests of such Persons may be directly adverse to Flexjet, any other Target Company or any of their respective Subsidiaries, and even though such counsel may have represented SPAC in a matter substantially related to such dispute, or may be handling ongoing matters for Flexjet, any other Target Company, any of their respective Subsidiaries or the Sponsor or any of its Affiliates. The Parties, on behalf of their respective successors and assigns (including, after the Closing, Flexjet), further agree that, as to all communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the Transactions) between or among SPAC, the Sponsor or any member of the SPAC Group, on the one hand, and Sidley on the other hand (the “Sidley Privileged Communications”), the attorney/client privilege and the expectation of client confidence shall survive the Mergers and belong to the SPAC Group after the Closing, and shall not pass to or be claimed or controlled by Flexjet, any other Target Company or any of their Subsidiaries or Affiliates. The Parties, together with their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person not in the SPAC Group may use or rely on any of the Sidley Privileged Communications, whether located in the records or email server of SPAC, the Target Companies, Flexjet or their respective Subsidiaries, in any Action against or involving any of the Parties after the Closing, and the Parties, together with their respective Affiliates, Subsidiaries, successors or assigns, agree not to assert that any privilege has been waived as to the Sidley Privileged Communications, by virtue of the Mergers.

(b)            Each of the Parties, on behalf of their respective successors and assigns (including, after the Closing, Flexjet), hereby agrees that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among (x) the shareholders or holders of other equity interests of Flexjet or any of the Target Companies, or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “Company Group”), on the one hand, and (y) any member of the SPAC Group, on the other hand, any legal counsel, including White & Case LLP (“W&C”), that represented Flexjet or the Target Companies prior to the Closing may represent any member of the Company Group in such dispute even though the interests of such Persons may be directly adverse to Flexjet, the Target Companies or any of their respective Subsidiaries, and even though such counsel may have represented Flexjet, any of the Target Companies or any of their respective Subsidiaries in a matter substantially related to such dispute, or may be handling ongoing matters for Flexjet, any of the Target Companies or any of their respective Subsidiaries. The Parties, on behalf of their respective successors and assigns (including, after the Closing, Flexjet), further agree that, as to all communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the Transactions) between or among Flexjet, the Target Companies or any member of the Company Group, on the one hand, and W&C, on the other hand (the “W&C Privileged Communications”), the attorney/client privilege and the expectation of client confidence shall survive the Mergers and belong to the Company Group after the Closing, and shall not pass to or be claimed or controlled by Flexjet, any Target Company or any of their respective Subsidiaries or Affiliates. The Parties, together with their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person not in the Company Group may use or rely on any of the W&C Privileged Communications, whether located in the records or email server of SPAC, the Target Companies, Flexjet or their respective Subsidiaries, in any Action against or involving any of the Parties after the Closing, and the Parties, together with their respective Affiliates, Subsidiaries, successors or assigns, agree not to assert that any privilege has been waived as to the W&C Privileged Communications, by virtue of the Mergers.

Section 11.18        Other Remedies; Specific Enforcement. Except as otherwise provided herein, prior to the Closing, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Party shall be entitled to enforce specifically the terms and provisions of this Agreement and immediate injunctive relief to prevent breaches or threatened breaches of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief or specific performance will not cause an undue hardship to the Parties. Each of the Parties hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each Party hereby further agrees that in the event of any action by any other Party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.

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IN WITNESS WHEREOF the Parties caused this Agreement to be duly executed as of the date first above written.

HORIZON ACQUISITION CORPORATION II

/s/ Todd L. Boehly
Name: Todd L. Boehly
Title: Chief Executive Officer and Chairman

OTH MERGER SUB 1, LLC

/s/ Todd L. Boehly
Name: Todd L. Boehly
Title: Chief Executive Officer

Signature Page to Business Combination Agreement

FLEXJET, INC.

/s/ Kenneth C. Ricci
Name: Kenneth C. Ricci
Title: Chairman and President

FLEXJET SUB, LLC

/s/ Kenneth C. Ricci
Name: Kenneth C. Ricci
Title: Manager

EPIC AERO, INC.

/s/ Kenneth C. Ricci
Name: Kenneth C. Ricci
Title: Chairman and President

Signature Page to Business Combination Agreement

SCHEDULE 1.1

Pre-Closing Reorganization

This Schedule 1.1 indicates the principal steps to be implemented by, or on behalf of, Epic or the Company or any of their respective Subsidiaries, as applicable, in relation to the Pre-Closing Reorganization. Capitalized terms used herein shall have the meanings assigned to such terms immediately below, and to the extent not defined below, shall have the meanings assigned to such terms in the Agreement.

Definitions

“API Distribution” means the distribution of all of Pre-Closing Acquisition Target’s equity interests in Aerospace Products International, LLC (“API”), a partially-owned subsidiary of Pre-Closing Acquisition Target, to certain of the unitholders of Pre-Closing Acquisition Target.

“Company” means a Delaware corporation to be formed in connection with the Pre-Closing Acquisition. It is currently anticipated that the initial sole stockholder of the Company will be Directional.

“Epic Charter Amendment” means the amendment to Epic’s then current certificate of incorporation (to the extent required), which amendment will provide for (i) a mechanism whereby the holders of Epic Series D-1 Preferred Stock and Epic Series D-2 Preferred Stock may consent to disparate treatment between the Epic Series D-1 Preferred Stock and Epic Series D-2 Preferred Stock, respectively, and to provide for the redemption of the Epic Series D-2 Preferred Stock in connection with the Closing (without requiring the concurrent redemption of the Epic Series D-1 Preferred Stock), (ii) a change to the redemption price per share of the Epic Series D-2 Preferred Stock and (iii) the automatic conversion of the Epic Series D-1 Shares into shares of Epic Common Stock in connection with, and immediately prior to, the Closing.

“Merger Sub 3” means a Delaware corporation to be formed in connection with the Pre-Closing Acquisition, which shall initially be a wholly-owned subsidiary of the Company.

“Pre-Closing Acquisition” means a series of related transactions whereby (i) unitholders of Pre-Closing Acquisition Target (excluding Epic) will contribute their units of Pre-Closing Acquisition Target to the Company in exchange for Company Common Stock (which contribution may be effected via a merger of Pre-Closing Acquisition Target with a wholly-owned subsidiary of the Company with either Pre-Closing Acquisition Target or such subsidiary surviving as a subsidiary of the Company and the pre-merger unitholders of Pre-Closing Acquisition Target (excluding Epic) receiving shares of Company Common Stock), and (ii) Merger Sub 3 will merge with and into Epic, with Epic surviving such merger as a wholly-owned subsidiary of the Company. As a result of such merger, (x) the holders of Epic Common Stock will receive Company Common Stock and (y) the holders of shares of Epic Series D-1 Preferred Stock and Epic Series D-2 Preferred Stock will receive equivalent preferred interests in the Company in exchange for their shares of Epic Series D-1 Preferred Stock and Epic Series D-2 Preferred Stock (such interests, the “Series D-1 Shares” and the “Series D-2 Shares”, respectively). Following the foregoing transactions, the Company will contribute all of its interests in Pre-Closing Acquisition Target to Epic such that Pre-Closing Acquisition Target will become a wholly-owned subsidiary of Epic.

“Pre-Closing Acquisition Target” means Fairgrave Omlie, LLC, an Ohio limited liability company.

“Pre-Closing Divestiture” means a series of transactions whereby each of (i) Tuvoli, LLC (“Tuvoli”), a Delaware limited liability company and partially-owned subsidiary of Epic, and (ii) 4AIR, LLC, a Delaware limited liability company and partially-owned subsidiary of Epic (“4AIR”), will be divested out of the Epic corporate structure such that neither the Company nor Epic shall hold any interests in Tuvoli or 4AIR following such divestiture.

“Series D-2 Redemption” means the redemption by the Company of the Series D-2 Shares for a price per share as set forth in the Company’s Organizational Documents and an aggregate amount equal to the Secondary Proceeds, payment of which redemption consideration shall be made contingent upon, and immediately following, the Closing.

Schedule 1.1 to Business Combination Agreement

Pre-Closing Reorganization

The following transactions constitute the Pre-Closing Reorganization; provided, that such transactions and events may not necessarily occur in the order provided below unless specifically contemplated to occur in a particular order in the Agreement. Subject to Section 6.6 of the Agreement, each of Epic, the Company, and their respective Subsidiaries, shall be authorized to take all such action and to negotiate, execute, file and deliver any and all such certificates, instruments, agreements and other documents, as they or any of them considers necessary, appropriate or convenient to carry into effect the purposes and intent of any and all of the following:

1.	The API Distribution.

2.	The Company will be incorporated and organized. The Organizational Documents of the Company will provide for, among other things, (i) a mechanism whereby the Series D-2 Shares may be redeemed (without requiring a concurrent redemption of the Series D-1 Shares) to provide for the Series D-2 Redemption in connection with and immediately prior to the Closing, (ii) a redemption price per share of the Series D-2 Shares that, in the aggregate, equals $80.5 million, and (iii) the automatic conversion of the Series D-1 Shares into shares of Company Common Stock on a one for one basis in connection with and immediately prior to the Closing.

3.	Upon the incorporation of the Company, Merger Sub 3 will be incorporated and organized.

4.	The Pre-Closing Acquisition. Following the Pre-Closing Acquisition, the Company shall execute a joinder agreement to become a Party to the Agreement and will cause the Epic Options to become the Company Options.

5.	The Pre-Closing Divestiture.

6.	If required, Epic shall file the Epic Charter Amendment with the Secretary of State of the State of Delaware.

7.	The Series D-2 Redemption.

2

SCHEDULE 1.2

Certain Payments

An amount up to an aggregate of $16,150,000.00 with allocations to individuals to be agreed by the Epic board of directors.

Schedule 1.2 to Business Combination Agreement

SCHEDULE 6.11

Required Actions

Capitalized terms used but not defined in this Schedule 6.11 have the meanings assigned to such terms in the Agreement.

The Target Companies shall use commercially reasonable efforts to take such Required Actions as are necessary and advisable to ensure that Volare Acquisitions, Limited and each Subsidiary of Epic that holds an air operator certificate and that is not directly or indirectly wholly-owned by Epic (each, a “Regulated Sub”), has the following structural protections (the “Regulated Sub Provisions”) in place effective as of the Closing:

(a)            the equity or voting interest of a Regulated Sub held by an individual or entity not wholly-owned, directly or indirectly, by Epic (any such individual or entity, a “Specified Holder” and any such equity or voting interest, a “Specified Equity Interest”) may not be sold, transferred or otherwise disposed of, except as approved by Flexjet’s Board of Directors; and

(b)            if a Specified Holder is an officer, director or employee of Flexjet or any of its Subsidiaries, upon termination of such Specified Holder’s status as an officer, director or employee of Flexjet and its Subsidiaries for any reason, including death, disability, resignation or removal, Flexjet shall have the right to cause such Specified Holder (including, for this purpose, such Specified Holder’s estate, personal representative, administrator and other similar Persons) promptly to transfer such Specified Equity Interest to one or more other persons, or to be diluted as shall be necessary or advisable, for no consideration (other than such consideration as may be set forth in a services agreement existing as of the date of this Agreement between such Specified Holder and the Regulated Sub) to facilitate compliance with citizenship or other requirements under applicable Aviation Laws in such manner and on such timeline as is directed by Flexjet’s Board of Directors.

The Required Actions shall include using commercially reasonable efforts to enter into, or cause to be amended, terminated or entered into, agreements or arrangement that are reasonably necessary to implement the Regulated Sub Provisions. In addition, SPAC and the Target Companies may, in lieu of or in addition to the items described above, mutually agree to such other protections or arrangements that, taking into account applicable Laws, reasonably accomplish the purposes of the Regulated Sub Provisions described above.

Schedule 6.11 to Business Combination Agreement

EXHIBIT A

Form of Second Amended and Restated Flexjet Charter

See attached.

Exhibit A to Business Combination Agreement

EXHIBIT B

Form of Second Amended and Restated Flexjet Bylaws

See attached.

Exhibit B to Business Combination Agreement

EXHIBIT C

Form of Registration Rights Agreement

See attached.

Exhibit C to Business Combination Agreement

EXHIBIT D

Form of Stockholders Agreement

See attached.

Exhibit D to Business Combination Agreement

EXHIBIT E

Form of Incentive Equity Plan

See attached.

Exhibit E to Business Combination Agreement

EXHIBIT F

Form of Flexjet New Warrant Agreement

See attached.

Exhibit F to Business Combination Agreement

EXHIBIT G

Form of Warrant Assumption Agreement

See attached.

Exhibit G to Business Combination Agreement